PROSPECTUS


                           IVP TECHNOLOGY CORPORATION
                       131,886,552 SHARES OF COMMON STOCK


      IVP Technology Corporation operates under the trade name ActiveCore Technologies Inc. This prospectus relates to the sale of up to 131,886,552 shares of ActiveCore's common stock by certain persons who are, or will become, stockholders of ActiveCore. Please refer to "Selling Stockholders" beginning on page 13. All costs associated with this registration will be borne by ActiveCore.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On December 1, 2003 the last reported sale price of our common stock was $0.032 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TALL." These prices will fluctuate based on the demand for the shares of common stock.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE  COMMISSION  AND STATE  SECURITIES  REGULATORS
HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 19, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
RISK FACTORS...................................................................5
FORWARD-LOOKING STATEMENTS....................................................11
SELLING STOCKHOLDERS..........................................................12
USE OF PROCEEDS...............................................................16
DILUTION......................................................................17
EQUITY LINE OF CREDIT.........................................................18
PLAN OF DISTRIBUTION..........................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................22
DESCRIPTION OF BUSINESS.......................................................35
MANAGEMENT....................................................................46
DESCRIPTION OF PROPERTY.......................................................50
LEGAL PROCEEDINGS.............................................................50
PRINCIPAL STOCKHOLDERS........................................................51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................52
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.................................54
DESCRIPTION OF SECURITIES.....................................................60
EXPERTS.......................................................................62
LEGAL MATTERS.................................................................62
HOW TO GET MORE INFORMATION...................................................62
FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year ended December 31, 2002, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

      ActiveCore is a Toronto-based commercial and consumer software developer, licensor, publisher, marketer, and distributor. We concentrate on providing consumers and enterprises with mobile device and web software and provide information technology services to businesses. We operate through two divisions, enterprise and consumer. We have operations in the United Kingdom, Canada and the United States. In the enterprise division, we develop, market and distribute mobile device, web based and other software products and provide services primarily in the healthcare and insurance markets. In the consumer division, we develop, license, market, publish and distribute mobile device and web based entertainment software primarily in Europe and North America to wireless carriers and through web portals.

      Since July 1, 2002, ActiveCore has been concentrating on expanding its customer base and its distribution capacity in both the consumer and enterprise segments. In the consumer division, we are continuing to develop our own, and are searching for additional third party mobile game titles to fill our release schedule for publication and distribution for 2004 and 2005. This may entail completing strategic alliances with or acquiring development companies, as well as licensing completed products/titles for publication and distribution rights in certain geographical territories or for certain mobile hardware platforms. In the enterprise division, we also continue to develop our own software products as well as search for additional distribution rights for third party software products to round out our software offerings for our clients, as well as to add more information technology service personnel and obtain new information technology service contracts.

      In addition to the foregoing, we have also made an equity investment in one other company. The investment is a 5% equity stake in e-pocket Inc., which is a private company headquartered in Canada. e-Pocket has developed a digital cash software solution for banks, merchants and consumers for web based purchasers primarily for micro-payments, defined as payments under $10.00. e-Pocket is a development stage company that expects to have its first trial operation commence in November 2003 between a number of merchants and several banks. E-Pocket and ActiveCore have also signed a development agreement whereby ActiveCore will develop the code for e-pocket's micro-payments software based on mobile phones.

GOING CONCERN

      As reflected in our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2003, our loss from continuing operations of $2,599,919, negative cash flows from operations of $1,722,712, stockholders' deficiency of $773,956 and our working capital deficiency of $1,387,826 raise doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional short term and long-term debt and capital including the ability to raise capital under the equity line of credit and implement our business plan. The condensed consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

      We have entered into various software distribution and licensing agreements, acquired two operating businesses, have obtained committed term debt facilities and intend to raise additional equity capital, project/development finance debt and acquisition debt in order to expand our business operations. Management believes that actions presently being taken to obtain additional funding and to operate and expand its existing business operations provide the ability to continue as a going concern.

                                    ABOUT US

      ActiveCore's principal office is located at 2275 Lakeshore Blvd. West, Suite 401, Toronto, Ontario M8V 3Y3 Canada. Its telephone number is (416) 252-6200. ActiveCore also conducts business under several trade names including MDI Solutions which conducts a software product sales and data integration business for health care in both the U.S. and Canada; SilverBirch Studios which develops and sells mobile games worldwide and RecessGames.com which operates a themed destination web portal for the school age demographic group.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of ours. The selling stockholders consist of:

      o Cornell Capital Partners, who intends to sell up to 30,168,889 shares of common stock.

      o Other selling stockholders, who intend to sell up to 101,717,663 shares of common stock.

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $425,000 in any thirty-day period. Cornell Capital Partners will pay us 92% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. We have paid Cornell Capital Partners a one-time commitment fee in the amount of 3,032,000 shares of common stock, 168,889 shares as a penalty for late approval of our February 14, 2003 SB-2 filing and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, Cornell Capital Partners will be entitled to retain 3% of each advance under the Equity Line of Credit. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit. Maintenance of the Cornell Capital Partners Equity Line of Credit is a condition of our $2,000,000 term loan facility provided to our Canadian subsidiary ActiveCore Technologies Limited.

      We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of IVP Technology's common stock. Westrock Advisors, Inc. is not participating as an underwriter in this offering.


COMMON STOCK OFFERED          131,886,552 shares by selling stockholders

OFFERING PRICE                Market price

COMMON STOCK OUTSTANDING
 BEFORE THE OFFERING(1)       297,921,703 shares

USE OF PROCEEDS               We will not receive any  proceeds  from the shares
                              offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS                  The  securities  offered  hereby  involve  a  high
                              degree   of   risk   and   immediate   substantial
                              dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
 BOARD SYMBOL                 TALL

----------

(1) Excludes warrants to purchase 265,000 shares of common stock, and up to 29,735,000 shares of common stock to be issued under the Equity Line of Credit.
                                       2

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                            ------------------------------   ---------------------------
                                            SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30, SEPTEMBER 30,
                                                2003             2002            2003          2002
                                            -------------    -------------   ------------- -------------
INCOME STATEMENTS                                     (UNAUDITED)                    (UNAUDITED)
-----------------------------------------   ------------------------------   ---------------------------
Revenues, Net                               $    124,767     $    167,070     $    355,776  $    257,070
Gross Profit (Loss)                               10,822        (155,663)         (45,289)     (971,991)
Loss from Operations                           (709,792)      (4,113,164)      (2,348,508)   (6,187,763)
Other Income (Expenses)                         (44,852)          918,556        (251,411)       948,787
Loss from Continuing Operations                (754,644)      (3,194,608)      (2,599,919)   (5,238,976)
Gain (Loss) from Discontinued Operations              --        (915,876)        1,662,886   (1,127,835)
                                            -------------    -------------   ------------- -------------

  Net Loss                                  $  (754,644)     $(4,110,484)     $  (937,033)  $(6,366,811)
                                            =============    =============   ============= =============
Loss Per Common Share from Continuing
     Operations - Basic and Diluted         $     (0.00)     $     (0.03)     $     (0.02)  $     (0.06)
                                            =============    =============   ============= =============
Gain (Loss) Per Common Share from
     Discontinued Operations - Basic        $     (0.00)     $     (0.01)     $       0.01  $     (0.01)
                                            =============    =============   ============= =============
  Net income (Loss) Per Common Share-
   Basic and Diluted                        $     (0.00)     $     (0.03)     $     (0.01)  $     (0.07)
                                            =============    =============   ============= =============
Weighted Average Number of
  Common Shares Outstanding -
  Basic and Diluted                          262,456,836      118,299,435      159,960,377    95,218,392
                                            =============    =============   ============= =============

                                                      3

                                                   YEARS ENDED DECEMBER 31,
                                               ---------------------------------
                                                    2002              2001
                                               --------------     --------------
Revenues, Net                                  $    3,210,595     $      67,358

Gross Loss                                     $  (1,452,530)     $   (192,479)

Loss from Operations                           $ (22,148,667)     $ (1,188,807)

Other Income (Expenses)                        $      835,377     $    (98,341)

Net Loss                                       $ (21,313,290)     $ (1,287,148)

Net Loss Per Common Share -
 Basic and Diluted                             $       (0.32)     $      (0.03)

Weighted Average Shares Outstanding -
 Basic and Diluted                                 66,013,725        44,855,321

                                                SEPTEMBER 30,
                                                    2003            DECEMBER 31,
BALANCE SHEETS                                   (UNAUDITED)            2002
-------------------------------------          --------------     --------------
Total Assets                                   $    1,426,041     $   1,926,616

Total Liabilities                              $    2,199,997     $  16,346,382

Stockholders' Deficiency                       $    (773,956)     $(14,419,766)

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

      Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the nine months ended September 30, 2003 and the year ended December 31, 2002, we lost $937,033 and $21,313,290, respectively. The majority of these losses were related to the impairment of our goodwill and intangible assets and the cost of the issuance of 30,000,000 common shares at a value of $5,500,000 as "stock-based compensation" provided to management as a result of ActiveCore achieving three revenue milestones (see Summary or Management Discussion and Analysis), as well as for costs associated with financial advisory and legal expenses. ActiveCore has not been profitable since inception. Our accumulated deficit was $36,185,595 at September 30, 2003. Future losses may occur, as we are dependent on spending money to pay for development of mobile games, enterprise software and spending money on marketing of our enterprise software products prior to making sales and collecting revenues.

      During the 2003 fiscal year we divested ourselves of Ignition Entertainment, which was acquired in 2002, and have eliminated the financial burden associated with the development of PC and game console video games. However, our need for cash to finance software development and maintain adequate amounts of working capital is an ongoing factor in our operations. Our current plans are to have cash operating costs (excluding "stock-based compensation") associated with sales, administrative and development staff, overhead, legal, accounting and public company expenses of approximately $2,000,000 in 2003. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems despite having acquired several operating entities and despite earning revenue.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND DEBT FUNDING TO SUSTAIN OPERATIONS

      In addition to selling software products and operating integration services under the business trade name of MDI Solutions , ActiveCore is a software developer, publisher, licensor and distributor. In the course of our daily operations we spend money on computer programmers and other skilled technical personnel to develop products over a development timeline and on other resources, such as third party developers, or licensing firms, to obtain concepts or brands prior to commercialization of such products. This means that there are considerable time gaps between the point in time that we conceive of a product and the point in time when we are successful in selling it and the time we collect revenue.

      To the extent that we cannot obtain cash in advance or dedicated financing for our development projects and products and generate sufficient profits on sales, we are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable with the existing sources of funds we have available and products that we have acquired, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

      Since inception in 1994 we have relied on external financing to fund the costs of maintaining a public listing and other aspects of our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs, to develop, license and publish mobile device games, to fund additional development of games for various mobile devices and web portals and to acquire businesses, which may or may not have revenue in place from existing products at the time of acquisition. We view acquisitions as an integral part of growing our business especially in regard to the enterprise division and we are actively searching for acquisitions to provide additional critical mass to our operations.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION AS OF DECEMBER 31, 2002 AND DECEMBER 31, 2001 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2002 and 2001, which states that our ability to continue as a going concern depends upon our ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, and excluding any acquisitions which may occur in 2003, we believe that we may need to obtain approximately $2,000,000 in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the equity line of credit and from our $2,000,000 term debt facility.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

      We had a working capital deficit of $1,387,826 at September 30, 2003, which means that our current liabilities as of that date exceeded our current assets on September 30, 2003 by $1,387,826. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2003 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or alternatively reach agreement with some of our creditors to convert debt to equity as has taken place in the past. Alternatively we may be able to reach agreement with some of our creditors to convert short-term liabilities to long term liabilities or restructure to permit payables over an extended period of time.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o    With a price of less than $5.00 per share;

      o    That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

      Our success largely depends on the efforts and abilities of key executives and consultants, including Brian MacDonald, our Chairman of the Board of Directors and Chief Executive Officer and Mr. Peter Hamilton, President. The loss of the services of Mr. MacDonald or Mr. Hamilton could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. MacDonald or Mr. Hamilton. We also have a number of key employees that manage our enterprise and consumer division and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

      ActiveCore commenced its current multi-product enterprise division operations in December 2001 when it obtained an agreement to distribute the
Classifier software product and new management and a new Board of Directors assumed their duties. Since December 2001 we also acquired Ignition Entertainment Limited in the United Kingdom in May 2002 and opened a sales and distribution office in Chicago in July 2002. Subsequently both of these operations were sold as we were unable to obtain access to our equity line of credit quickly enough to allow us to create and deliver products in the planned time frame. We also acquired Springboard Technology Solutions Inc. in Canada, in July 2002, subsequently renamed ActiveCore Technologies Limited, which has added more depth to the enterprise division especially in the area of outsourced IT services for health care in Canada. In September 2003 we acquired certain assets of the data integration division of SCI Healthcare Group in the United States and have recently created a new wholly owned subsidiary in the United Kingdom to sell mobile applications and web based services. The process of integrating these businesses, and the potential that we may acquire other businesses in both divisions makes an evaluation of our future prospects difficult. ActiveCore will continue to encounter the types of risks, uncertainties and difficulties frequently encountered by companies that pursue both organic as well as growth through acquisitions, including the ability to control overhead costs and professional expenses, and to maintain adequate liquid resources as sales revenues increase. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If ActiveCore's management does not successfully address these risks, then its future business prospects will be significantly impeded and a process of reversing investment in certain areas may have to be undertaken.

THE GROWTH OF OUR CONSUMER DIVISION DEPENDS UPON OUR DEVELOPMENT AND ACQUISITION OF MARKETABLE GAME PRODUCTS FOR CELL PHONE AND OTHER MOBILE DEVICES

      Currently our products in the consumer division are concentrated on games that work on a number of cell phones produced by Nokia, Motorola and other manufacturers. These games are distributed by Tira Wireless, a third party distributor, to wireless carriers such as Verizon, Rogers AT&T, O2 and others. Our ultimate success will depend upon the number of games that we are able to produce, the number of games we are able to license from other developers, the quality and playability of the games that we either produce or license, the growth in consumer adoption of new generation mobile phones and the uptake of games on to these phones. There are many other success factors such as product quality, graphics, price, commercial availability and marketing which impact revenue opportunities for game products. Within the global marketplace for cell phone games our consumer division also depends upon continued interest and expansion of mobile games as a form of entertainment. While the new generation cell phone industry is currently in its formative stages economic factors such as product, platform and infrastructure costs which are beyond our control may restrict the growth rate of the industry.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR ENTERPRISE PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE

      The market for mobile device and data integration software is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own enterprise products in response to changes in technology or industry standards, our enterprise software product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

      o enhance and adapt current software products and develop new products that meet changing customer needs;

      o adjust the prices of mobile software applications to increase customer demand;

      o    successfully advertise and market our products; and

      o influence and respond to emerging industry standards and other technological changes.

      Although we do not intend to expend a great deal of money on development of our own products for the enterprise division we need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.

WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS

      Both the consumer and the enterprise software industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding copyright, patent and distribution rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our clients, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot provide any assurances that we would prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

      o    pay substantial damages;

      o    cease the manufacture, use or sale of infringing products;

      o    discontinue the use of certain technology; or

      o obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

      Although software development companies that we contract with as distributors of their products agree to indemnify us against infringement by their developers of the intellectual property rights of others, it is unlikely that all suppliers will have sufficient funds to completely indemnify us if such a need should arise. Consequently, if it is determined that the software that we distribute infringes upon the intellectual property rights of others, we may be required to withdraw the product from distribution or to spend significant resources to satisfy any such claims, which may not be available at the time of any such determination. Any determination that our software suppliers products infringe upon another's proprietary intellectual property rights may have a material negative impact on our business and results of operations and may require us to cease marketing the infringing products.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 297,921,703 shares of common stock shown as outstanding as of December 1,

2003, 101,886,552 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 196,035,151 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

      In addition, we have issued warrants to purchase 265,000 shares of common stock to Cornell Capital and warrants to purchase 500,000 shares of common stock to the International Brotherhood of Electrical workers in respect of the first tranche of our planned $2,000,000 term debt financing.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

      The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, at September 30, 2003, at an assumed offering price of $0.03 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.0270 per share. Dilution per share at prices of $0.0225, $0.0150 and $0.0075 per share would be $0.0181, $0.0098 and $0.0015, respectively.

      As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Equity Line of Credit will be issued at a 8% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 131,886,552 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

      In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock. Under the terms of our equity line ActiveCore may request numerous draw downs pursuant to the terms of the equity line. Even if ActiveCore uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to ActiveCore the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

      It is not possible to predict if the circumstances whereby a short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to ActiveCore Technologies.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

      We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the Equity Line of Credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $425,000 in any thirty-day period.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling shareholders are categorized in groups based on their relationship to ActiveCore. The groups consist of selling shareholders (i) who have assisted in or provided financing to ActiveCore, (ii) officers and directors of ActiveCore or those who were shareholders of acquired companies, and (iii) consultants and professionals. A description of each selling shareholder's relationship to ActiveCore and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                      PERCENTAGE                   PERCENTAGE
                                          OF         SHARES TO         OF                          PERCENTAGE
                                     OUTSTANDING         BE        OUTSTANDING                         OF
                       SHARES           SHARES        ACQUIRED       SHARES TO                       SHARES
                    BENEFICIALLY     BENEFICIALLY    UNDER THE     BE ACQUIRED       SHARES TO    BENEFICIALLY
                       OWNED            OWNED          EQUITY        UNDER THE        BE SOLD         OWNED
   SELLING             BEFORE           BEFORE         LINE OF      EQUITY LINE        IN THE         AFTER
 STOCKHOLDER          OFFERING        OFFERING(1)      CREDIT        OF CREDIT        OFFERING     OFFERING(1)
 --------------   ---------------  ---------------  ------------  ---------------  -------------- -------------
                   SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ACTIVECORE TECHNOLOGIES, INC.
Cornell Capital
Partners, L.P.        433,889                *       29,735,000           9.1%      30,168,889(2)        0.0%

Westrock
Advisors, Inc.        100,000                *               --             --            100,000        0.0%

Revelate Limited    5,000,000             1.7%               --             --          5,000,000        0.0%

Neil Fishenden        180,000                *               --             --            180,000        0.0%

                         SHARES ACQUIRED AS A RESULT OF ACQUISITION/DIVESTITURE ACTIVITIES

Barnoose Limited
                    3,676,271             1.2%               --             --          3,676,271        0.0%
SCI Healthcare
 Group              6,472,492             2.2%               --             --          6,472,492        0.0%

E-Pocket Inc.      10,000,000             3.4%               --             --         10,000,000        0.0%

Karora
Technologies Inc.     800,000                *               --             --            800,000        0.0%

                                        OFFICERS AND DIRECTORS

Brian MacDonald    23,179,449             7.8%               --             --         23,179,449        0.0%

Peter Hamilton     23,879,449             8.0%               --             --         23,879,449        0.0%

Kevin Birch        12,037,173             4.0%               --             --         12,037,173        0.0%

Geno Villella       4,278,421             1.4%               --             --          4,278,421        0.0%

J. Steven Smith  2,000,000(3)                *               --             --          2,000,000        0.0%

Stephen Lewis    2,000,000(4)                *               --             --          2,000,000        0.0%

                               EMPLOYEES, CONSULTANTS AND PROFESSIONALS

Sonny Goldstein     1,000,000                *               --             --          1,000,000        0.0%

Snider Financial
Group Inc.          2,000,000                *               --             --          2,000,000        0.0%

Hawk Associates
Inc                 2,000,000                *               --             --          2,000,000        0.0%

Danson Partners
LLC                 3,114,408            1.05%               --             --          3,114,408        0.0%
                  -----------      -----------      -----------   ------------        -----------   ---------
TOTAL             102,151,552                        29,735,000           9.1%        131,886,552        0.0%
                  ===========                       ===========   ============        ===========   =========

----------
*       Less than 1%.

(1) Applicable percentage of ownership is based on 297,921,703 shares of common stock outstanding as of December 1, 2003 together with securities exercisable or convertible into shares of common stock within 60 days of December 1, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 1, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of 168,889 shares of common stock, 265,000 shares of common stock underlying a warrant with 15,000 shares having an exercise price of $0.50 per share and 250,000 shares having an exercise price of $0.099 per share and 29,735,000 shares of common stock to be issued under the Equity Line of Credit.

(3) Of that total, 500,000 shares were issued on December 31, 2002, 500,000 on June 24, 2003 and 1,000,000 shares will vest on November 1, 2003.

(4) Of that total, 1,000,000 shares were issued on June 24, 2003, and 1,000,000 will vest on November 1, 2003.

      The following information contains a description of each selling shareholder's relationship to ActiveCore Technologies and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with ActiveCore, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ACTIVECORE

      o CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and former holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with ActiveCore Technology. That transaction is explained below:

           EQUITY LINE OF CREDIT. In April 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay ActiveCore 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received 3,032,000 shares of common stock, 168,889 shares as a penalty for the late approval of ActiveCore's February 14, 2003 SB-2 filing and warrants to purchase 265,000 shares of common stock as a commitment fee. We are registering 29,735,000 shares in this offering which may be issued under the Equity Line of Credit.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS

      Thereare certain risks related to sales by Cornell Capital Partners, including:

      o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

      o WESTROCK ADVISORS, INC. Westrock Advisors, Inc. is an unaffiliated registered broker-dealer that has been retained by us. Greg Martino, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of Westrock Advisors. For its services in connection with the Equity Line of Credit, Westrock Advisors, Inc. received a fee of 100,000 shares of common stock. These shares are being registered in this offering.

      o REVELATE LIMITED. Shabir Randeree makes the investment decisions for Revelate Limited. Under the terms of our acquisition of Ignition Entertainment, Revelate was to receive 5,000,000 shares for providing a committed Letter of Credit and Factoring facility for Ignition. The facility was in place until ActiveCore divested of Ignition Entertainment with effect from March 31, 2003.

      o NEIL FISHENDEN. Mr. Fishenden was paid 180,000 shares of ActiveCore as a premium payment on a note for 80,000 pounds that was provided to Ignition Entertainment in December 2002.

SHARES ACQUIRED AS A RESULT OF ACQUISITION ACTIVITIES

      o BARNOOSE LIMITED. The investment decisions for Barnoose are made by Martin Monnickedam. Barnoose was one of the original shareholders of Ignition at the time it was purchased by ActiveCore in May 2002.

      o SCI HEALTHCARE GROUP. In September 2003, SCI Healthcare sold its data integration division to ActiveCore for consideration of $200,000 cash and $6,472,492 shares of ActiveCore's common stock. Messrs. Peterson, Roher and Cudmolinsky make the investment decisions for SCI healthcare.

      o E-POCKET INC. In June 2003, ActiveCore purchased 5% of the equity of e-Pocket in exchange for the issuance of 10,000,000 shares of ActiveCore's Common Stock. Mr. Peter Turk makes the investment decisions for e-Pocket.

      o KARORA TECHNOLOGIES INC. In March 2003 and in August 2003 two separate transactions were entered in to by ActiveCore to obtain first the exclusive healthcare rights to XML connector then subsequently the full source code and exclusive ownership of XML connector. Consideration was 500,000 shares valued at $12,500 and $87,644 in cash for the rights to the healthcare followed by another 300,000 shares and valued at $8,400 and $7,139 in cash for the full source code ownership. Messrs. Gavin Terrill and Mr. Peter McBride make the investment decisions for Karora.

OFFICERS AND DIRECTORS

      o BRIAN MACDONALD, PETER HAMILTON, KEVIN BIRCH AND GENO VILLELLA. Mr. MacDonald and Mr. Hamilton are officers and directors of our Company. Mr. Birch is an officer of our Company and Mr. Villella is an employee of our Company. A portion of the shares being registered in this offering on behalf of Messrs. MacDonald, Hamilton, Birch and Villella were issued in connection with the stock purchase agreement between ActiveCore and International Technology Marketing, Inc. As explained elsewhere in this prospectus the reason for acquiring ITM was to obtain the management services of Messrs. MacDonald, Hamilton, Birch, and Villella. Of the 50,000,000 shares provided in consideration for the acquisition of ITM, 20,000,000 were issued in the quarter ended September 30, 2002; 10,000,000 were issued in the quarter ended December 31, 2002 and the remaining 20,000,000 were issued in the quarter ended June 30, 2003. International Technology Marketing Inc. and ActiveCore Technologies completed a stock purchase agreement on September 17, 2001, which was subsequently ratified by a resolution passed at the annual shareholders' meeting held on November 16, 2001. In negotiating the agreement between ITM and ActiveCore it was originally agreed that the 50,000,000 shares would be released upon achievement of milestones for revenue achievement. 30,000,000 of the shares were released in accordance with the original milestone agreement and recorded as "compensation shares" and valued at market as at the last trading day of the quarter in which they were released. In the quarter ended September 30, 2002, 20,000,000 shares became eligible for release and in the quarter ended December 31, 2002, 10,000,000 shares became eligible for release, the shares were valued at the closing price of the shares as at September 30, 2002 and December 31, 2002, respectively, and totaled $5,500,000. This value was recorded as an expense in the financial statements for the year ended December 31, 2002 which greatly increased our operating loss for the fiscal year on a non-cash basis. Following the end of the fiscal year it became apparent to the board of directors that the arrangement whereby milestone attainment would result in additional shares being released at progressively higher share prices actually worked against the interests of shareholders as greater expenses would have been incurred thereby resulting in reduced profits and thereby reduced share prices. The board of directors decided to amend the agreement dated August 17, 2001 to remove the requirement for milestone attainment. In total, Messrs. MacDonald, Hamilton and Birch each received 14,973,913 shares of common stock and Mr. Villella received 4,278,261 shares of common stock in connection with the ITM stock purchase agreement. All of these shares are being registered in this offering.

           In addition to the 50,000,000 shares referenced above as a result of the ITM acquisition, ActiveCore is registering 2,000 shares of common stock issued in connection with the acquisition of Springboard Technology Solutions now renamed ActiveCore Technologies Limited our Canadian subsidiary. These shares were issued to Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock in connection with that acquisition, which was consummated on July 1, 2002. The cost of the acquisition was accounted for as $260 which was the market value of the shares at issue date. Messrs. MacDonald, Hamilton and Birch each received 560 shares of common stock. Mr. Villella and Ms. Bullock each received 160 shares of common stock. All of these shares are being registered in this offering.

           In the quarter ended June 30, 2003 Messrs. MacDonald and Hamilton converted debts owed to them by ActiveCore into shares and each was provided with 17,084,976 shares representing conversion of debts at the rate of $0.025 per share. In the quarter ended September 30, 2003, Mr. Birch also converted amounts owed to him by Active Core and received 1,562,700 shares converted at the rate of $0.025 per share.

      o    J.  STEVEN  SMITH.  J.  Steven  Smith is an  independent  director of
           ActiveCore and is the President and CEO of ROH Inc., an Alexandria, Virginia based IT software and services company. As compensation for serving as a director, 1,000,000 shares of common stock vested on the first anniversary of his election to the board of directors and an additional 1,000,000 shares will vest on November 1, 2003. Mr. Smith was elected on November 16, 2001. Mr. Smith does not receive any other consideration for his time and attention to ActiveCore Technologies. These shares are being registered in this offering.

      o STEPHEN LEWIS. Stephen Lewis is an independent director of ActiveCore and is a self employed consultant and former business owner. As compensation for serving as a director, 1,000,000 shares of common stock vested on first becoming a director of ActiveCore and a second 1,000,000 shares will vest on November 1, 2003. Mr. Lewis was named to the board on June 23 2003. Mr. Lewis is the independent financial expert on our board.

CONSULTANTS AND PROFESSIONALS

      o SONNY GOLDSTEIN. Mr. Goldstein has been employed by ActiveCore as a consultant in relation to strategic planning and finance. Mr. Goldstein provides ActiveCore with advice on its dealings with various investors and prospective investor groups including the International Brotherhood of Electrical Workers who have provided ActiveCore with a term loan at the subsidiary level. Mr. Goldstein was issued 1,000,000 shares for his services.

      o SNIDER FINANCIAL GROUP INC. Snider financial in addition to acting as an agent in several financings also assisted ActiveCore in locating and negotiating brand name properties for game development such as Zorro. The shares being registered in this filing are related to fees earned for negotiating brand name properties. Mr. Ted Snider makes the investment decisions for Snider Financial Group Inc.

      o HAWK ASSOCIATES INC. In April 2003 ActiveCore entered into an Investor Relations support agreement with Hawk Associates. Mr. Frank Hawkins makes the financial and investment decisions for Hawk Associates.

      o DANSON PARTNERS LLC. Wayne Danson makes the investment decisions on behalf of Danson Partners LLC. Danson Partners LLC was a consultant to ActiveCore Technologies and provided consulting services in connection with various financial and accounting matters. In connection with its services, Danson Partners LLC was paid a fee of $200,000. Of that total, $75,000 was paid in cash with the balance paid by the issuance of 1,125,397 shares of common stock in relation to ActiveCore's Equity Line of Credit with Cornell Capital. Over the course of the year in which Danson Partners was engaged by ActiveCore an additional 1,000,000 shares were provided to him as a bonus and 2,000,000 shares were provided to him on the basis that he convert his outstanding fees to equity. This was accomplished on October 15th. These shares are being registered in this offering.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. ActiveCore Technologies will pay Cornell Capital 3% of each advance as an additional fee.

      ActiveCore is registering 29,735,000 shares of common stock for issuance under the Equity Line of Credit. At a recent price of $0.03 per share, ActiveCore would receive gross proceeds of $892,050.

      For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $50,000 plus 3% retainage payable to Cornell Capital Partners.

GROSS PROCEEDS                                                          $892,050

NET PROCEEDS                                                            $815,288

USE OF PROCEEDS:                                                          AMOUNT
--------------------------------------------------------------------------------

Repayment of Loans                                                      $129,000
Sales and Marketing                                                      100,000
Administrative Expenses, Including Salaries                              300,000
General Working Capital                                                  286,288
                                                                ----------------
TOTAL                                                                   $815,288
                                                                ================

      In addition to the net proceeds described above, Cornell Capital Partners holds warrants to purchase 265,000 shares of common stock, which shares are being registered in this offering. Of that total, warrants to purchase 15,000 shares have an exercise price of $0.50 per share and warrants to purchase 250,000 shares have an exercise price of $0.099 per share. If all warrants were exercised, then ActiveCore would receive net proceeds of $32,250 from such exercise. Any proceeds received upon issuance of outstanding warrants will be used for general working capital purposes.

                                    DILUTION

      The net tangible book value of our Company as of September 30, 2003 was ($1,800,712) or ($0.0065) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.03 per share which is in the range of the recent share price.

      If we assume that our Company had issued 29,735,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.03 per share (I.E., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $26,762 and offering expenses of $50,000, our net tangible book value as of September 30, 2003 would have been ($0.0035) per share. Note that at an offering price of $0.03 per share, ActiveCore Technologies would receive gross proceeds of $892,050. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0032 per share and an immediate dilution to new stockholders of $0.0270 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                $  0.0300
Net tangible book value per share before this offering   ($ 0.0065)
Increase attributable to new investors                    $ 0.0035
                                                         ----------
Net tangible book value per share after this offering                  ($0.0030)
                                                                       ---------
Dilution per share to new stockholders                                 $ 0.0270
                                                                       =========

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                       DILUTION PER
                  ASSUMED          NO. OF SHARES       SHARE TO NEW
               OFFERING PRICE      TO BE ISSUED(1)       INVESTORS
               --------------      ---------------     ------------
                  $0.0300            29,735,000           $0.0270
                  $0.0225            29,735,000           $0.0181
                  $0.0150            29,735,000           $0.0098
                  $0.0075            29,735,000           $0.0015

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

      SUMMARY. In April 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. On February 14, 2003, the SB-2 Registration Statement that was filed by ActiveCore was declared effective. To date, ActiveCore has received $1.1 million in exchange for the issuance of 29,000,000 shares of common stock under the Equity line of Credit. The Company is registering an additional 29,735,000 shares of common stock for the Equity line of Credit pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

      EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

      We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

      The amount of each advance is limited to a maximum draw down of $425,000 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the equity line of credit.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.03 per share, we would issue 29,735,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $892,050. These shares would represent less than 9.1% of our outstanding common stock upon issuance. We are registering 29,735,000 shares of common stock for the sale under the Equity Line of Credit. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Equity Line of Credit at the current price of $0.03 per share. Put another way we do not have sufficient common shares available to draw down the entire $10,000,000 available under the equity line at current share prices.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.03 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price                 $0.0075       $0.0150       $0.0225       $0.0300

No. of Shares(1):           29,735,000    29,735,000    29,735,000    29,735,000

Total Outstanding (2):     327,656,703   327,656,703   327,656,703   327,656,703

Percent Outstanding (3):          9.1%          9.1%          9.1%          9.1%

(1) Represents the maximum number of shares of common stock being registered herewith.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

      Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $50,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock, 168,889 shares of common stock as a penalty for late approval by the SEC of the February 14, 2003 SB-2 and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, we issued 100,000 shares of common stock to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, as a placement agent fee and 1,040,000 shares of common stock to Danson Partners, LLC as a consulting fee.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, and received a one-time commitment fee of 3,032,000 shares of our common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the 3% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock.

      Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $331, printing expenses of $2,500, accounting fees of $15,000, legal fees of $15,000 and miscellaneous expenses of $17,169. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of IVP Technology operating under the registered name ActiveCore Technologies Inc. and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business which follows this section.

BUSINESS OVERVIEW

      ActiveCore operates its business under the name ActiveCore Technologies, Inc. ActiveCore is a Toronto-based commercial and consumer software developer, licensor, publisher, marketer, and distributor. We concentrate on providing consumers and enterprises with mobile device and web software and provide information technology services to businesses. We operate through two divisions, enterprise and consumer. We have operations in the United Kingdom, Canada and the United States. In the enterprise division, we develop, market and distribute mobile device, web based and other software products and provide services primarily in the healthcare and insurance markets. In the consumer division, we develop, license, market, publish and distribute mobile device and web based entertainment software primarily in Europe and North America to wireless carriers and through web portals.

      Since July 1, 2002, ActiveCore has been concentrating on expanding its customer base and its distribution capacity in both the consumer and enterprise segments. In the consumer division, we are continuing to develop our own, and are searching for additional third party mobile game titles to fill our release schedule for publication and distribution for 2004 and 2005. This may entail completing strategic alliances with or acquiring development companies, as well as licensing completed products/titles for publication and distribution rights in certain geographical territories or for certain mobile hardware platforms. In the enterprise division, we also continue to develop our own software products as well as search for additional distribution rights for third party software products to round out our software offerings for our clients, as well as to add more information technology service personnel and obtain new information technology service contracts. To accelerate this growth, ActiveCore recently acquired the former medical data integration clients of Toledo based SCI Healthcare group, Inc.

      In addition to the foregoing, we have also made an equity investment in one other Company. The investment is a 5% equity stake in e-pocket Inc., which is a private Company headquartered in Canada. e-Pocket has developed a digital cash software solution for banks, merchants and consumers for web based purchasers primarily for micro-payments, defined as payments under $10.00. e-Pocket is a development stage Company that expects to have its first trial operation commence by year-end between a number of merchants and several banks. E-Pocket and ActiveCore have also signed a development agreement whereby ActiveCore will develop the code for e-pocket's micro-payments software based on mobile phones.

RESULTS OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2002

      REVENUES. During the nine months ended September 30, 2003, we generated $355,776 in revenue in comparison to revenue of $257,070 in the corresponding period ended September 30, 2002. From a revenue source perspective in the nine months ended September 30, 2003, $246,015 of revenue was generated by ActiveCore Technologies Limited (formerly Springboard) from service work and product installation, chiefly by ActiveCore's Medical Data Integration (MDI) division. ActiveCore did not acquire Springboard Technology Solutions Inc. until July 1, 2002. Consequently this is the first quarter in which comparative revenues for 2002 include the Canadian operation. A small additional contribution to MDI revenues came from the September 20th acquisition of the client contracts of SCI Health Group in the United States. A further $103,051 was derived from distribution of third party console games developed for the US market. This market contributed $200,000 in game distribution revenues in the nine months ended September 30, 2002. The Company is no longer active in this arena due to the subsequent divestment of Ignition Entertainment. The Company accounted for the divestment of Ignition Entertainment as discontinued operations with effect from April 1, 2003. Therefore there is no revenue from Ignition UK included in the results for the nine months ended September 30 of either year.

      COST OF SALES. Cost of sales was $401,065 for the nine months ended September 30, 2003 versus $1,229,061 for the nine months ended September 30, 2002. The principal cost of sales in the current fiscal year consisted of amortization of the third party software licenses of $279,172, and other purchased resale items amounting to $30,818. A sum of $91,075 was additionally attributable to the direct labor costs of fulfillment in the period. The principal cost of sales in the nine months ended September 30, 2002 was video game distribution costs in the United States, in addition to the amortization of the third party software license. The result of the cost of sales components elaborated above led to a negative gross margin of $45,289 in the nine months ended September 30, 2003 versus a negative gross margin of $971,991 in the nine months ended September 30, 2002.

      OPERATING EXPENSES. Total operating expenses for the nine months ended September 30, 2003 were $2,303,219 versus $5,215,772 in the nine months ended September 30, 2002. These expenses resulted in losses from operations of $2,348,508 in the current period and $6,187,763 for the nine months ended September 30, 2002.

      The largest components of operating expenses in both years were related to stock based compensation, salaries and wages, consulting fees and general and administration expenses, with financial advisory fees playing a significant role in 2002. These expenses are discussed below.

      ActiveCore's Canadian operations accounted for $506,069 of salaries and wages which represented the cost of developers, data management staff, administration and sales and marketing staff. A further $13,598 represents the ten days of operations by the US division of MDI Solutions. Salaries and wages include costs of all group insurance and various government payroll taxes. In the period ended September 30, 2002 salaries and wages were $54,124, entirely within the Canadian operation. The increase in current year expense reflects a full nine months of Canadian operations versus only three in the prior year (the latter was acquired on July 1st, 2002). Additional staff have also been added at the operations level to facilitate the development of the RecessGames portal, the Zorro property and other games, and the maintenance and refinement of XML based products for the enterprise division. The Company additionally paid an aggregate of $38,000 in performance and signing bonuses to certain key personnel in the current year.

      Stock based compensation of $618,080 in the nine months ended September 30, 2003 represents amortization of deferred directors' remuneration and the final release of shares earned under the ITM purchase agreement, in the amount of $540,000. In the third quarter of 2002, $3,800,000 in stock based compensation was recorded as the managers of ActiveCore had met the first milestone payment on the ITM compensation shares. Under the original ITM purchase agreement, stock was to be released to the managers of ITM as sales revenue targets were met - at the time the original agreement was made it was anticipated by both the former directors of IVP and the owners of ITM that the stock issued in exchange for the ITM acquisition would have been valued as at the date of the agreement and accounted for as a large goodwill value on the balance sheet. However during ActiveCore's prolonged Form SB-2 approval process it was determined that the common stock was required to be accounted for at closing share price values as at the quarter end in the each of the quarters where the original sales revenue targets were achieved.

      General and Administrative expenses were $562,907 for the nine months ended September 30, 2003 versus $153,889 for the same period of 2002. In the current period the largest components of G & A are the write down of commitment fees on the equity line of credit ($154,050); occupancy and office costs at ActiveCore's main facility in Toronto; travel and promotion expenditures; and costs associated with the retention of Hawk Associates, the annual general meeting, and other investor relations expenditures. Hawk has been retained as ActiveCore's Investor Relations advisor at a rate of $7,000 per month in addition to a one-time grant of 2,000,000 shares of unregistered stock. The significantly smaller figure for 2002 results from ActiveCore having been largely inactive prior to the May 28 and July 1 subsidiary acquisitions.

      Consulting fees for the nine months ending September 30, 2003 were $212,974 versus $452,815 in the nine months ended September 30, 2002. The fees to the end of September 30, 2003 reflect the amortization of several small marketing agreements as well as the $50,000 paid to the consultant who facilitated the Zorro license agreement. They also include external directors' fees. In the nine months ended September 30, 2002, the costs reflected the value of various financial and marketing consultants who were assisting ActiveCore in relation to the Form SB-2 filing and expanding its product set and sales opportunities.

      Legal and accounting expenses were $214,209 in the nine months ended September 30, 2003 versus $252,166 in the nine-month period ended September 30, 2002. The increase between the two most current quarters (primarily due to legal fees incurred in the process of acquiring certain intangible assets and human resources from SCI Health Group) is offset in the year to date numbers by the impact of higher 2002 expenditures relative to acquisitions in the second quarter of 2002 and the Form SB-2 preparation costs.

      Management fees and financial advisory fees in the period ended September 30, 2003 were $120,688 and $39,914 respectively, versus $81,107 and $150,000 respectively for the nine months ended September 30, 2002. The current financial

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

advisory charges represent amortization of a consulting agreement for the purpose of establishing a new term loan for $2,000,000 to assist with working capital, versus the 2002 expense that related to placing the Equity Financing arrangement with Cornell Capital Partners. Management fees have increased overall partly due to the improved value of the Canadian dollar vis-a-vis Toronto based personnel.

      For the nine months ended September 30, 2003 ActiveCore incurred amortization and depreciation charges of $28,378 versus $271,671 in the nine months ended September 30, 2002. The current charges were primarily related to computer equipment in use in ActiveCore's offices. The 2002 expense additionally reflects the cumulative adjustment resulting from the renegotiation of the TiG software license.

OTHER INCOME/EXPENSE

      For the nine months ended September 30, 2002 ActiveCore realized a gain of $924,904 on the early extinguishment of debt related to the aforementioned TiG accounts payable balance, and $96,334 in respect of amounts due to DcD Holdings. In the nine months ended September 30, 2003 there was no corresponding event.

      Interest income from cash on deposit was $6,497 for the nine months ended September 30, 2003 versus $5,126 for the nine months ended September 30, 2002.

      Interest expense was significantly higher for the nine months ended September 30, 2003, at $315,803, than in the comparative period ended September 30, 2002 that was $77,577. In the current year ActiveCore incurred interest charges related to the recently negotiated first $500,000 tranche of a planned $2,000,000 long term debt financing; interest penalties on the early retirement of the convertible debenture; penalties for late filing of the SB-2 in connection with the Equity Financing; commission charged on the Equity Financing; and interest costs on the Berra term loan, whereas in the period ended September 30, 2002 the interest expense was related principally to the Berra note and the aforementioned convertible debenture, obtained from an unrelated party.

      The Company recorded a foreign exchange gain of $57,895 for the nine months ended September 30, 2003 as a result of the decline of the US dollar in relation to the Canadian Dollar. In the period ended September 30, 2002, ActiveCore had no foreign exchange adjustment due to the relative stability of the two currencies subsequent to the June quarter, there being no foreign subsidiary prior to that date.

      LOSS FROM CONTINUING OPERATIONS. As a result of the items specified above, ActiveCore incurred a loss from continuing operations of $2,599,919 or $0.02 per share for the nine months ended September 30, 2003, versus a loss of $5,238,976 or $0.06 per share for the nine months of 2002.

DISCONTINUED OPERATIONS

      The Company recorded a net gain on discontinued operations from the sale of Ignition Entertainment Limited of $2,396,009 for the nine months ended September 30, 2003 versus a loss on discontinued operations of $1,127,835 for the nine months ended September 30, 2002. As a result of the divestiture of Ignition, ActiveCore had a net loss of $937,033, or $0.01 per share, for the nine months ended September 30, 2003 compared to a net loss of $6,366,811, or $0.07 per share, for the comparable period in the prior year.

      THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 2002

      REVENUES. During the three months ended September 30, 2003, we generated $124,767 in revenue in comparison to revenue of $167,070 in the corresponding period ended September 30, 2002. From a revenue source perspective in the third quarter of fiscal year 2003, $118,057 of revenue was generated by ActiveCore
Technologies Limited from service work and product installation, chiefly by ActiveCore's Medical Data Integration (MDI) division. The Company accounted for the divestiture of Ignition Entertainment as discontinued operations with effect from April 1, 2003. Therefore there is no revenue from Ignition UK included in the results for the three months ended September 30 of either year. ActiveCore did not acquire Springboard, now ActiveCore Technologies Limited, until July 1, 2002. Consequently this is the first quarter in which comparative revenues for 2002 include the Canadian operation. The third quarter results from 2002 comprise $57,070 from Springboard's contribution, with the balance being from distribution of third party console games in the US. During the third quarter of 2003 revenue from the MDI division was still affected by the SARS outbreak in Toronto which constrained revenue earning opportunities within the existing hospital contracts and in terms of expanding our operations to other health care units in the US and Canada. A small additional contribution to MDI revenues came from the September 20th acquisition of the client contracts of SCI Health Group in the United States.

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

      COST OF SALES. Cost of sales was $113,945 for the three months ended September 30, 2003 versus $322,733 for the three months ended September 30, 2002. The principal cost of sales items in the third quarter 2003 consisted of amortization of the Classifier software license of $89,202 while the principal cost of sales in the third quarter ended September 30, 2002 was video game distribution costs, in the United States, in addition to the amortization of the classifier license. The Company recorded amortization of prepaid licenses of $92,983 related to IVP's Classifier(TM) and I-Bos(TM) distribution and license agreements in the third quarter of both 2003 and 2002. The result of the cost of sales components elaborated above led to a gross profit of $10,822 for the three months ended September 30, 2003 versus a negative gross profit of $155,663 for the three months ended September 30, 2002.

      OPERATING EXPENSES. Total operating expenses for the three months ended September 30, 2003 were $720,614 versus $3,957,501 for the three months ended September 30, 2002. These expenses resulted in a loss from operations of $709,792 in the most recent quarter and $4,113,164 in the quarter ended September 30, 2002.

      The largest components of third quarter fiscal year 2003 operating expenses were related to stock based compensation, salaries and wages, consulting fees and general and administration expenses. These expenses are discussed below.

      ActiveCore's Canadian operations accounted for $256,497 of salaries and wages which represented the cost of developers, data management staff, administration and sales and marketing staff. Additional staff have been added throughout the year, at the operations level, to facilitate the development of the RecessGames portal, the Zorro property and other games, and the maintenance and refinement of XML based products for the enterprise division. A further $13,598 represents the ten days of operations by the US division of MDI Solutions. Salaries and wages include costs of all group insurance and various government payroll taxes. For the period ended September 30, 2002 salaries and wages were only $54,124, entirely within the Canadian operation, which at that point had not begun developing consumer products.

      Stock based compensation of $44,346 for the third quarter ended September 30, 2003 represents amortization of directors' remuneration. In the third quarter of 2002, $3,800,000 in stock based compensation was recorded as the managers of ActiveCore had met the first milestone payment on the ITM compensation shares. Under the original ITM purchase agreement, stock was to be released to the managers of ITM as sales revenue targets were met - at the time the original agreement was made it was anticipated by both the former directors of IVP and the owners of ITM that the stock issued in exchange for the ITM acquisition would have been valued as at the date of the agreement and accounted for as a large goodwill value on the balance sheet. However during ActiveCore's prolonged Form SB-2 approval process it was determined that the common stock was required to be accounted for at closing share price values as at the quarter end in the each of the quarters where the original sales revenue targets were achieved.

      General and Administrative expenses were $170,540 for the quarter ended September 30, 2003 versus $(170,872) in the quarter ended September 30, 2002. For the most current quarter the largest component of G & A was the write down of commitment fees on the equity line of credit and the cost associated with the retention of Hawk Associates as ActiveCore's Investor Relations firm. Hawk has been retained at a rate of $7,000 per month in addition to a one time 2,000,000 unregistered stock grant. The negative figure for 2002 results from the restatement of infrastructure and management fees previously billed to the IVP parent by Springboard Technology Solutions, prior to its acquisition by IVP.

      Consulting fees for the three months ended September 30, 2003 were $119,044 versus $102,835 for the quarter ended September 30, 2002. The fees for the quarter ended September 30, 2003 reflect the amortization of several small marketing agreements as well as the $50,000 paid to the consultant who facilitated the Zorro license agreement. For the third quarter ended September 30, 2002, the costs reflected the value of various financial and marketing consultants who were assisting ActiveCore in relation to the Form SB-2 filing and expanding its product set and sales opportunities.

      Legal and accounting expenses were $60,335 for the three months ended September 30, 2003 versus $40,192 for the three month period ended September 30, 2002. The increase between the periods was primarily due to legal fees incurred in the process of acquiring certain intangible assets and human resources from SCI Health Group.

      Management fees and financial advisory fees for the three months ended September 30, 2003 were $44,346 and $9,098 respectively, versus $23,301 and $0 respectively for the quarter ended September 30, 2002. The financial advisory charges represent amortization of a consulting agreement for the purpose of establishing a new term loan for $2,000,000 to assist with working capital.

      For the quarter ended September 30, 2003 ActiveCore incurred amortization and depreciation charges of $9,656 versus $107,921 for the quarter ended September 30, 2002. The current charges were primarily related to computer equipment in use in ActiveCore's offices. The 2002 expense additionally reflects the cumulative adjustment resulting from the renegotiation of the TiG software license.

OTHER INCOME/EXPENSE

      For the quarter ended September 30, 2002 ActiveCore realized a gain of $924,904 on the early extinguishment of debt related to the aforementioned TiG accounts payable balance. For the quarter ended September 30, 2003 there was no corresponding event.

      Interest income from cash on deposit was $0 for the quarter ended September 30, 2003 versus $5,084 for the quarter ended September 30, 2002.

      Interest expense was significantly higher for the quarter ended September 30, 2003, at $88,673, than in the comparative period ended September 30, 2002 which was $11,432. For the current quarter ActiveCore incurred interest charges related to the recently negotiated first $500,000 tranche of a planned $2,000,000 long term debt financing and interest costs on the Berra term loan in addition to accruing interest arising from the expiry of the grace period on the Equity line of credit. For the quarter ended September 30, 2002 the interest expense was related principally to the Berra note and a convertible debenture obtained from an unrelated party.

      The Company recorded a foreign exchange gain of $43,821 for the three months ended September 30, 2003 as a result of the decline of the US dollar in relation to the Canadian Dollar. For the quarter ended September 30, 2002, ActiveCore had no foreign exchange adjustment due to the relative stability of the two currencies subsequent to the June quarter.

      LOSS FROM CONTINUING OPERATIONS. As a result of the items specified above, ActiveCore incurred a loss from continuing operations of $754,644 or $0.00 per share versus a loss of $3,194,608 or $0.03 per share for the third quarter of 2002.

NET INCOME (LOSS)

      DISCONTINUED OPERATIONS

      For the three months ended September 30, 2003 there was no effect on operations relating to the discontinued operations of Ignition Entertainment Limited. For the three months ended September 30, 2003 ActiveCore had a net loss from the discontinued operations of Ignition Entertainment Limited of $915,876 or $(0.01) per share.

      TWELVE MONTHS ENDED DECEMBER 31, 2002 COMPARED WITH THE TWELVE MONTHS ENDED DECEMBER 31, 2001

      REVENUES. During the twelve months ended December 31, 2002, we generated $3,210,595 in revenue in comparison to revenue of only $67,358 in the 2001 fiscal year. From a revenue source perspective in 2002, $3,093,481 of revenue was generated from the sale of video game entertainment products and $117,114 resulted from the sale of data solution products and services. In terms of entertainment products $2,896,532 and $196,949 respectively, were generated by Ignition Entertainment Limited and IVP Technology (now ActiveCore) d.b.a as Ignition USA. Ignition Entertainment Limited was formed in December 2001 and commenced operations in April 2002, when it made several acquisitions of operating companies and other assets. ActiveCore acquired Ignition on May 28, 2002. ActiveCore acquired Springboard on July 1, 2002. Accordingly, ActiveCore had no revenue from either Ignition Entertainment Limited or Springboard in the comparable period in the prior year. All revenue for the comparative period ended December 31, 2001 was from one installment sale of the PowerAudit software program in the year 2000, during the fiscal year 2001 the account receivable related to the installment sale was written off to bad debts. In fiscal 2002, IVP elected to terminate the distribution license for PowerAudit as management determined that it could not run a profitable business based on the product.

      COST OF SALES. Cost of sales was $4,663,125 for the twelve months ended December 31, 2002 versus $259,837 in 2001. The principal cost of sales items in 2002 consisted of video entertainment product cost of goods sold of $2,702,472 in the UK subsidiary coupled with publisher's fees and production and sales cost in the US operation of $26,985 and purchases of third party hardware and software of $41,130 in Springboard Technology. In addition, the company recorded amortization of prepaid licences of $1,358,899 related to ActiveCore's Classifier(TM) and I-Bos(TM) distribution and license agreement, and product development costs of $251,796 incurred in Ignition Entertainment Limited for game development. The remaining component of cost of sales related to carriage and duty charges of $30,047. In 2001 ActiveCore recognized cost of sales of

$259,837 related to the amortization of the PowerAudit distribution agreement. The result of the cost of sales components elaborated above led to a negative gross margin of $1,452,530 in 2002 of which $1,640,742 represented non-cash items. In the fiscal year 2001 the negative gross margin was $192,479.

      OPERATING EXPENSES. Total operating expenses for the twelve months ended December 31, 2002 were $20,696,137 versus $996,328 in the fiscal year ended December 31, 2001.

      The largest components of fiscal year 2002 operating expenses related to two non-cash items, namely, a charge of $11,086,863 related to the write off of the excess of the purchase price of Ignition and Springboard over the net assets acquired and a charge for $5,500,000 related to "stock based compensation". In the case of the first item it was determined by management that it would not be possible to determine an inexpensive methodology to conservatively address the regulatory requirements to value the intellectual property assets acquired with the acquisitions of Ignition Entertainment and Springboard Technology. Company management determined that the only appropriate course of action was to write off the excess of purchase price, primarily intellectual property assets. The size of the write off of the Ignition assets was increased as a result of the process leading to the approval of ActiveCore's SB-2 when it was determined that the purchase price of Ignition was required to be increased to comply with rules related to the pricing of ActiveCore's shares three days before and after closing date. The second largest component of operating expenses arose as a result of the accounting treatment of shares issued to complete the purchase of ITM. Rather than recognizing a large goodwill amount on the acquisition of ITM, which company had little in the way of tangible assets, it was decided to recognize the value of the shares issued for the stock purchase agreement, on the books of ActiveCore only, as "earned" by management as its revenue milestones were achieved and value the shares as at the stock price on the last day of the quarter in which the milestones are achieved. Specifically as shares to the former shareholders of International Technology Marketing, Inc. were issued from the escrow as revenue milestones are met, the issued shares were priced at the end of quarter share price and expensed on the income statement at that value. There were no comparable expenses in the 2001 fiscal year.

      In 2002 ActiveCore expensed $1,176,084 in salary and wage costs versus none in 2001. On January 1, 2002 the company became active and moved out of the development stage. The breakdown of salaries and wages consisted of $46,025 in ActiveCore's Chicago sales office, $175,110 in Springboard Technology in Toronto and $954,948 in Ignition's offices in London and Banbury UK. Salaries and wages include costs of all group insurance and government payroll taxes. The Company had a high cost base in its UK operation in relation to salaries in the US and Canadian operations. There were no salary and wage costs in 2001 as there were no active operations in 2001.

      Consulting fees for the year ending December 31, 2002 and December 31, 2001 were $1,000,876 and $420,694 respectively. Consulting fees in 2002 consisted of $312,641 for Ignition Entertainment - primarily the cost of certain people employed in that operation, $46,543 for the former Springboard Technology also for certain staff employed in operating capacities who bill as consultants, and $641,692 at the parent company level of which $250,000 related to the share conversion value of Devonshire's strategic marketing contract, and $161,158 represented payments of cash and shares to ActiveCore's officers and directors specifically $60,933 to Brian MacDonald, the President and CEO, in the form of cash; $15,226 to Peter Hamilton, the then SVP Corporate Development, in the form of cash and $85,000 which was represented by 500,000 shares valued at .17 cents as stock based compensation to J. Stephen Smith, our independent director. In the case of Messrs. MacDonald and Hamilton the bulk of the salaries listed above had been accrued, and was subsequently paid to them in 2003 through the issuance of restricted shares of ActiveCore's common stock. In 2001 consultancy fees were primarily related to the cost of caretaker management and finders fees related to locating the ITM management team to take over operations at ActiveCore Technologies.

      Legal and accounting expenses were $523,063 in the fiscal year 2002 and $119,773 in the fiscal year 2001. The significant rise in these expenses was due to ActiveCore's filing of an SB-2 and the attendant requirements to upgrade its accounting treatments from prior years, the cost of acquisitions of both Springboard and Ignition and the cost of ongoing operations such as contract creation and review. At the parent level ActiveCore spent $399,714, while the former Springboard expensed $21,065 and Ignition expensed $102,282. In 2001 the expenses were primarily for legal filing requirements, the annual shareholders' meeting and ActiveCore's audits. We anticipate spending approximately the same amount in 2003 as we did in 2002 as the requirements of the Sarbanes Oxley Act have greatly increased the cost of remaining a public company.

      Research and development expenses were $110,112 for the fiscal year 2002 in ActiveCore and $37,800 in the year ended 2001. The bulk of the money spent in 2002 related to work done to create Vaayu and several other enterprise products as expenses related to platform games was included in cost of sales. In 2001, $37,800 was related to the PowerAudit distribution agreement and consisted of development support expenses.

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

      In 2002, ActiveCore expensed $220,523 in management fees which consisted of $53,040 at the parent level and $167,483 at Ignition Entertainment Limited. At ActiveCore Technologies the fee was paid as salary to the other managers Kevin Birch, Geno Villella and Sherry Bullock. The Ignition expenses were payments to Montpelier which was the management company which received payments for Vijay Chadha, Ajay Chadha and Martin Monnickendam for management services. In 2001 management fees consisted of $59,500.

      Amortization and depreciation in 2002 was $92,447 versus none in 2001. Amortization in 2002 consisted primarily of fixed asset depreciation of $75,572 in Ignition, $16,012 in the former Springboard and $863 in the parent company. In 2001 ActiveCore had no fixed assets. We will fully amortize the remaining $356,806 on the balance sheet for the Classifier and I-Bos distribution license in 2003 as our distribution agreement will expire at the end of December 2003. We believe that this distribution agreement will probably be renewed for a further period without cost.

      In 2002, ActiveCore also expensed $166,275 in financial advisory fees of which $165,000 pertained to fees earned by Danson Partners for assistance in the registration process and $1,275 in fees to the company's stock transfer agent, Pacific Stock Transfer. The Danson contract ran from March 2003 to February 2003.

      In 2002, ActiveCore incurred general and administrative expenses of $819,894 in the fiscal year end December 31, 2002 and $358,561 in the period ended December 31, 2001. At the IVP level, the company expensed $340,387 of which the largest components consisted of the following: $133,795 in finance commitment fees, $63,235 in fees and licences, $28,481 in rental and infrastructure charges, $87,530 in travel and lodging primarily as a result multiple locations in the UK and the USA, $5,286 for investor relations including press releases and $4,178 for website expenses. The Chicago office cost the company $15,689 in general rent and other expenses including travel. The Springboard Technology operation cost the company $38,212 in total including all rent, taxes, communication and business promotion. The Ignition Entertainment operations in London and Banbury incurred $441,297 in expenses related to rents and other overheads. In Ignition the largest components were rent, taxes, utilities, and insurance of $153,167; printing, advertising and telephone of $87,009; travel and motor vehicle expenses were $80,143 and other overhead items such as factoring costs, equipment running costs, subscriptions and equipment rental costs came to $120,978.

      Initially, ActiveCore expected general and administrative expenses to be higher in fiscal 2003 as a result of owning both the Canadian and UK subsidiaries for a full year rather than for the 6 and 7 month periods incurred in 2002, respectively. However with the subsequent divestiture of the Ignition subsidiary this will not be the case.

OTHER INCOME/EXPENSES

      The most salient item in Other Income/(Expenses) consisted of a non-cash gain from the re-negotiation of ActiveCore's distribution license for Classifier and I-Bos with The Innovation Group Plc. The Company recognized a gain of $1,021,238 as a result of renegotiating the license agreement to remove the remaining cost of the distribution agreement following the first installment in early 2002. There was no corresponding amount in the previous fiscal year ended December 31, 2001.

      Interest income from cash on deposit was $9,287 and incurred interest expense of $111,623 which was up slightly from the $98,341 incurred in the previous fiscal year. There was no interest income in the fiscal 2001 year.

      The Company recorded a foreign exchange loss of $83,525 for the year as a result of the decline of the US dollar in relation to both the UK Pound and the Canadian Dollar in 2002. There was no corresponding gain or loss in the previous fiscal year as the company was not carrying on operations.

      NET LOSS. As a result of the items specified above, ActiveCore incurred a net loss of $21,313,290 versus a loss of $1,287,148 in the previous fiscal year. The loss on a per share basis was $0.32 versus a loss of $0.03 in the previous year based on a weighted average of 66,013,725 and 44,855,321 shares outstanding, respectively. As is shown in ActiveCore's cash flow statement, discussed below, the majority of our losses resulted from the accounting treatment of various share issuances and the write downs of goodwill, and amortization.

LIQUIDITY AND CAPITAL RESOURCES

      Prior to December 31, 2001 ActiveCore financed its operations through a combination of convertible securities and the private placement of shares. In the fiscal year ended December 31, 2002 ActiveCore entered into several financing arrangements. These included an equity line of credit with Cornell Capital Partners LP for $10,000,000 and factoring and letter of credit facilities with DcD Group to assist in providing working capital for Ignition Entertainment Limited. This latter arrangement has since been cancelled in conjunction with the sale of Ignition Entertainment Limited. In the third quarter of 2003, ActiveCore obtained the first $500,000 tranche of a planned $2,000,000 term debt offering. With the divestiture of Ignition our need for cash to fund operations has been reduced substantially with most of the need to repay extended payables and to fund day-to-day operations until our product sales and service revenues increase sufficiently to meet operating costs and the costs of remaining a public Company.

      As of September 30, 2003, our need for cash included satisfying $1,691,394 of current liabilities which consisted of accounts payable of $681,763, which includes $72,851 owing to Danson Partners and which was satisfied by the issuance of shares subsequent to the quarter end, and an amount of $226,824 recorded as owing to Orchestral, which is in dispute; $80,775 of accrued liabilities; taxes payable of $187,527; other current liabilities of $2,683, accrued interest of $58,110; the current portion of leases payable of $22,013; amounts payable to related parties, consisting of management, of $97,637; and notes payable of $542,886, which includes outstanding amounts to Berra, Cornell, and SCI Health Group. As indicated in the liquidity section above, ActiveCore entered in to a $500,000 term loan in July 2003 which is the first tranche of a planned $2,000,000 term debt offering. In the quarter ended September 30, 2003 this $500,000 tranche and the extended portion of leases payable of $8,603, were the only components of long-term debt. The Company substantially reduced its short term and long term debt from the fiscal period ended December 31, 2002 through the issuance of the common shares that were due to the original shareholders of Ignition Entertainment and also from the conversion of shareholders loans, accrued expenses and unpaid salaries to several directors and officers. In the quarter ended September 30, 2003 Mr. Kevin Birch converted $39,068 of amounts due to him by ActiveCore, into 1,562,700 shares of common stock.

      The Company's condensed consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net loss of $937,033 and a negative cash flow from operations of $1,722,712 for the nine months ended September 30, 2003 and has a working capital deficit of $1,387,826 and a stockholders deficiency of $773,956 at September 30, 2003. Our ability to continue as a going concern is dependent on our ability to raise additional bank or non-bank term and operating credit, convertible debt, equity capital or to access capital under the equity line and implement our business plan to market and sell our various enterprise software and services and our various consumer software titles through our wholly owned subsidiaries. Subsequent to the quarter end ActiveCore began negotiations to purchase an equity interest in another Company to the extent of $10,000,000. As part of the capital financing being negotiated with regard to that investment, ActiveCore plans to raise additional funds which will assist ActiveCore's working capital position.

      At September 30, 2003 ActiveCore had cash on hand of $65,066 versus $63,162 at the commencement of the year. In addition, as at the quarter end, certain shareholders have also supported ActiveCore to the extent of $97,637 and while there is no legal commitment for them to do so ActiveCore believes that certain shareholders will continue to support ActiveCore in a similar manner. These advances are shown in current liabilities and they have no fixed terms for repayment. Subsequent to the end of the quarter certain shareholders have assisted ActiveCore to the extent of an additional $150,000.

      During February 2003, upon ActiveCore's SB-2 registration becoming effective, ActiveCore received $970,000 proceeds from the issuance of a $1 million promissory note, net of a 3% cash fee of $30,000, which yields an effective interest rate of approximately 12% per annum. The promissory note is non-interest bearing and is to be paid in full within 95 calendar days. The Company has the discretion to repay the note either through cash received from the issuance of stock under the Equity Line of Credit Agreement or by cash from other sources. If this note is not fully paid when due, the outstanding principal balance owed will be payable in full together with interest at the rate of 24% per annum or the highest rate permitted by law, if lower. To date, ActiveCore has repaid $788,089 of this note. Since the note is now past due, interest has been accrued, in accordance with the terms of the agreement, in an aggregate amount of $34,707 to the end of the current quarter.

      In April 2002, ActiveCore entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, ActiveCore may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10 million. Subject to certain conditions, ActiveCore will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit. On February 14, 2003 a Form SB-2 that was filed by ActiveCore was declared effective by the SEC. Under the terms of the equity line of credit ActiveCore may provide notice to Cornell and Cornell will purchase from ActiveCore shares equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period Cornell Capital Partners is entitled to retain 3.0% of each advance. In April 2002, ActiveCore paid Cornell a one-time fee equal to $330,000, paid in the form of 3,032,000 shares of common stock. In addition, ActiveCore entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, ActiveCore paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.20 per share, or an aggregate of $20,000, on the date of issuance.

ActiveCore agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting ActiveCore on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock. To the end of September 2003, ActiveCore has received $1,000,000 under the Equity Line of Credit and in exchange for 25,508,380 shares of common stock. The Company received an additional advance of $125,000, in exchange for 3,491,620 shares. Except for the Equity Line of Credit, ActiveCore has no commitments for equity capital although management continues to explore other funding alternatives in an effort to broaden its capital sources.

      The Company anticipates that its cash needs over the next 12 months will consist of general working capital needs of $2,000,000, which would include the satisfaction of current liabilities of $1,691,394. As of September 30, 2003, ActiveCore had a working capital deficiency of $1,387,826. The Company anticipates that its cash needs over the next 12 months will come primarily from a combination of operating credit lines, term loans, which may or may not be secured by assets, or contain conversion features which may lead to additional shares being issued, or the sale of equity under the equity line of credit. Draw downs on the equity line of credit may cause the share price to decline in value unless buyers are present to take up the supply of new shares entering the market.

      If ActiveCore is unable to obtain additional funding through our Equity Line of Credit facility or from other sources of debt and equity capital, then the failure to obtain this funding will have a material adverse effect on our business and this may force us to re-organize, reduce our investment in, or otherwise divest of one or more of our operations, or to reduce the cost of all operations to a lower level of expenditure which may have the effect of reducing our expected revenues and potentially increasing our net loss in 2003 and 2004.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

      The  following  chart  sets  forth  IVP's   contractual   obligations  and
commercial commitments as of September 30, 2003 and the time frames for which such commitments and obligations come due.

                                                   PAYMENTS DUE BY PERIOD
                                                           TOTAL
                                             LESS THAN                                    AFTER
CONTRACTUAL OBLIGATIONS          TOTAL         1 YEAR       1-3 YEARS     4-5 YEARS      5 YEARS
                              ----------     ----------     ---------     ---------
Current Obligations           $1,028,858     $1,028,858          $ --          $ --         $ --
Leases Payable                    30,616         22,013         8,603            --           --
Due to Related Parties            97,637         97,637            --            --           --
Notes Payable                  1,042,886        542,886       375,000       125,000           --
                              ----------     ----------     ---------     ---------      -------
Total Contractual Cash
  Obligations                 $2,199,997     $1,656,688     $ 383,603      $125,000         $ --
                              ==========     ==========     =========     =========      =======

      Of the total of $1,042,886 of notes payable, $200,000 was incurred in connection with the purchase of SCI Healthcare. This amount is past due. ActiveCore is attempting to negotiate an extension of this notes payable.

CAPITAL RESOURCES

      Pursuant to the Equity Line of Credit, ActiveCore may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. The Company may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time ActiveCore will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention. The Company may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, ActiveCore may continue to request advances until Cornell Capital Partners has advanced $10.0 million or two years after the effective date of the registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

      The Company registered 30,000,000 shares of common stock in connection with the Equity Line of Credit and upon conversion of the debentures. The Company cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and ActiveCore has not determined the total amount of advances ActiveCore intends to draw.

      Nonetheless, if ActiveCore issued all 30,000,000 shares of common stock at a recent price of $0.04 per share (which assumes that no shares would need to be issued upon conversion of debentures), then ActiveCore would receive $1,200,000 under the Equity Line of Credit (after deducting a 3% retention payable to Cornell). This is $8,800,000 less than is available under the Equity Line of Credit. The Company's stock price would have to rise substantially for us to have access to the full amount available under the Equity Line of Credit. These shares would represent 20% of our outstanding common stock upon issuance. Accordingly, ActiveCore would need to register additional shares of common stock in order to fully utilize the $10 million available under the Equity Line of Credit at the current price of $0.04 per share. At a recent price of $0.04 per share, ActiveCore would be required to issue 250,000,000 shares of common stock in order to fully utilize the $10.0 million available.

CONSOLIDATED STATEMENT OF CASH FLOWS

      Cash on the condensed consolidated balance sheet of ActiveCore increased from $63,162 at December 2002 to $65,066 on September 30, 2003.

NET CASH USED IN OPERATING ACTIVITIES

      Net cash used in operating activities was $1,722,712 for the nine months ended September 30, 2003 and $1,044,490 for the nine months ended September 30, 2002. Cash used in operating activities consisted primarily of a net loss of $937,033, a gain on sale of Ignition Entertainment of $2,396,009, an increase in accounts receivable of $112,679, an increase in prepaid expenses of $150,669 and a decrease in accrued liabilities of $172,929. These items were partially offset by non-cash charges of amortization of $564,198, stock based compensation and fees of $768,301, a decrease in inventory of $304,783 and an increase in taxes payable of $203,370.

NET CASH USED IN INVESTING ACTIVITIES

      Net cash used in investing activities of $104,089 related primarily to the purchase of software rights.

NET CASH PROVIDED BY FINANCING ACTIVITIES

      During the nine months ended September 30, 2003, ActiveCore raised net cash of $1,890,052 from financing activities. These consisted primarily of proceeds from notes payable of $1,674,146, related parties of $299,878, factors of $116,503 and the issuance of stock of $898,088. These items were partially offset by the repayment of $1,073,089 of notes payable.

CRITICAL ACCOUNTING POLICIES

        ORGANIZATION

      The consolidated financial statements of IVP Technology Corporation d.b.a. ActiveCore Technologies (formally Mountain Chef, Inc.) and consolidated subsidiaries (the "Company") include the accounts of the parent, IVP Technology Corporation, incorporated in the State of Nevada on February 11, 1994, and its subsidiaries: Springboard Technology Solutions, Inc. d.b.a. ActiveCore Technologies ("Springboard"), a Canadian Company; and Erebus Corporation, an inactive Company. The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, ActiveCore was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising capital and negotiations and acquisition of software distribution licenses. On January 1, 2002, ActiveCore began operations and emerged from the development stage.

      The Company operates two units, enterprise and consumer. The enterprise unit develops, markets, licenses, installs and services data solutions. The consumer unit develops and publishes interactive software games designed for mobile phones, other handheld devices, web-sites, personal computers and video game consoles. The consumer unit also distributes games, hardware and accessories developed or manufactured by third parties.

REVENUE RECOGNITION

      RISK AND UNCERTAINTIES

      A portion of ActiveCore's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, ActiveCore's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If ActiveCore is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future.

REVENUE RECOGNITION

      Publishing revenue is derived from the sale of internally developed software or from the sale of software licensed from third-party developers. Publishing revenue amounted to $6,995 and NIL for the nine months ended September 30, 2003 and 2002, respectively. Distribution revenue is derived from the sale of third-party interactive software titles, accessories and hardware.

      Distribution revenue amounted to $109,761 and $200,000 for the nine months ended September 30, 2003 and 2002, respectively.

      Revenues from Services and Commercial Software sold under licenses were $239,020 and $57,070 in the nine months ended September 30, 2003 and 2002, respectively. The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence ("VSOE") of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The Company's consumer software transactions generally include only one element, the interactive software game or commercial software under license. The Company recognizes revenue when the price is fixed and determinable; there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 30 day terms and to a limited extent with certain customers, 60 day terms. The Company does not have any multi-element arrangements that would require it to establish VSOE for each element, nor does ActiveCore have any sales activity that requires the contract method of accounting.

      Revenue from product sales is recognized when title passes to the customer, provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable. The Company provides for estimated product returns at the time of the product shipment, if necessary. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and is effective beginning with the fourth quarter of the year ended December 31, 2000. The Company has determined that its existing revenue recognition practices comply with the requirements of SAB 101 for all periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

      In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-21, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and /or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered items is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted.

      In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

      In May 2003, FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

      SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing Company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

      Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

      In January 2003, The FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

      Interpretation No. 46 also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. Interpretation No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

      In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS
140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

      ActiveCore believes that the adoption of the above pronouncements will not have a material effect on ActiveCore's condensed consolidated financial position or results of operations.

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

ANNUAL SHAREHOLDERS' MEETING

      On May 28, 2003, ActiveCore held its 2002 annual shareholders' meeting. At the meeting, Brian MacDonald, Peter Hamilton and J. Stephen Smith were elected to the board of directors. In addition, the shareholders voted to increase ActiveCore's authorized common stock to 500,000,000 shares. In connection with the re-election of the directors, there were 73,111,302 shares voted in favor of the directors, no votes against and 130,830 abstentions. In connection with the increase in authorized common stock there were 71,390,374 shares voted in favor, 1,847,758 votes against and 4,000 abstentions.

                             DESCRIPTION OF BUSINESS

      ActiveCore conducts operations under the trade name ActiveCore Technologies, Inc. ActiveCore is based in Toronto and has operations in the U.S., Canada and the United Kingdom. ActiveCore operates two divisions, Consumer and Enterprise. The consumer division currently consists of a fairly distinct group that does business under the SilverBirch Studios and RecessGames.com business styles. The Enterprise division currently operates under the name of ActiveCore Technologies as well as a registered trade name of MDI Solutions in Canada and in the United States. The two divisions variously: develop, market, license, publish and distribute software and provide, in the case of the Enterprise division, outsourced IT services. A review of each of the divisions and their respective products follows.

ENTERPRISE DIVISION

      ActiveCore's enterprise division currently provides specialty data integration services to the healthcare and financial services market with healthcare services being marketed under the registered trade name of MDI Solutions in both Canada and the United States. The website for ActiveCore is www.activecore.com and the website for MDI is www.mdisolutions.com. These websites do not constitute part of this prospectus.

      The enterprise division currently markets general and industry specific data management products and IT services. Our data management products, which are a combination of our own and third party products, are either stand alone or are middleware which link other products/applications together. ActiveCore believes that the data solutions products it represents can provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field, wherever that may be, and moving it into processes that take place in the front and back office environment through to business decision making levels. Although we have not represented these products for sufficient time to build up a large stable of clients using these products, the vendors or other resellers that also sell these products have represented to us that the products that we represent are already in use in a number of enterprises such as insurance companies, banks, governments and manufacturing industries. Generally sales cycles are long in the data management and enterprise marketplace. The division markets software products through its services staff assisted by senior management and product managers.

      A description of ActiveCore's Enterprise Division software products follows. Development of third party products has been completed by their respective owners while our products are subject to improvement as our customers dictate. ActiveCore expects that all of the products we sell will be subject to upgrades as technology changes. At this time, ActiveCore cannot predict when upgrades will be required or available. As a result, ActiveCore cannot predict if and when it will earn revenues for such upgrades.

      CLASSIFIER. ActiveCore has entered into a two-year, non-exclusive licensing agreement to distribute the CLASSIFIER software program, developed by The Innovation Group, PLC. ActiveCore received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory and latterly the United Kingdom. We expect to renew the license to sell Classifier upon the expiry of our license in December 2003.

      DESCRIPTION OF CLASSIFIER. The CLASSIFIER product is a sophisticated business intelligence solution that provides data analysis benchmarking and which can monitor on-going improvements on business activities, such as specific products, lines of business or other information within a business operation. CLASSIFIER was designed to create and broadcast business intelligence knowledge views direct to decision makers over corporate Intranets and the Internet. CLASSIFIER turns a database into a web site, enabling more people to access data with a web-browser. CLASSIFIER incorporates a high-performance and powerful data analysis server, a web-report publishing facility, versatile data transformation features and the ability to connect and extract data from multiple back office data sources.

      MARKET FOR CLASSIFIER. The market for Classifier is almost exclusively centered on larger facilities where polling multiple databases for changes in volumes, makeup and conditions and other decision-making components could have a material impact on the way operations are managed. The product can be adapted to various industry sectors.

      I-BOS(TM). ActiveCore obtained the license to distribute I-Bos as part of a re-negotiation of the Classifier product. ActiveCore has entered into a two-year, non-exclusive licensing agreement to distribute the I-BOS operating system, developed by The Innovation Group, PLC. ActiveCore received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory and latterly the United Kingdom.

      DESCRIPTION OF I-BOS. I-Bos is an application development environment for business analysts. It is process and rule centric and allows analysts to build complete business applications for specific vertical markets without any programming knowledge in a language that is understood by that business sector.

      MARKET FOR I-BOS. ActiveCore intends to take the I-Bos product to several health care environments where authorization for drug administration or other high value processes are currently subject to significant manual intervention or where other processes need to be automated for surety of performance. We expect to renew the license to sell Classifier upon the expiry of our license in December 2003.

      VAAYU. On June 27, 2002, ActiveCore announced the release of Vaayu. Subsequently, leading up to and with completion following the acquisition of XML Connector, described below, we integrated the Vaayu product into the XML Connector product as the remote data transmission function of ActiveLink.

      ACTIVELINK (XML CONNECTOR). In two transactions in July and September 2003 ActiveCore acquired sole ownership of the source code to XMLConnector from Karora Technologies Inc. In July 2003 we paid the equivalent of $87,644 and 500,000 shares to acquire the source code for the healthcare vertical and in September we paid an additional $7,139 and an additional 300,000 shares for complete title to the product.

      DESCRIPTION OF ACTIVELINK. ActiveLink is comprehensive, custom software typically used to extend or integrate existing applications. Disparate applications such as legacy, workflow, line of business, ERP, accounts receivable, and accounts payable can all work together with ActiveLink. ActiveLink consists of two main modules: Studio and Solution Server. The Studio is the graphical design tool employed to build integration solutions using the ActiveLink components: Resources, Tasks, and Events. In the studio solutions are quickly and efficiently constructed, debugged, and stored in XML files. These files use an XML Schema that conforms to industry standards (OAG, ACCORD, FIXML, and more). The resulting XML files afford solutions that are simple to deploy, update, and transport. ActiveCore is in the process of repackaging the software product for specific industries with predetermined modules. As indicated under the Vaayu description above we have integrated the Vaayu functionality - remote access and transmission - into the ActiveLink product.

      MARKET FOR ACTIVELINK. ActiveLink is currently being sold by our service personnel in MDI Solutions and ActiveCore to our hospital and insurance clients and re-marketed to several insurance software product companies who will be able to use the product to link their applications to legacy systems.

      OTHER SOFTWARE. ActiveCore is engaged in a process whereby additional enterprise software specifically oriented towards mobile applications will be represented in North America and Europe. We believe that the additional software will be completely synergistic to our current operations. An announcement will be made upon contract finalization.

SERVICES

      ActiveCore under its own name as well as under its MDI Solutions banner operates as a supplier of highly trained personnel for specific data management and integration services on an outsourced basis. Under MDI, for example, the company has been successful in obtaining ongoing services work for a number of Canadian hospital and health care providers. With the acquisition of certain assets of the integration group of SCI Healthcare Group, ActiveCore has commenced performing these services in the United States as well. Our network services personnel are also engaged in outsourced delivery of network support. In all cases we bill clients on an hourly, daily or monthly basis and in many cases with monthly retainers. Generally, we enter into service agreements with our clients, which agreements specify the rate and the nature of the contracted services to be provided.

MARKET FOR PRODUCTS AND SERVICES

      To date, ActiveCore has sold relatively few licenses for enterprise software products. ActiveCore believes that the market for enterprise software has slowed considerably over the past several years. ActiveCore also believes that the market is usually characterized by long selling cycles and competition from numerous vendors. Based on the experience of its managers, ActiveCore believes that the trend in commercial software has moved towards systems integration of various products into existing IT environment and service providers such as IBM, CGI and various other integration companies often have an edge over strictly stand alone software product developers. Thus many times the key to success in selling software products into a customer location is to operate as a systems integration company or a services company to a particular industry segment. To that end, ActiveCore has identified health care as a market segment that it intends to focus its initial sales efforts. ActiveCore believes that hospitals and others in the health care area have a need for enterprise software products. ActiveCore has 25 healthcare facility clients in the US and

Canada with several of the hospitals with ActiveCore products installed and in operation. We view this process of gradually gaining product acceptance as a normal state in the sales development process. We anticipate that it will take us several years to make a solid and profitable business out of distributing data management solutions without the addition of mobile applications as a front end to "back office" systems. ActiveCore is currently addressing this gap in its end to end product offerings and will be announcing solutions to this issue in the near future.

OUTLOOK - ENTERPRISE PRODUCT LINE

      The growth of the internet together with a proliferation of various other IT configurations including radio frequency, wireless telephone, and satellite using various communication protocols, has become an important way for corporations to communicate with field employees and for professionals to access personal and business information, download new applications, access new services and interface with organizational data and topical information. ActiveCore believes that inter-party interfaces over the internet, as well as wireless access to internet content and enterprise data will make small personal computers and converged cell phones/PDA's and other data enabled communication devices increasingly valuable to users. Moreover with the continued expansion of mobile capabilities, networks and hardware and the expansion of mobile usage additional software products will be developed which will meet the needs of workers who will be able to conduct regular business activities over mobile devices.

      ActiveCore competes within the global market for software applications. These applications are developed for handheld/portable/cell phone devices, client server/networked installations and ASP configurations. The market for these applications is evolving rapidly and is highly competitive. Competitors include (i) Microsoft, as the developer of the handheld personal computer Windows CE operating system and the ".net" development platform, which also develops software applications for devices that run on Windows CE and on Smart Phones, (ii) the community of developers that has developed products for the palm operating system; (iii) the community of developers that has emerged since the introduction of these devices that creates applications for Linux, Sun, and other operating system platforms; and (iv) the host of developers that are developing entertainment and enterprise applications on other handheld devices including telephones, personal entertainment devices and other communication devices. Nearly all of ActiveCore's competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than does ActiveCore.

      ActiveCore believes that systems integrators are in the best position to market software to their existing clients. Therefore we do not intend to compete directly against any of the larger software creators and marketing companies in the promotion of software that competes directly with any specific software product. One of the key ways in which we market is directly to our growing list of clients for which we provide outsourced data integration and network services. Our ongoing investment in this area will in the long run outpace our investment in the Consumer Division as ActiveCore does not have sufficient financial resources to compete as strictly a consumer/entertainment software creator. Rather it is our intention to grow the Enterprise division as opportunities for profitable growth present themselves.

CONSUMER DIVISION

      ActiveCore's consumer division specializes in the development, licensing, publishing, marketing and distribution of mobile device entertainment programs, generically, cell phone games.

      ActiveCore's main focus is the creation, acquisition and publishing of games for mobile phones and its own themed destination portal for the school age demographic group called Recessgames.com. Game concepts are either developed in house, acquired from third party developers or other distributors or are developed in conjunction with branded properties such as Zorro(R).

DEVELOPMENT

      ActiveCore currently has a development department in its Toronto office and has contractors/employees in Finland and Columbia and occasionally uses contractors in India and the United Kingdom to assist in development efforts. To date in 2003 ActiveCore has completed development on six cell phone games, opened up its www.silverbirchstudios.com web site for game sales and is nearing completion of its Recessgames.com portal. This website does not constitute a part of this prospectus.

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

      To date ActiveCore has completed development on 6 games and is working on 10 additional games which will be released over the next 12 months. The games that have been completed are: Zorro- The Blade of Zorro; Tycoon Cribbage, Free Cellblock, El Presidente, Covert Solitaire and Animal Snap. Of these games the last five are being distributed by Tira Wireless through some of their wireless carriers. ActiveCore has not yet signed a distribution agreement for Zorro(R).

LICENSING, PUBLISHING AND DISTRIBUTION

      ActiveCore has signed a distribution agreement with Tira Wireless to allow Tira to distribute certain of its cell phone games to Tira's wireless carrier partners and its portal partners. To date relatively little revenue has been generated from this source due to the lag time between product completion, multiple phone platform conversion, integration of the games into the wireless carriers' catalogs (decks) and subsequent sale to cell phone users and subsequent reporting through the channel back to ActiveCore. We anticipate that it will well into 2004 before and substantial revenues are earned from these games.

MARKETING

      ActiveCore depends upon the wireless publisher and distributor and the wireless carriers to market its games on various wireless carrier catalogs. For its Recessgames.com site ActiveCore has engaged the services of Strategic
Objectives Inc. to plan and execute the launch of the Recessgames portal in either the fourth quarter or 2003 or the first quarter of 2004. Strategic Objectives will be tasked with both Marcom (marketing communications) and PR (public relations) in relation to the Recessgames.com site. The first structures the audience message and positions the marketing and advertising related to the portal site. Typically the Marcom function is related to the 2-3 months preceding the introduction to the market while public relations is an ongoing function which has as its aim the promoting the Recessgames site in relation to its customers and its competitors by creating opportunities in press and other media.

MARKET POSITIONING FOR ACTIVECORE'S CONSUMER DIVISION

      ActiveCore markets and positions its two consumer division "business names" separately. SilverBirch Studios has been positioned as a high quality games development studio while Recessgames is being positioned as a destination site for the school age demographic and will feature not only games but ring tones and the playability of the destination site itself.

INDUSTRY SIZE AND THE RELATIONSHIP BETWEEN HARDWARE AND SOFTWARE

      ActiveCore believes that the next five years mobile phone use by consumers will rise substantially as the devices become more than a means of communication. Already over one billion cell phones are in use in the world but many of these are first and second generation models. As carriers upgrade to 3G and 4G network infrastructures and as the screens and memory capacities of cell phones improve there will be increased abilities for applications to work on the devices. Many commentators believe that the cell phone will become virtually a hand held computer in terms of functionality and effectiveness within the next few years. The current market for cell phone games is relatively young as many games are built for specific phones and the absolute numbers of specific phones vary.

COMPETITION

      There are several hundred cell phone game developers and several thousand games in production however each wireless carrier usually maintains a catalog of less than 50 games. The bulk of cell phone games are currently distributed by way of games portals such as Jamba, 9Squared, end2End, handy.de. There are few games portal companies that are publicly traded therefore there is little publicly available information on the revenue and profitability of these games portals. We believe that we have an opportunity to gain a market advantage by joining a destination, demographically specific site with the sale of games. Offsetting the relatively few games sold via wireless carriers with the large number sold on portals is the economic reality that wireless carriers will have larger marketing budgets and inevitably more control over what game gets placed onto a consumers cell phone. Thus top line games tend to go to wireless carriers where the combination of carrier marketing and consumer purchasing power can be focused. There are no statistics available at this point in time which indicate which companies, games or mechanisms for distribution are the most profitable.

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

EMPLOYEES AND CONSULTANTS

      ActiveCore has 25 employees based in Toronto with an additional 5 employees in the United States. In addition the company has 3 contract employees in Finland and 4 employees in the UK these staff are augmented with contract personnel as needed. ActiveCore has entered into several consulting relationships, which are described below.

      o    In September  2003,  ActiveCore  entered into a consulting  agreement with Sonny Goldstein to facilitate new term debt financing arrangements. ActiveCore paid 1,000,000 shares with a value of $29,000 for these services to continue to August 2004.

      o In August 2003, ActiveCore paid Mr. Yvan Coessens 150,000 shares of ActiveCore to act as an investor relations person in Europe. Mr. Coessens is located in Belgium and provides services to ActiveCore continental European shareholders. Mr. Coessens' shares were recorded as stock issued for services and were valued at $4,950.

      o In July 2003, ActiveCore issued 2,000,000 shares to Snider Financial Group Inc. for services rendered in respect of brand licensing on an ongoing basis throughout 2003-04. Snider Financial's shares were recorded as stock issued for services and were valued at $50,000.

      o In July 2003 ActiveCore entered into a consulting contract with Gerald Campbell and paid the consultant 4,000,000 common shares of ActiveCore. Mr. Campbell consults for ActiveCore in the area of medical data integration. Mr. Campbell's shares were recorded as stock issued for current and deferred consulting services and were valued at $100,000.

      o In June 2003, ActiveCore entered into a contract with Hawk Associates for investor relations services. Under the terms of the contract ActiveCore issued to Hawk 2,000,000 common shares recorded in the June 30, 2003 consolidated financial statements as current and deferred consulting services. In addition to the stock grant, Hawk Associates is paid a fee of $6,600 per month.

      o In June 2003, ActiveCore entered into a consulting contract with Rodger Cowan and paid the consultant 5,000,000 common shares of ActiveCore. Mr. Cowan consults for ActiveCore in the area of entertainment software distribution. Mr. Cowan's shares were recorded as stock issued for compensation on the June 30, 2003 financial statements.

      o In August 2001, International Technology Marketing entered into employment/consulting agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as Chairman and CEO formerly
           President and Treasurer and Mr. Hamilton is employed as President formerly Vice President, Sales or other duties as determined by the CEO. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of CAD $96,000 per year, plus 6% of sales revenue. As ITM is a dormant corporation following its acquisition by ActiveCore it has no sales revenue and therefore ActiveCore is not liable to pay any portion of its sales revenues to Mr. MacDonald or Mr. Hamilton. ActiveCore guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of ActiveCore.

SIGNIFICANT CONTRACTS

      CLASSIFIER AND I-BOS. On December 28, 2001, ActiveCore Technology entered into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, Plc. ActiveCore Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory. Subsequently, on September 30, 2002 we renegotiated the agreement with The Innovation Group, Plc. to add another product, "i-Bos", and relinquished the financial services industry vertical back to The Innovation Group Plc. In the course of our contract renegotiation we also obtained the right, on a non-exclusive basis, to distribute both the Classifier and the i-Bos product into the UK market. Meanwhile we retained the right to sell such software in the United States, Mexican and Canadian markets.

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

      Pursuant to the terms of this agreement, ActiveCore Technologies was obligated to pay The Innovation Group $3,620,268 by December 31, 2002. ActiveCore Technologies has paid The Innovation Group (pound)500,000 or approximately $714,000 in connection with the license. The remaining payments have been waived as part of the September 30, 2002 amendment. On February 16, 2002, ActiveCore Technologies borrowed $864,180 from DcD Limited that was used, in part, to pay the March 31, 2002 installment to the Innovation Group. The agreement with The Innovation Group allows ActiveCore to retain 50% of the gross revenue from any sale originated by ActiveCore.

      MOBILE SOFTWARE PUBLISHER CONTRACTS. ActiveCore has a distribution agreement with Tira Wireless inc. with respect to certain cell phone games distributed by Tira. Under the terms of the contracts Tira may receive exclusive rights to certain ActiveCore games pending agreed levels of performance in terms of placement of ActiveCore games on certain wireless carriers otherwise the distribution is on a non-exclusive basis.

CORPORATE HISTORY OF ACTIVECORE TECHNOLOGIES FORMERLY IVP TECHNOLOGY CORPORATION

      ActiveCore is a Toronto headquartered commercial and consumer software developer, licensor, publisher, marketer, and distributor that has operations in the United Kingdom, Canada and the United States. ActiveCore also provides information technology services to corporations and institutions. We operate through two divisions, Consumer and Enterprise.

LEGAL AND CORPORATE EVOLUTION

      Prior to March 2000 and from inception in 1994, ActiveCore went through various "reorganizations" including reverse share splits and several control changes. In March 2000, ActiveCore engaged in a recapitalization transaction whereby through the services of TPG Capital Corporation, ActiveCore paid 350,000 shares worth $500,000 and $200,000 in cash to TPG Capital Corporation to merge with a non-active reporting entity, Erebus Corporation, whose sole shareholder was TPG Capital Corporation to become a reporting issuer with the SEC and thereby retain its status as a listed company on the OTCBB. A rule change at the OTCBB was the motive for the transaction as failure to remain a listed company on the OTC BB would have relegated the shares to the pink sheets. Management and the board of directors at that time viewed such a development as a detriment to stockholders and other investors. In addition to the payment of the cash and shares there exists a reset provision in the contract between TPG Capital and ActiveCore which obligated, on a contractual basis, ActiveCore to provide TPG Capital with shares sufficient to "make up" the difference between the share price value for 350,000 shares as at the date of the merger of Erebus and ActiveCore, and at a point one year later. Based on the relative share prices in the market in March 2000 and in March 2001 it would appear that ActiveCore owes TPG Capital an additional 3,028,378 shares. ActiveCore does not intend to pay these shares over to TPG Capital as James Cassidy reached a settlement agreement with the SEC related to various practices associated with merging non-active shell reporting entities with OTCBB companies that had not achieved reporting status with the SEC prior to the rule change on the OTCBB.

      In September 2001, ActiveCore, represented by its then corporate counsel, the then board members and executives who are not in any way connected to our current management team or the current board of directors, negotiated and entered into, on a arms length basis, an agreement with the five founders of International Technology Marketing Inc., a newly formed company, to gain the management services of the ITM founders for the benefit of ActiveCore. The founders of ITM were and are experienced finance, marketing and technology persons. The legal mechanism chosen for obtaining the services of the new management team was accomplished by the two companies (ActiveCore and ITM) entering into a stock purchase agreement which was dated August 17, 2001. This agreement provided for the "acquisition" of shares of ITM and the issuance of up to 50,000,000 shares of ActiveCore to be released to the individual founders of ITM, who would be performing the management duties at ActiveCore. The trigger mechanism for releasing tranches of shares to the ITM founders was achievement of certain revenue milestones for ActiveCore that the ITM founders performing the management services would achieve through application of their management expertise.

      The sole purpose and motive of the ITM "acquisition" was to secure the future management services of the shareholders of ITM. ITM had no operations and no sales at the time of the "acquisition," however its founders had experience in consumer and enterprise software development, distribution and marketing. The founding shareholders of ITM were Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock who, except for Sherry Bullock who has resigned, remain managers of ActiveCore. At the time of the acquisition, ActiveCore believed that retaining an experienced management team would facilitate the implementation of its business plan. In particular, Messrs. MacDonald and Hamilton had been employed by Softkey Software International and/or Insight Business Consultants Inc., a software company that grew sales from $10 million in 1989 to $3 billion in 1997. During that time, Messrs. MacDonald and Hamilton gained experience with enterprise, entertainment and business software, which ActiveCore believed could increase their market opportunities in obtaining distribution arrangements, reseller networks and other distribution channels. The resumes of the principals were disclosed to the shareholders of ActiveCore prior to a shareholder vote approving the transaction
- the ITM shareholders and ActiveCore's current management did not have any influence on the outcome of the shareholder vote and did not have a right to vote on the transaction. A resolution of the acquisition of ITM was included in a proxy statement sent to the registered shareholders of ActiveCore which was, at the properly constituted annual general meeting of ActiveCore held on November 16, 2001, approved by a majority of shareholders. .

      Concurrent with the approval of the acquisition of ITM, the ActiveCore shareholders voted to increase the number of authorized shares of ActiveCore from 50,000,000 to 150,000,000 common and created a new class of 50,000,000 "blank check" preferred, which, in part, was intended to permit ActiveCore to issue sufficient shares to pay for the management services obtained through the stock purchase agreement between of ITM and ActiveCore, and, in part, to provide sufficient shares to acquire additional assets, entities and financing. The issuance of the 50,000,000 shares for ITM was accomplished in three stages and has been fully accounted as share based compensation. In the third quarter ended September 30, 2002, the founders of ITM were eligible to receive 20,000,000 shares and these shares were recorded as "compensation shares" and valued as at the close of business on September 30, 2002. At the end of the fourth quarter of 2002, the founders of ITM were eligible to receive an additional 10,000,000 shares and the shares were likewise valued at the share price as that date. Finally, in the end of the second quarter of 2003 the final 20,000,000 shares were issued and accounted for as share based compensation.

      In the case of the June 2003 issuance of 20,000,000 shares the board of directors of ActiveCore decided to amend the agreement between ITM and ActiveCore to enable the stock in ActiveCore to be granted to the ITM founders without achievement of the milestones. The Board of Directors decided that the accounting treatment of the share milestones was not beneficial to the shareholders of ActiveCore as any milestone achievement would result in a large charge to the company's income statement thereby perpetuating losses and an attendant loss of share value.

TECHNOLOGY AND MARKET POSITIONING EVOLUTION

      From ActiveCore's creation in 1994 until mid 1999, ActiveCore was dormant from a revenue generating perspective as the thrust of the business was that it was engaged in the search for active businesses or technology opportunities to exploit.

      In 1999, ActiveCore concluded an agreement with Orchestral Corporation, a small Ontario based software developer, to distribute, on an exclusive basis for certain countries, a software product under the name PowerAudit and to pay for additional development work on that product. From March 1999 and until December 28, 2001, ActiveCore was solely engaged in operating as the exclusive distributor of the PowerAudit product for the United States and Europe. ActiveCore attempted to market the product as a "wireless" solution for remote field employees. During the three year period that PowerAudit was purportedly being distributed by ActiveCore only one sale was made for less than $150,000. From December 31, 2001 onward no sales were made of the PowerAudit program.

      Upon assuming their offices in December 2001, the new management team commenced a review of the business of ActiveCore and also began to search for attractive revenue and profit producing entities and reseller licenses that could be acquired. On December 28, 2001, ActiveCore concluded its first distribution/reseller agreement with a supplier of software other than Orchestral to augment the enterprise software business.

      On June 13, 2002, ActiveCore gave notice to Orchestral that it was terminating the 1999 software distribution agreement between Orchestral Corporation and ActiveCore for the PowerAudit product. The business reasons for terminating the PowerAudit distribution agreement was based on three factors. First, ActiveCore did not own or possess access to the source code and the right to modify the software source code to maintain its attractiveness in the face of technology evolution without using the Orchestral company's assistance. To purchase the source code would have been very costly to ActiveCore even though Power Audit had not been a commercial success for ActiveCore in the time since it acquired the distribution rights in 1999. Second, the PowerAudit distribution agreement was set to expire in May 2003. In the case of the later factor, it was determined by the board of directors that if ActiveCore expended marketing efforts and funds creating a brand or sales channel for the Power Audit product, it would have been in effect creating conditions for a more expensive renewal of the distribution agreement. This was particularly the case as Orchestral Corporation had tied in ActiveCore to a support agreement whereby it was to be obligated to pay approximately $4,300 per month even without clients. Despite being the exclusive distributor for two large markets, the USA and Europe, ActiveCore was not successful in generating revenue. In fact only one sale of PowerAudit was ever concluded by the company and that was with the assistance of Orchestral Corporation. The customer subsequently had financial difficulties and the receivable that had been recorded for the sale was subsequently written off as a bad debt on the books of ActiveCore. As the cost of extending the PowerAudit distribution agreement was not specified at the time the original agreement was executed, any improvements in the sales channel or customer base for PowerAudit would have eventually increased the cost to ActiveCore of renewing the distribution license. ActiveCore has recorded the amount payable under the contract with Orchestral however just recently it has engaged in a process whereby it is disputing the amount payable as a result of the onerous and seemingly unusual circumstances under which the contact was completed.

      As a result of the termination of the PowerAudit license and the acquisition and subsequent divestiture of Ignition Entertainment, business has evolved from being solely focused on the distribution of enterprise products, such as PowerAudit, to include consumer software products, such as mobile phone games and other entertainment products. ActiveCore is seeking to expand its product offerings in the mobile application arena for both enterprise and consumer lines by attempting to develop, license or acquire such product offerings, although it has no current agreements to license or acquire any new offerings at this time.

ACQUISITIONS AND DISPOSITIONS

      ACQUISITION OF INTERNATIONAL TECHNOLOGY MARKETING, INC.

      On September 17, 2001, ActiveCore entered into a stock purchase agreement with International Technology Marketing, Inc. Pursuant to this agreement, ActiveCore agreed to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch and Villella, the members of our current management team, and to Ms. Bullock, a former member of our management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we "issued" the 50 million shares of common stock to the former shareholders of International Technology Marketing. The shares were valued at approximately $6.8 million based on the average trading price of the common stock for the 60 days prior to the acquisition.

      The accounting treatment in 2002 and 2003 has been to account for the "issuance" of the shares against earnings on a non-cash basis at the quarter end that revenue milestones are reached for the market value of the shares being released from safekeeping. For example, in the quarter ended September 30, 2002 the company reached the first and second revenue milestones of over $1,000,000 in revenue on a cumulative basis. On this basis the former ITM shareholders were eligible to receive 20,000,000 shares which were valued for accounting purposes at $0.19 per share or $3,800,000 at the quarter ended September 30, 2002. The former shareholders of ITM are entitled to vote the ActiveCore shares held in escrow pending satisfaction of the performance goals.

      The performance goals were as follows:

      o    10,000,000 shares to be disbursed upon aggregate sales of $500,000.

      o    10,000,000 shares to be disbursed upon aggregate sales of $1,000,000.

      o    10,000,000 shares to be disbursed upon aggregate sales of $2,000,000.

      o    10,000,000 shares to be disbursed upon aggregate sales of $6,000,000.

      o    10,000,000   shares  to  be  disbursed   upon   aggregate   sales  of
           $16,200,000.

      The acquisition of International Technologies Marketing did not have a significant impact on ActiveCore's revenues because ITM did not have any revenues prior to acquisition. The acquisition increased ActiveCore's cost structure by approximately $210,000 per year, consisting primarily of the salaries of Messrs. MacDonald, Hamilton, Birch and Villella.

      ACQUISITION OF IGNITION ENTERTAINMENT LIMITED

      On May 28, 2002, ActiveCore acquired all of the shares Ignition Entertainment Limited, which had been formed in late 2001, only a few months prior to ActiveCore's acquisition of the company. Ignition was made up of several existing companies and individuals with considerable expertise and products in the games industry. Ignition is an United Kingdom based video game developer, licensor, publisher, marketer and distributor and its prospects for rapid growth in sales revenues. The purchase was done for the equivalent of 50,000,000 common shares of ActiveCore and was accounted for in the second quarter of fiscal year 2002. Pursuant to this agreement, ActiveCore agreed to issue 15,000,000 shares of ActiveCore's common stock and 3,500,000 shares of convertible preferred shares of ActiveCore over approximately the next two years. Upon conversion of the preferred stock, these payments would equal 50 million shares of ActiveCore common stock. These shares were to be held in escrow until disbursed in accordance with the escrow agreement. The shares were valued at approximately $6.8 million based on the average trading price of the common stock for the 60 days prior to the acquisition however the acquisition cost was much higher following the application of certain accounting rules based on the value of shares just prior to and just following the effective date of acquisition. The acquisition of Ignition facilitated the entry of ActiveCore into the Consumer games market. Ignition's website is at www.ignitionent.com. With the advent of the acquisition of Ignition Entertainment ActiveCore began to fully operate two "divisions" namely enterprise and consumer.

      ActiveCore also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition. Revelate Limited received 5,000,000 shares of ActiveCore's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition. The Ignition management team and employees were also to have the opportunity to earn an additional 1,500,000 shares of preferred stock over three years, which are also convertible into 15,000,000 shares of common stock. These shares were subject to revenue and profit milestones which were set in arms length negotiation with the shareholders of Ignition prior to ActiveCore purchasing the company.

                        PAYMENT SCHEDULE FOR ACQUISITION
            OF IGNITION ENTERTAINMENT LIMITED AND INCENTIVE PAYMENTS

                                                                           AFTER THE
                                                                           PRECEDING
                                                             AFTER THE        TIME
                                               BETWEEN       PRECEDING     PERIOD AND      AFTER THE
                                  WITHIN      91 AND 180       TIME        SIX MONTHS      PRECEDING
                                90 DAYS OF    DAYS AFTER     PERIOD TO         TO           TIME AND         ON
TIME PERIOD:                      CLOSING    MAY 28, 2002   MAY 28, 2003   MAY 28, 2003   MAY 28, 2004   MAY 29, 2004
-----------------------------   ----------   ------------   ------------   ------------   ------------   ------------
GOALS:                          --           --             --             $13,000,000    $26,000,000    $45,000,000
Gross Revenues (in U.S.
Dollars)

Net Income (in U.S. Dollars)    --           --             --             $1,000,000     $5,000,000     $15,000,000

PAYMENTS:                       --           5,000,000      --             if reach       if reach       if reach both
Incentive Payments of                        to                            both above     both           above goals
ActiveCore common and                        Revelate                      goals          above          500,000
preferred shares                             Limited                       500,000        goals          shares of
                                                                           shares of      500,000        convertible
                                                                           convertible    shares of      preferred
                                                                           preferred      convertible    stock
                                                                           stock          preferred
                                                                                          stock

Release of 50 Million Shares    --           15,000,000     1,000,000      1,000,000      1,000,000      500,000
of ActiveCore common stock                   shares of      shares of      shares of      shares of      shares of
(upon conversion of all                      common         preferred      preferred      preferred      preferred
preferred stock issued)                      stock          stock          stock          stock          stock
                                                            (convertible   (convertible   (convertible   (convertible
                                                            to             to             to             to 5,000,000
                                                            10,000,000     10,000,000     10,000,000     shares of
                                                            shares of      shares of      shares of      common stock)
                                                            common         common         common
                                                            stock)         stock)         stock)

      The acquisition of Ignition Entertainment had a significant impact on ActiveCore's revenues and costs. In addition, the acquisition of Ignition increased ActiveCore's cost structure by approximately $4,000,000 per year, consisting primarily of research and development, rent, salaries, marketing, advertising, depreciation and amortization expenses.

      ACQUISITION OF SPRINGBOARD TECHNOLOGY SOLUTIONS INC.

      On July 1, 2002, ActiveCore acquired all the outstanding shares of Springboard Technology Solutions Inc. (since renamed ActiveCore Technologies Ltd.) for consideration of 2,000 common shares on the basis of a one for one exchange which was governed by a purchase and sale agreement. Springboard Technology Solutions Inc. was owned by Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella, and Sherry Bullock all of whom were officers of ActiveCore at the time. Since January 2001, Springboard had provided the physical infrastructure for ActiveCore. Springboard Technology is a data solutions company that provides network solutions, web and software development and data interface and integration services. The company was in operation for three years prior to the ActiveCore acquisition. At the time of acquisition, Springboard Technology had 10 full-time employees and consultants excluding the management of ActiveCore (formerly IVP).

      ActiveCore Technologies' acquisition of Springboard was not considered a "significant" acquisition because Springboard's net assets and results of operations are less than 10% of ActiveCore's consolidated net assets. ActiveCore accounted for the Springboard acquisition under the purchase method of accounting in the third quarter of fiscal 2002.

      The purchase price for Springboard was the issuance of 2,000 shares of common stock on a one for one basis resulting in a cost of approximately $260 which was accounted for in the quarter ended September 30, 2002. Concurrent with the acquisition of Springboard Technology ActiveCore also obtained ownership of Springboard's Vaayu software product, which augments the other enterprise software sold by ActiveCore's enterprise division.

      Since July 1, 2002, ActiveCore has been concentrating on expanding its customer base in both the consumer and enterprise divisions. ActiveCore will be developing or acquiring additional distribution capacity in both the enterprise and in the consumer divisions. Specifically ActiveCore is searching for additional 3rd party game titles to fill out its release schedule for publication and distribution for 2003 and 2004. As well ActiveCore is searching for potential acquisition candidates amongst development houses or distribution operations in Europe, North America and the Pacific Rim in order to grow its revenue levels as fast as possible.

      DISPOSITION OF IGNITION ENTERTAINMENT LIMITED

      During the period from May 28, 2002 to February 14, 2003 ActiveCore was engaged in a process to obtain approval of an SB-2 Registration Statement. The primary purpose of the SB-2 was to approve the $10,000,000 Equity Line of Credit from Cornell Capital Partners, details of which are included elsewhere in this prospectus. During this time period the managers of ActiveCore and Ignition were engaged in a process of spending money and incurring debts to purchase equipment, fund sales and develop new video game products in addition to paying for the legal and accounting fees required for SB-2 approval. As the SB-2 process wore on ActiveCore's overall access to trade debt dried up such that the company's sales revenues began dropping rather than increasing and the output of game titles was delayed due to forced reductions in manpower as a result of cash shortfalls. Despite considerable funding provided by principals of ActiveCore and other individuals the delay in the SB-2 approval created the perception by outside parties that there was something inherently wrong with the public status of the company and we were not able to overcome this perception.

      By May 2003, although ActiveCore had drawn down its first tranche under the Equity Line of Credit it was apparent that irreparable harm had been done to the entire games production and sales operation at Ignition Entertainment such that debts had climbed beyond the capacity of ActiveCore to draw down on the Cornell Equity Line of Credit without undue pressure on the company's stock price. That is, increased draw downs would have placed the stock price at less that 1 cent thereby negating any ability to draw down on the equity line to fund sales and production.

      Given that the sales and production processes at Ignition were slowed to such an extent the board of directors determined that there was no alternative but to divest of the Ignition subsidiary to a buyer. Several groups were approached and it was determined that a group, some of which were original shareholders of Ignition at the time of ActiveCore's acquisition of Ignition in May 2003, presented the best economic value for ActiveCore.

      Effective April 1, 2003, ActiveCore sold 100% of the issued shares and all assets and liabilities of Ignition Entertainment, Ltd. for the return of 11,000,000 shares of ActiveCore's common stock. The transaction resulted in a gain of $2,396,009, which has been included in the condensed consolidated statements of operations for the three and six months ended June 30, 2003, as a gain on sale of discontinued operations.

      Upon execution of the sale agreement in June 2003, ActiveCore issued 50,000,000 shares of its common stock to the former shareholders of Ignition Entertainment Ltd. in accordance with the original May 28, 2002 purchase agreement. Based upon the terms of the sale agreement, ActiveCore converted all of the 3,500,000 shares of preferred stock to be issued, into 35,000,000 shares of common stock and accelerated the issuance of 15,000,000 shares of common stock to be issued. The issuance of the 50,000,000 shares of common stock in June 2003 relieved ActiveCore's obligation as of April 1, 2003, to issue $11,949,156 in preferred and common stock under the original May 28, 2003 purchase agreement. The 50,000,000 shares were delivered, in trust, to an independent third party upon the execution of the sale agreement and will be distributed to the former owners. Immediately following the issuance of the 50,000,000 shares of ActiveCore's common stock, the former shareholders will return 11,000,000 shares of common stock to ActiveCore as proceeds for the sale of Ignition Entertainment Ltd. The 11,000,000 shares were valued at $770,000 based upon the fair market value of the stock on April 1, 2003, the effective date of the sale agreement.

      In connection with the sale agreement, ActiveCore will retain rights to certain intellectual property and receive a source code licensing agreement for certain interactive software games developed by Ignition Entertainment Ltd. In addition to the source code licensing agreement, ActiveCore will also receive a distribution agreement to distribute the interactive software games on a worldwide basis for a period of three years, renewable annually thereafter. The Company will pay Ignition Entertainment Ltd. a royalty fee of 30% of all gross revenues, less direct costs, from the sale, distribution or marketing of those game titles used by ActiveCore. As of June 30, 2003, ActiveCore did not assign any value to the acquired intellectual property due to the uncertainty of obtaining financing to fund the conversion of acquired intellectual property into saleable products and uncertainty over the eventual sales revenues from any games that result from the intellectual property.

      Following is a summary of net liabilities of Ignition Entertainment Ltd. as of April 1, 2003 and December 31, 2002:

                                                        AS OF          AS OF
                                                      APRIL 1,      DECEMBER 31,
                                                        2003            2002
                                                    ------------    ------------
Cash                                                      $ 160       $ 213,923
Accounts receivable, net                                212,741         149,676
Inventory                                                78,955         383,738
Prepaid expenses                                        113,044          99,488
Property, plant and equipment, net                      417,727         442,674
Other assets                                             24,963               -
                                                    ------------    ------------
   Total Assets                                       $ 847,590     $ 1,289,499
                                                    ------------    ------------

Accounts payable                                      1,044,294       1,182,423
Accrued liabilities                                     134,058         240,833
Due to factor                                           211,249          94,746
Taxes payable                                           436,513         388,520
Translation adjustment                                   93,790               -
Notes payable                                           129,366          80,220
Due to related parties                                  424,329         720,376
                                                    ------------    ------------
   Total Liabilities                                  2,473,599       2,707,118
                                                    ------------    ------------
   Net Liabilities of Discontinued
   Operations                                       $ 1,626,009     $ 1,417,619
                                                    ============    ============

      ACQUISITION OF DATA INTEGRATION ASSETS OF SCI HEALTHCARE GROUP INC.

      On September 19, 2003 ActiveCore completed the acquisition of some of the data integration staff of SCI Healthcare Group Inc. of Ohio for consideration consisting of a promissory note for $200,000 and the issuance of 6,472,492 shares of common stock (valued at $200,000). SCI Healthcare Group conveyed 6 employees, 18 existing hospital and healthcare facility data integration contracts, its customer list of over 100 institutions, and certain software that were useful in managing the operation. Ms. Rhonda Lindsay has been named by ActiveCore to be the Vice President US operations. The group will operate under the MDI Solutions trade name. The promissory note was due on October 7, 2003 or within two business days of the release of certain liens on the purchased assets. ActiveCore is in default on this note and is attempting to negotiate an extension of the due date. The number of shares issued to SCI Healthcare is subject to an increase or reduction based on the gross revenue of the Integration Services Division for the one-year period following the acquisition. If gross revenue is less than $900,000 during such one-year period, then the shares will be reduced as follows:

             REVENUE                                REDUCTION IN SHARES
             -------                                -------------------
             $800,000 to                                    10%
             $899,999
             $700,000 to                                    20%
             $799,999
             $699,999 or less                               30%

      If gross revenue is greater than $900,000 during such one-year period, then the shares will be increased as follows:

             REVENUE                                INCREASE IN SHARES
             -------                                ------------------
             $900,001 to $1,000,000                         10%
             $1,00,001 to $1,100,000                        20%
             $1,100,001 or greater                          30%

                                   MANAGEMENT

      Our directors and officers are as follow:

NAME AND ADDRESS                             AGE    POSITION
-----------------------------------------    ----   ----------------------------
Brian MacDonald                              54     CEO & Chairman of the Board
16 Wetherfield Place                                Director
Toronto, Ontario M3B 2E1
Canada

Peter Hamilton                               55     President
2261 Rockingham Drive                               Director
Oakville, Ontario L6H 7J4
Canada

Graham Lowman                                64     Chief Financial Officer
1788 Westcreek Drive
Pickering, Ontario L5N7T4
Canada

Kevin Birch                                  32     Senior VP & Chief Technology
6860 Meadowvale Town Centre Circle                  Officer
Mississauga, Ontario L5N7T4
Canada

Stephen Lewis                                45     Director
461 Bedford Park Avenue
Toronto, Ontario M5M 1K2
Canada

J. Stephen Smith                             64     Director
11614 Holly Briar Lane
Great Falls, VA 22066
United States


      Below are biographies of our executive officers as of December 31, 2002:

      BRIAN MACDONALD, CEO & CHAIRMAN OF THE BOARD. Brian MacDonald, IVP's CEO as appointed to the board in November 2001 and elected Chairman of the Board in December 2001. Prior to his position with IVP, Mr. MacDonald co-founded and was President and CEO of Springboard Technology Solutions Inc., a Toronto-based information technology and software development company. In 1995, he co-founded (with Mr. Peter Hamilton) and served as the Executive VP Corporate Development and CFO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, he assisted Lava Systems in raising over CAD $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Also, during his tenure with Lava Systems Inc., Mr. MacDonald assisted in the acquisition of 4 companies in the United Kingdom and Australia. Mr. MacDonald graduated from the University of Alberta in 1974 with an honors BA in Political Science, and received his Masters of Arts in Public Policy and Political Science from the University of British Columbia in 1979. He holds a Fellow of the Institute of Canadian Bankers designation. Mr. MacDonald has served in managerial capacities with The Toronto Dominion Bank, Banque Nationale de Paris, Confederation Life Insurance Company and ABN Amro Bank.

      PETER HAMILTON, PRESIDENT. Peter Hamilton, IVP's President was appointed a Director in November 2001. Mr. Hamilton oversees product development, distribution activities and sales for ActiveCore. In 1999, he co-founded with Mr. MacDonald, Springboard Technology Solutions Inc. and has served as the VP Sales and Consulting. Prior to his position with Springboard, in 1995, Mr. Hamilton co-founded (with Mr. MacDonald) and served as President and CEO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago,

London, and Australia. During this time, Mr. Hamilton was responsible for overseeing Lava's expansion of its operations into Europe, Australia, U.S. and Canada and developed business partners in South America, South Africa, the
Middle East and Scandinavia. He also assisted Lava in raising over CAD $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Prior to this, Mr. Hamilton served as Senior VP of Operations for SoftKey Software International, a publicly traded company on the New York Stock Exchange. He was responsible for SoftKey's day-to-day operations, including manufacturing, product distribution, information systems, finance, customer support, technical support and product data management and marketing. In addition, Mr. Hamilton integrated 18 new businesses into SoftKey's operations, during his tenure and was instrumental in the growth of the company from $2,000,000 in sales in 1989 to $300,000,000 in 1995.

      GRAHAM LOWMAN, CHIEF FINANCIAL OFFICER. Mr. Lowman joined ActiveCore in July 2002. Mr. Lowman was Administrator of The Boys Home in Toronto, Canada from February Lowman 1997 to June 2003. Before emigrating to Canada in the mid 70s he has held senior accounting positions in the UK with United Artists and Readers Digest, respectively. After two years with an Ontario Crown Agency, Mr. Lowman became the Controller of the Canadian arm of a major division of W.R. Grace & Co. Since then he has held progressively senior positions as - VP Finance with a manufacturing operation in Ontario; CFO of a national accounting partnership; Financial Administrator for a major resort property; and Administrator of a substantial child welfare organization in Toronto. He joined ActiveCore in July 2002, and continues to manage the day-to-day financial and administrative functions of both the parent company and its Canadian subsidiary. Mr. Lowman is a certified management accountant and a Chartered Secretary.

      KEVIN BIRCH, SENIOR VP AND CHIEF TECHNOLOGY OFFICER. Kevin Birch has served as ActiveCore's Senior VP and Chief Technology Officer since November 2001. Mr. Birch is responsible for product development activities in both the enterprise and consumer divisions. His background includes architecting, developing and managing many complex software development projects in sectors as diverse as financial services, leisure products, health care and non-profit organizations in Canada and the United States. In 1999, Mr. Birch was the VP of Multimedia and Software Development for Springboard Technology Solutions Inc, a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. Prior to this, he spent several years as an Interface Architect with HealthLink Clinical Data Network, Inc., where he was responsible for the development and support of information system interfaces in and between major health care facilities across Canada.

      J. STEPHEN SMITH, DIRECTOR. J. Stephen Smith has served as a Director of ActiveCore since November 2001. Mr. Smith has over 30 years experience in planning, directing and managing major projects in such diverse fields as radar system development, electronic intelligence system design, installation and operation, ship design and acquisition and Document Management System development and applied solutions. He has served as Vice-President Operations for CDI Marine, the nation's largest marine engineering firm and has held the positions of Director of Engineering, Vice-President and President of ROH, a diverse professional services company specializing in DMS solutions, web site development and applications and a broad range of support for the US Navy ship acquisition program. Mr. Smith graduated with a BBA from the University of Notre Dame and received his Masters in Science and Electronics Engineering from the U.S. Naval Postgraduate School.

      STEPHEN LEWIS, DIRECTOR. Mr. Lewis has served as a Director of ActiveCore since July 2003. Stephen Lewis has extensive financial, corporate governance and legal experience in large corporate environments and in fast growing entrepreneurial settings. Mr. Lewis is a seasoned executive and was CFO of the Lehndorff Group of companies from 1976 to 1994. The Lehndorff Group was a North American/European real estate investment and property management organization with assets and offices located across Canada and into the United States. Over a number of years Lewis rose within the organization to become executive vice president and chief financial officer, responsible for all facets of the group's finance, accounting, administration, M.I.S and human resources. He was also a member of the board of directors of numerous Lehndorff management companies and acted as chief liaison between management and the independent boards and committees that made up the Lehndorff Group. Mr. Lewis sold his franchise operations in 2002 and is currently acting in a consulting capacity on a number of different business ventures. Mr. Lewis is also a member of the board of directors of the Children's Aid Society of Toronto ("CAST"), one of the largest child welfare organizations in the World. Lewis was recently awarded a Queen's Jubilee Medal, an award granted to individuals whose achievements have benefited their fellow citizens, community and country.

      COMPENSATION OF NON-EMPLOYEE DIRECTORS. J. Steven Smith and Stephen Lewis will be paid 1,000,000 shares of common stock for each year of service on the board. There is no separate compensation for directors who are also a part of management for their services as a director of ActiveCore. All directors will be reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director.

      There are no family relationships among directors, executive officers or persons nominated to become directors of executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

      During a Board of Directors meeting held on March 19, 2002, an audit committee was established. The audit committee will report to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. MacDonald, Lewis and Smith.

      During a Board of Directors meeting held on June 24 2003 a compensation committed was established to review compensation levels and agreements for senior management of ActiveCore. The committee consists of Messrs. Lewis, Smith and Hamilton.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2002, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

                          ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                  ---------------------------------------   ---------------------------------------------------
                                                            RESTRICTED
NAME &                                          OTHER         STOCK
PRINCIPAL                                      ACCRUED      AWARDS IN                      LTIP     ALL OTHER
POSITION          YEAR       SALARY   BONUS  COMPENSATION      US$         OPTIONS/SARS  PAYOUTS   COMPENSATION
-------------     ----      -------   -----  ------------   ---------      ------------  -------   ------------
Brian
MacDonald(4)      2002      $60,933      --            --          --               --        --             --
                  2001       $7,440      --            --          --               --        --             --

John Maxwell      2002           --      --            --     $25,000               --        --             --
Pres. (2)(3)      2001           --      --            --          --               --        --             --
                  2000           --      --            --     150,000 (1)           --        --             --

John Trainor,     2002           --      --            --     $25,000               --        --             --
Sec'y.(2)(3)      2001           --      --            --          --               --        --             --
                  2000           --      --            --     144,000 (1)           --        --             --

----------

(1)   Messrs.  Maxwell and Trainor each received  200,000  shares of restricted  common stock valued at $.75 and
      $.72 per share, respectively, in lieu of cash compensation.

(2)   Effective December 15, 2001, Messrs.  Maxwell and Trainor resigned as officers and directors of ActiveCore
      Technologies Inc.

(3)   In March 2002, Messrs.  Maxwell and Trainor each received 500,000 shares of restricted common stock valued at $.05 per share, in lieu of cash compensation.

(4)   Mr. MacDonald became Chief Executive Officer on November 16, 2001. This excludes the issuance of 8,984,684 shares to Mr. MacDonald in connection with the acquisition of International Technology Marketing.


      ActiveCore Technology has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the calendar year ended December 31, 2002, all decisions concerning executive compensation were made by the Board of Directors.

EMPLOYMENT AGREEMENTS

      In August 2001, International Technology Marketing entered into employment agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as President and Treasurer and Mr. Hamilton is employed as Vice President, Sales. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of CAD $96,000 per year, plus 6% of sales revenue. As ITM is a dormant corporation following its acquisition by ActiveCore it has no sales revenue and therefore ActiveCore is not liable to pay any portion of its sales revenues to Mr. MacDonald or Mr. Hamilton. ActiveCore guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of ActiveCore Technologies.

      In September 2001, International Technology Marketing entered into employment agreements with Geno Villella, Kevin Birch and Sherry Bullock. Mr. Villella is employed as Vice President Implementation, Mr. Birch is employed as Senior Vice President and Chief Technology Officer and Ms. Bullock was employed as Vice President Marketing. Ms. Bullock left the company as of July 10, 2002. Ms. Bullock received a payment of approximately $2,500 per month until June 30, 2003 as compensation under her termination agreement. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Mr. Villella is paid a base salary of $36,000 per year, Mr. Birch is paid a base salary of $60,000 per year and Ms. Bullock was paid a base salary of $30,000 per year. ActiveCore guarantees the payments under these employment contracts. Neither Mr. Villella nor Mr. Birch received any further compensation for services as an officer of ActiveCore. ActiveCore assumed these contracts effective April 1, 2002.

      ActiveCore has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. All decisions concerning executive compensation were made by the Board of Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

      ActiveCore Technologies' predecessor was Erebus Corporation, a non-active reporting entity that was controlled by TPG Capital Corporation. ActiveCore believes that James Cassidy controlled TPG Capital Corporation. Pursuant to Rule 405 promulgated under the Securities Act of 1933, Mr. Cassidy may be deemed to be a "promoter" of ActiveCore. Based on the public records, the Securities and Exchange Commission settled actions against Mr. Cassidy and TPG Capital Corporation for securities fraud and disclosure violations. The Commission alleged that, prior to selling certain "blank check" companies that they controlled, Mr. Cassidy and TPG Corporation made false and misleading statements in documents that were filed with the Commission and that they caused violations of certain books and records provisions of the Securities Exchange Act of 1934. The transactions related to an eligibility rule, issued by the NASD in January 1999, which required all companies that displayed their stock quotations on the NASD's over-the-counter bulletin board to file periodic reports, including financial statements, with the Commission by June 2000. Neither Mr. Cassidy nor TPG Capital Corporation admitted or denied the allegations. A description of the settlement is contained in SEC Litigation Release No. 17023, dated June 4, 2001. ActiveCore has no ongoing business relationship with Mr. Cassidy and he is not employed by ActiveCore in any manner.

      The Company settled all outstanding litigation with Danson Partners LLC in exchange for the issuance of 3,000,000 shares of common stock.

                             DESCRIPTION OF PROPERTY

      ActiveCore Technologies' principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by its wholly-owned Canadian subsidiary, ActiveCore Technologies Ltd. which pays CAD $9,195 per month for the 4.600 square-foot office space.

      ActiveCore's wholly-owned subsidiary, ActiveCore Technologies UK Limited, is in the process of locating suitable office space in London. ActiveCore also uses a Tampa address for its US MDI Solutions activities which is the home of its Vice President, US Operations.

                                LEGAL PROCEEDINGS

      ActiveCore Technologies, Inc. and its subsidiary ActiveCore Technologies Limited are presently a party to a non-material legal proceeding involving amounts claimed to be owed to Orchestral Corporation. ActiveCore disputes the amount as owing, although USD 226,000 has been recorded on the balance sheet as a debt. ActiveCore has filed a defense whereby it is claimed that the limits for claims have passed on the contract between Orchestral and ActiveCore.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information about the beneficial ownership of our common stock as of December 1, 2003, for:

      (i) each person who beneficially owns more than five percent of the common stock;

      (ii) each of our directors;

      (iii) the named executive officers; and

      (iv) all directors and executive officers as a group.

                                                             COMMON STOCK
                                                        BENEFICIALLY OWNED
                                                  ------------------------------
    NAME/ADDRESS             TITLE OF CLASS          AMOUNT       PERCENTAGE(3)
    ----------------------   ------------------   ------------- ----------------
    Brian MacDonald          Common Stock           23,179,449             7.8%
    Peter Hamilton           Common Stock           23,879,449             8.0%
    Kevin Birch              Common Stock           12,037,173             4.0%
    Graham Lowman            Common Stock              500,000                *
    Stephen Lewis            Common Stock            2,000,000 (1)            *
    Stephen Smith            Common Stock            2,000,000 (2)            *
                                                  ------------      -----------
    All Officers and
    Directors as a Group     Common Stock           63,596,071            21.3%
                                                  ============      ===========

----------

*     Less than one percent.

(1) Of that total 1,000,000 shares were issued on June 24, 2003 and 1,000,000 will vest on November 1, 2003.

(2) Of that total, 500,000 shares were issued on December 31, 2002, 500,000 on June 24, 2003 and 1,000,000 shares will vest on November 1, 2003.

(3) Applicable percentage of ownership is based on 297,921,703 shares of common stock outstanding as of December 1, 2003 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 1, 2003 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On July 1, 2002, ActiveCore acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. Springboard Technology Solutions Inc. was owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, all of whom were officers or directors of ActiveCore Technology at the time of acquisition and has provided the physical infrastructure for ActiveCore Technology Inc., since January 1, 2002. Springboard has been in operation for three years. At the time of acquisition Springboard Technology had 10 full time employees and consultants. The acquisition was consummated for nominal consideration $260 of stock and therefore ActiveCore Technology did not believe the use of an independent negotiating committee was warranted.

      On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier (pound)179,850 ($262,970) yearly in equal monthly installments of $21,914. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. Montpelier Limited is owned by Vijay Chadha, Ajay Chadha and Martin Monnieckdam, all of whom are officers of Ignition Entertainment. This contract has subsequently been assumed by Ignition Entertainment's new owners.

      During the three months ended March 31, 2002, ActiveCore issued 1,000,000 shares each to Messrs. Smith, Sidrow and King for services as directors for the two-year period 2001-2003. The 3,000,000 shares are held in escrow. Subsequent to the quarter ended March 31, 2002, Messrs. Sidrow and King resigned from the Board of Directors for personal reasons and as a result their entitlement to shares terminated. The shares related to Mr. Sidrow and Mr. King have been rescinded.

      ActiveCore Technologies Inc.'s principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by ActiveCore Technologies Ltd. a wholly-owned subsidiary, formerly Springboard Technology Solutions, Inc., ActiveCore had an oral agreement which commenced January 1, 2002, with Springboard Technology
Solutions, Inc., a corporation owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, whereby ActiveCore was obligated to pay Springboard approximately $30,000 per month for rent, utilities, network infrastructure, equipment leases and all office administrative services. Messrs. MacDonald and Hamilton are officers and directors of ActiveCore. Messrs. Birch and Villella are officers of ActiveCore. Ms. Bullock was an officer of ActiveCore until her resignation in July, 2002. On July 1, 2002 ActiveCore acquired Springboard Technology Solutions and the monthly administrative charge was rescinded.

      On  September  17,  2001,  ActiveCore  Technologies  entered  into a stock purchase agreement with International Technology Marketing, Inc. whereby ActiveCore Technologies is obligated to issue 50 million shares of common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the current and former members of our management team, in exchange for all of International Technology Marketing's common stock. In that transaction, ActiveCore Technologies, represented by its corporate counsel, Thomas Chown, the board members and executives in place at that time, none of which are part of current management or its board of directors, negotiated and entered into, on a arms length basis, an agreement with the five founders of International Technology Marketing Inc., a newly formed company, to gain the dedicated management services of the International Technology Marketing's founders for the benefit of ActiveCore Technologies. The founders of ITM were experienced finance, marketing, sales and information technologies. The method chosen for obtaining, in bulk, the services of the new management team was accomplished by the two companies entering into a stock purchase agreement whereby ActiveCore acquired the shares of ITM; however the shareholders of ITM were not to receive their shares until ActiveCore met certain revenue milestones. A resolution with regard to the acquisition of ITM and the obtaining of the services of the management team was included in a proxy statement sent to the registered shareholders of ActiveCore which was, at the properly constituted annual general meeting held on November 16, 2001, which was approved by a majority of shareholders.

      Concurrent with the approval of the acquisition of ITM, ActiveCore's shareholders voted to increase the number of authorized shares of ActiveCore which, in part, permitted the company to issue sufficient shares to pay out shares for the management services obtained through the stock purchase agreement between of ITM and ActiveCore, and, in part, to provide sufficient shares to acquire additional assets, entities and financing. The acquisition of ITM was satisfied by the issuance of 50,000,000 shares of ActiveCore to the five founding shareholders of ITM. The share issuances, given in exchange for ITM, are subject to performance milestones. In the third quarter ended September 30, 2002 the founders of ITM became eligible to receive 20,000,000 shares for meeting the first two milestones and these shares were recorded as stock-based compensation and valued on a market price basis on the close of business on September 30, 2002, at a cost of $3,800,000. On December 31, 2002, an additional

10,000,000 shares qualified for release. These shares were valued for accounting purposes at $0.17 per share or an aggregate of $1,700,000. These disbursements of shares were non-cash items. The Company accelerated the issuance of the final 20,000,000 shares, which were released from escrow and recorded as stock-based compensation on June 30, 2003, and were valued at $.027 per share for an aggregate of $540,000.

      On March 25, 2002, we issued the 50 million shares of common stock to be held by ActiveCore Technologies until the escrow agreement is executed to hold the shares. These shares were to be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals. In the quarter ended September 30, 2002 the former shareholders of ITM became eligible to receive the first two tranches related to the revenue milestones. The issuance of the shares was accounted for by the recording an expense under salaries for $3,800,000 or 20,000,000 times the $0.19 cent share price as at September 30, 2002. On December 31, 2002, an additional 10,000,000 shares qualified for release. These shares were valued for accounting purposes at $0.17 per share. These disbursements were non-cash items.

      The performance goals are as follows:

      o    10,000,000 shares will be disbursed upon aggregate sales of $500,000.

      o    10,000,000   shares  will  be  disbursed  upon  aggregate   sales  of
           $1,000,000.

      o    10,000,000   shares  will  be  disbursed  upon  aggregate   sales  of
           $2,000,000.

      o    10,000,000   shares  will  be  disbursed  upon  aggregate   sales  of
           $6,000,000.

      o    10,000,000   shares  will  be  disbursed  upon  aggregate   sales  of
           $16,200,000.

      In March 2000, ActiveCore, through an agreement with TPG Capital Corporation, which was operated by James Cassidy, a lawyer in Washington D.C., acquired Erebus Corporation for $200,000 in cash and 350,000 shares of ActiveCore valued at $500,000, the market value of ActiveCore's stock at the time of acquisition. This consideration was paid as a fee to TPG Capital, the sole shareholder of Erebus Corporation. The Erebus transaction was undertaken between Erebus, a non-active reporting entity, and ActiveCore Technology, in order for ActiveCore could become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From an accounting standpoint the Erebus transaction was treated as a recapitalization (stock for stock transaction and no goodwill was recorded).

      TPG Capital was the sole shareholder of Erebus Inc., an inactive reporting shell company. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by ActiveCore Technologies to the former stockholder shall be increased or decreased based upon the average closing price of ActiveCore Technologies' stock 30 days prior to the reset date, so the value of the 350,000 shares was equal $500,000. The average closing price of the stock was $0.1487 per share. Based on the consulting agreement ActiveCore Technologies is obligated to issue an additional 3,028,378 common shares to the consultant as an additional fee. ActiveCore Technologies does not believe that it will be legally obligated to issue the shares based on the reset date as the SEC had previously reached a settlement agreement with Mr. Cassidy and TPG Capital with regard certain practices related to vending reporting shells to nonreporting entities in order for the later to retain listing status on the OTC BB. See SEC Litigation release no. 17023/June 4, 2001.

      Since becoming a reporting entity ActiveCore Technologies has filed and maintained its reporting obligations to the SEC.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      ActiveCore (IVP) Technologies' common stock is traded on the Over-the-Counter Bulletin Board under the symbol "TALL". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years, as well as the first three quarters of 2003.

                                                  HIGH BID          LOW BID
                                                ------------      -----------
        2000
        Quarter Ended March 31, 2000                $3.69             $0.13
        Quarter Ended June 30, 2000                  1.41              0.56
        Quarter Ended September 30, 2000             0.91              0.57
        Quarter Ended December 31, 2000              0.67              0.14

        2001
        Quarter Ended March 31, 2001                $0.22             $0.12
        Quarter Ended June 30, 2001                  0.14              0.05
        Quarter Ended September 30, 2001             0.17              0.04
        Quarter Ended December 31, 2001              0.09              0.03

        2002
        Quarter Ended March 31, 2002                $0.11             $0.03
        Quarter Ended June 30, 2002                  0.32              0.08
        Quarter Ended September 30, 2002             0.27              0.13
        Quarter Ended December 31, 2002              0.20              0.14

        2003
        Quarter Ended March 31, 2003                $0.19             $0.05
        Quarter Ended June 30, 2003                  0.07              0.02
        Quarter Ended September 30, 2003             0.04              0.02

HOLDERS OF COMMON EQUITY

      As of May 1, 2003, there were 367 registered holders of record for our common stock.

DIVIDENDS

      ActiveCore has never paid any dividends on its capital stock. The Company currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

RECENT SALES OF UNREGISTERED SECURITIES

      On October 14, 2003 ActiveCore issued 3,000,000 shares to Danson Partners LLC in respect of sums owing to Wayne Danson for consulting fees during the period March 1, 2002 to February 28 2003. The shares have valued as at the date of issue.

      On September 30, 2003 ActiveCore issued 10,200,000 shares with respect to an investment transaction for financing that has not yet closed. If the financing does not close the shares will be rescinded.

      On September 30, 2003 ActiveCore entered into a contract with an independent advisor to consult with the company with regard to finance activities and general corporate development. The Company issued 1,000,000 shares. The shares were valued at $.029 per share, representing the closing bid price on the date of the board resolution.

      On September 30, 2003 ActiveCore issued shares with respect to the creation of a subsidiary in the United Kingdom. A total of 9,000,000 shares were issued and valued at $.029 per share, representing the closing bid price on the date of the board resolution.

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

      On September 30, 2003, ActiveCore issued 6,472,942 shares in connection with the acquisition of the data integration assets of SCI Healthcare Group. The shares were valued at $0.0309, representing the closing price on September 18th, being the contracted determination date.

      On September 30, 2003, ActiveCore issued 300,000 shares to complete the purchase of the XML Connector source code from Karora Technologies Inc. The shares were valued at $.028 per share, representing the closing bid price on the date of the board resolution.

      On September 30, 2003, ActiveCore issued 150,000 shares as bonuses to employees for successful completion of certain technology. The shares were at $.028 per share, representing the closing bide price on the date of the board resolution.

      On August 5, 2003, ActiveCore announced that it had acquired the rights to build a cell phone game based on the "Zorro" character and trademark from Zorro Productions Inc. of California. A license agreement was entered into whereby ActiveCore shall pay no royalties on the first $50,000 of net sales and subsequently ActiveCore and the licensor shall share equally a royalty of 50% on net sales. There shall be no minimum royalty. The Company also entered into an agreement with an unrelated company to source additional "name brand" properties for cell phone game production and issued this unrelated company 2,000,000 shares of common stock as a consulting fee. These shares were issued on August 1, 2003 and were valued at $0.025 per share, representing the closing bid price on the date of the board resolution.

      On July 31, 2003, ActiveCore announced that its wholly owned subsidiary ActiveCore Technologies Limited had received the first installment of $500,000 of a planned $2,000,000 term loan offering. Under the terms of the agreement, the first installment will accrue a 12% interest rate per annum and is repayable over a five-year term with no payments required in the first 12 months - the payments will be amortized over the remaining 48 months of the term loan. The loan is convertible into common stock of ActiveCore at the rate of 4.5 shares for every 1 dollar of the loan balance due, excluding interest, remaining at the time of conversion. As additional consideration for the loan advance by the lender, ActiveCore issued 500,000 warrants on July 30, 2003 to the lender for the purchase of 500,000 shares of common stock at a purchase price of $0.0312 per share. The fair value assigned to the warrant amounted to $0 and was determined using the Black-Scholes option pricing model using the following assumptions: no dividend yield for all years; expected volatility of 9.3%; risk-free interest rate of 1.12%, and an expected life of 1 year. The warrants expire July 31, 2004.

      On July 14, 2003, ActiveCore entered into a consulting agreement with an unrelated individual to provide services through June 2004. On August 1, 2003, ActiveCore issued 4,000,000 shares of common stock to this consultant as compensation for services to be rendered. These shares were valued at $.025 per share, representing the closing bid price on the date of the board resolution.

      On July 10, 2003, ActiveCore entered into a Letter of Intent to acquire the source code for a software product known as XML/Connector for the health care vertical from an unrelated company which is a Colorado and Toronto based software development company. As part of the terms and conditions, ActiveCore will pay (CAD) $120,000 in cash in the form of a note payable. On August 1, 2003, ActiveCore issued 500,000 shares of common stock to the acquiree. These shares were valued at $.025 per share representing the closing bid price on the date of the board resolution.

      In July 2003, ActiveCore entered into a consulting agreement with an unrelated individual to provide services through June 2004. On August 1, 2003, ActiveCore issued 150,000 shares of common stock to this consultant. These shares were valued at $.033 per share, representing the closing market value on the date of grant.

      In July 2003, ActiveCore entered into employment agreements with two contractors related to cell phone game development and health care services. On August 1, 2003, each contractor was issued 500,000 shares of common stock as compensation in addition to ongoing salary costs. These shares were valued at $.025 per share, representing the closing bid price on the date of the board resolution.

      In July 2003, ActiveCore issued 1,562,700 restricted shares of common stock to an officer of ActiveCore in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of ActiveCore and accrued expenses. These shares were valued at $.025 per share, representing the closing bid price on the date of the board resolution.

      During the nine month period ended September 30, 2003, ActiveCore issued 25,508,380 shares of common stock to the Investment Bankers for cash of $400,000 in connection with the Equity Line of Credit.

      On June 24, 2003, ActiveCore issued 17,804,976 shares of common stock to the Chairman and CEO of ActiveCore in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of ActiveCore and accrued salaries included in the amounts due to related parties. These shares were valued at $.025 per share, or an aggregate of $445,124 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 17,804,976 shares of common stock to a the President and director of ActiveCore in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of ActiveCore and accrued salaries included in the amounts due to related parties on the accompanying condensed consolidated balance sheets. These shares were valued at $.025 per share, or an aggregate of $445,124 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 1,250,000 shares of common stock to four employees of ActiveCore for payment of accrued compensation and bonuses. These shares were valued at $.025 per share, or an aggregate of $31,250 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 3,000,000 shares of common stock to certain directors of ActiveCore for director services for the period from June 2003 to June 2004. These shares were valued at $.025 per share, or an aggregate of $75,000 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 300,000 shares of common stock to an unrelated consultant having a value of $7,500 for consulting services. These shares were valued based upon the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 2,000,000 shares of common stock to an unrelated party in connection with an agreement to provide investor relations services. These shares were valued at $.025 per share, or an aggregate of $50,000 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 5,000,000 shares of common stock to an unrelated consultant as consideration for an agreement to provide consulting services from June 2003 to June 2004. These shares were valued at $.025 per share, or an aggregate of $125,000 on the date of grant.

      On June 24, 2003, ActiveCore issued 50,000,000 shares of common stock to the former shareholders of Ignition Entertainment, Ltd. in accordance with the original May 28, 2002 purchase agreement. The acquisition was made pursuant to ActiveCore agreeing to issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock convertible into 35,000,000 shares of common stock; collectively valued at $0.23898 per share for a total purchase price of $11,949,155. The issuance of these 50,000,000 shares of common stock relieved $11,949,155 in preferred and common stock to be issued as of April 1, 2003. (See discussion under divestiture of Ignition Entertainment Limited).

      On June 24, 2003, ActiveCore issued 5,180,000 shares of common stock to two unrelated parties to obtain financing for ActiveCore. Financing costs included in interest expense for the six months ended June 30, 2003 totaled $129,500 representing the market value on the date of grant.

      On June 24, 2003, ActiveCore issued 500,000 shares of common stock that were released from escrow to an individual for services rendered from November 2002 to November 2003. The Board of Directors resolved that these shares are considered earned as of June 24, 2003. These shares were valued at $.025 per share, or an aggregate of $13,500 representing the market value on the date of grant.

      On February 18, 2003, ActiveCore issued 168,889 shares of common stock to Cornell Capital Partners for payment of penalties for not completing the SB-2 filing by the due date of July 2, 2002 per the terms of the Equity Line of Credit Agreement. These shares were valued at $0.13 per share or an aggregate of $21,956, representing the closing market value on the date of grant.

      On February 18, 2003, ActiveCore issued 114,408 share of common stock to a consultant for payment of $15,000 of consulting services accrued at December 31, 2002 as common stock to be issued. These shares were valued at $0.13 per share representing the closing market value on the date of grant.

      On December 31, 2002, the former shareholders of ITM earned 10,000,000 contingent shares having a value of $1,700,000. These shares were released out of escrow.

      On December 31, 2002, J. Stephen Smith, our independent director, earned 500,000 shares having a value of 85,000. These shares were released out of escrow.

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

      On September 30, 2002, the former shareholders of ITM earned 20,000,000 contingent shares having a value of $3,800,000. These shares were released out of escrow.

      On July 1, 2002, ActiveCore Technologies acquired all the outstanding shares of Springboard Technologies Solutions, Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. The shares were valued at $260 corresponding to the date that ActiveCore's Board of Directors approved the transaction.

      On June 28, 2002, ActiveCore Technologies issued 2,410,916 shares of common stock to an unrelated investor pursuant to the terms of our March 17, 2000 debt conversion agreement.

      On June 28, 2002, ActiveCore issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

      On May 28, 2002 ActiveCore acquired Ignition Entertainment Limited, a company incorporated in the United Kingdom. ActiveCore was to issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to the principals of Ignition over a period of two years from the date of acquisition. Additionally, the management team of Ignition Entertainment Limited could earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals were met at specific time periods. The shares were held in escrow to be disbursed according to the terms of the agreement.

      As a consequence of Ignition not achieving its performance goals in the ensuing 10 months of operation, ActiveCore negotiated the sale of the company, and, effective April 1, 2003, ActiveCore sold 100% of the issued shares and all assets and liabilities of Ignition Entertainment, Ltd. for the return of 11,000,000 shares of ActiveCore's common stock. The transaction resulted in a gain of $2,396,009, which has been included in the condensed consolidated statements of operations for the three and six months ended June 30, 2003, as a gain on sale of discontinued operations.

      Upon execution of the sale agreement in June 2003, ActiveCore issued 50,000,000 shares of its common stock to the former shareholders of Ignition Entertainment Ltd. in accordance with the original May 28, 2002 purchase agreement. Based upon the terms of the sale agreement, ActiveCore converted all of the 3,500,000 shares of preferred stock to be issued, into 35,000,000 shares of common stock and accelerated the issuance of 15,000,000 shares of common stock to be issued. The issuance of the 50,000,000 shares of common stock in June 2003 relieved ActiveCore's obligation as of April 1, 2003, to issue $11,949,156 in preferred and common stock under the original May 28, 2003 purchase agreement. The 50,000,000 shares were delivered, in trust, to an independent third party upon the execution of the sale agreement and will be distributed to the former owners. Immediately following the issuance of the 50,000,000 shares of ActiveCore's common stock, the former shareholders will return 11,000,000 shares of common stock to ActiveCore as proceeds for the sale of Ignition Entertainment Ltd. The 11,000,000 shares were valued at $770,000 based upon the fair market value of the stock on April 1, 2003, the effective date of the sale agreement.

      In May 2002, ActiveCore entered into an agreement with a consultant for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, ActiveCore Technologies issued 5,000,000 shares of common stock to Ms. Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $.05 per share, or an aggregate of $250,000, on the date of issuance.

      On May 1, 2002, ActiveCore agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to a factoring company. ActiveCore Technologies issued these shares on or about August 6, 2002.

      In April 2002, ActiveCore entered into an Equity Line of Credit Agreement with Cornell Capital Partners. ActiveCore Technologies paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. In addition, ActiveCore entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, ActiveCore Technologies paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. ActiveCore agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting ActiveCore on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

      In April 2002, ActiveCore raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures were redeemed in February 2003.

      On April 26, 2002, ActiveCore issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

      On or about March 25, 2002, ActiveCore issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

      On or about March 25, 2002, ActiveCore issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technologies Marketing. Subsequently, all of these shares have been released from escrow.

      On or about March 25, 2002, ActiveCore issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technologies Marketing. Subsequently, all of these shares have been released from escrow.

      On or about March 25, 2002, ActiveCore issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technologies Marketing. Subsequently, all of these shares have been released from escrow.

      On or about March 25, 2002, ActiveCore issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technologies Marketing. Subsequently, all of these shares have been released from escrow.

      On or about March 25, 2002, ActiveCore issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technologies Marketing. Subsequently, Ms. Bullock left employment with ActiveCore Technologies and has accepted a partial payment of 800,000 shares and the remainder of her performance based shares will be reallocated to the remaining members of International Technologies Marketing. Subsequently, all of these shares have been released from escrow.

      On or about March 25, 2002, ActiveCore issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of ActiveCore. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

      On or about March 25, 2002, ActiveCore issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of ActiveCore. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

      On or about March 25, 2002, ActiveCore issued 2,375,600 shares of common stock valued at $.05 per share to a consultant for the conversion of $118,780 of debts owed by the corporation for services performed in 2001.

      On or about March 25, 2002, ActiveCore issued 1,000,000 shares of common stock to an unrelated investor as conversion of a fee of $50,000 earned for introducing ActiveCore Technologies to International Technologies Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of issuance.

      On or about March 25, 2002, ActiveCore issued 50,000 shares of common stock to one of its external legal counsel for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of issuance.

      On or about March 25, 2002, ActiveCore issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

      On or about March 25, 2002, ActiveCore issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. In June 2002, these shares were rescinded as a result of Mr. Sidrow's resignation from the board of directors.

      On or about March 25, 2002, ActiveCore issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. In June 2002, these shares were rescinded as a result of Mr. King's resignation from the board of directors.

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

      On February 16, 2002, ActiveCore completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, ActiveCore Technologies received written notice from the lender, DcD Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

      On or about August 17, 2001, ActiveCore issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

      On or about July 30, 2001, ActiveCore rescinded the issuance of 870,000 shares of common stock previously issued to consultants for services not performed.

      On or about April 26, 2001, ActiveCore issued 1,200,000 shares of common stock to a consultant for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

      On or about April 26, 2001, ActiveCore issued 1,000,000 shares of common stock to an individual for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

      In March 2000, ActiveCore, through an agreement with TPG Capital Corporation, which was operated by James Cassidy, a lawyer in Washington D.C., acquired Erebus Corporation for $200,000 in cash and 350,000 shares of ActiveCore valued at $500,000, the market value of ActiveCore's stock at the time of acquisition. This consideration was paid as a fee to TPG Capital, the sole shareholder of Erebus Corporation. The Erebus transaction was undertaken between Erebus, a non-active reporting entity, and ActiveCore Technologies, in order for ActiveCore could become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From an accounting standpoint the Erebus transaction was treated as a recapitalization (stock for stock transaction and no goodwill was recorded).

      TPG Capital was the sole shareholder of Erebus Inc., an inactive reporting shell company. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by ActiveCore's to the former stockholder shall be increased or decreased based upon the average closing price of ActiveCore's stock 30 days prior to the reset date, so the value of the 350,000 shares was equal $500,000. The average closing price of the stock is $0.1487 per share. Based on the consulting agreement ActiveCore was obligated to issue an additional 3,028,378 common shares to the consultant as an additional fee. ActiveCore does not believe that it will be legally obligated to issue the shares based on the reset date as the SEC had previously reached a settlement agreement with Mr. Cassidy and TPG Capital with regard certain practices related to vending reporting shells to non-reporting entities in order for the later to retain listing status on the OTC BB. See SEC Litigation release no. 17023/June 4, 2001.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ActiveCore Technologies so as to make an informed investment decision. More specifically, ActiveCore had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ActiveCore's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

      ActiveCore's authorized capital consists of 500,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. At December 1, 2003, there were 297,921,703 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to ActiveCore Technologies' capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to ActiveCore Technologies' Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

      Each  outstanding  share  of  common  stock  has one  vote on all  matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is ActiveCore's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

      Currently there are no outstanding shares of preferred stock. The Board of Directors is authorized, within the limitations and restrictions prescribed by law or stated in the Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of preferred stock in series and (i) to establish from time to time the number of shares to be included in each series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing and alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

WARRANTS

      ActiveCore has outstanding warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. These warrants expire on the fifth anniversary of issuance and were issued in connection with the Equity Line of Credit.

      As additional consideration for the first tranche of the $2,000,000 term loan advance by a lender, ActiveCore issued 500,000 warrants on July 30, 2003 to the lender for the purchase of 500,000 shares of common stock at a purchase price of $0.0312 per share. The fair value assigned to the warrant amounted to $0 and was determined using the Black-Scholes option pricing model using the following assumptions: no dividend yield for all years; expected volatility of 9.3%; risk-free interest rate of 1.12%, and an expected life of 1 year. The warrants expire July 31, 2004.

TRANSFER AGENT

      The Transfer Agent for the common stock is Pacific Stock Transfer Company located at P.O. Box 93385, Las Vegas, Nevada 89193-3385.

LIMITATION OF LIABILITY: INDEMNIFICATION

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of ActiveCore to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of

ActiveCore. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technologies pursuant to the foregoing, or otherwise, ActiveCore Technologies has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of ActiveCore Technologies that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with ActiveCore Technologies' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our company's management.

                                     EXPERTS

      The consolidated financial statements as of and for the years ended December 31, 2002 and 2001 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding ActiveCore's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES


                                    CONTENTS
                                    --------

PAGE                 1         CONDENSED  CONSOLIDATED  BALANCE SHEETS AS OF  SEPTEMBER 30,  2003  (UNAUDITED)  AND
                               DECEMBER 31, 2002

PAGE                 2         CONDENSED CONSOLIDATED  STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
                               SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

PAGE                 3         CONDENSED  CONSOLIDATED  STATEMENT OF  STOCKHOLDERS'  DEFICIENCY FOR THE NINE MONTHS
                               ENDED SEPTEMBER 30, 2003 (UNAUDITED)

PAGES              4 - 5       CONDENSED CONSOLIDATED  STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER
                               30, 2003 AND 2002 (UNAUDITED)

PAGES              6 - 22      NOTES TO  CONDENSED  CONSOLIDATED  FINANCIAL  STATEMENTS  AS OF  SEPTEMBER  30, 2003
                               (UNAUDITED)

                                                                 F-2

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            ASSETS
                                                            ------
                                                                                September 30, 2003     December 31,
                                                                                    (Unaudited)            2002
                                                                                -----------------      -------------
Current assets
 Cash                                                                          $         65,066       $     63,162
 Accounts receivable, less allowance for doubtful accounts of $43,970
  as of September 30, 2003 and December 31, 2002                                         66,779             17,165
 Prepaid expenses and other current assets                                              171,723             34,610
                                                                                -----------------      -------------
     Total Current Assets                                                               303,568            114,937
                                                                                -----------------      -------------
PROPERTY AND EQUIPMENT
 Property and equipment                                                                 227,177            173,246
 Accumulated depreciation                                                              (131,460)           (79,688)
                                                                                -----------------      -------------
     Property and Equipment, Net                                                         95,717             93,558
                                                                                -----------------      -------------

OTHER ASSETS
 License agreements - software, net of accumulated amortization of
  $624,411 and $356,806 as of September 30, 2003 and December 31, 2002,
  respectively                                                                          204,906            356,806
 Intangible asset - customer list                                                       275,000               -
 Investment at cost                                                                     250,000               -
 Deferred consulting expense                                                            196,850             71,816
 Goodwill                                                                               100,000               -
                                                                                -----------------      -------------
     Total Other Assets                                                               1,026,756            428,622
                                                                                -----------------      -------------

TOTAL ASSETS                                                                   $      1,426,041       $    637,117
------------                                                                    =================      =============


                                         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                                         ----------------------------------------
CURRENT LIABILITIES
 Accounts payable                                                              $        681,763       $    657,402
 Accrued liabilities                                                                     80,775            169,679
 Taxes payable                                                                          187,527             32,150
 Accrued interest                                                                        58,110             14,974
 Leases payable, current portion                                                         22,013               -
 Net liabilities of discontinued operations                                                -             1,417,619
 Note payable, current portion                                                          542,886            104,020
 Common stock to be issued                                                               18,000          3,617,746
 Convertible preferred stock to be issued, short-term                                      -             4,779,662
 Due to related parties                                                                  97,637            369,226
 Other current liabilities                                                                2,683            134,088
                                                                                -----------------      -------------
     Total Current Liabilities                                                        1,691,394         11,296,566
                                                                                -----------------      -------------
CONTINGENCIES AND COMMITMENTS

LONG-TERM LIABILITIES
 Note payable, long-term portion                                                        500,000               -
 Convertible debentures                                                                    -               150,000
 Lease payable, long-term                                                                 8,603             25,570
 Convertible preferred stock to be issued, long-term                                       -             3,584,747
                                                                                -----------------      -------------
     Total Long-Term Liabilities                                                        508,603          3,760,317
                                                                                -----------------      -------------

TOTAL LIABILITIES                                                                     2,199,997         15,056,883
-----------------                                                               -----------------      -------------

STOCKHOLDERS' DEFICIENCY
 Preferred stock, $0.001 par value, 50,000,000 shares authorized, none
  issued and outstanding                                                                   -                  -
 Common stock, $0.001 par value, 500,000,000 and 150,000,000 shares authorized, 278,707,703 and 99,449,261 shares issued and 267,707,703 and 99,449,261 shares outstanding as of September 30, 2003 and
  December 31, 2002, respectively                                                       278,708             99,449
 Additional paid-in capital                                                          36,166,766         20,870,864
 Accumulated deficit                                                                (36,185,595)       (35,248,562)
 Less: treasury stock (11,000,000 shares)                                              (770,000)              -
 Other comprehensive (loss) income - exchange gain                                     (111,297)            80,795
 Less: deferred equity line commitment fees                                             (91,062)          (222,312)
 Less: deferred compensation                                                            (61,476)              -
                                                                                -----------------      -------------
     Total Stockholders' Deficiency                                                    (773,956)       (14,419,766)
                                                                                -----------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                 $      1,426,041       $    637,117
----------------------------------------------                                  =================      =============


                              See accompanying notes to condensed consolidated financial statements.

                                                                  F-3

                                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           -----------------------------------------------
                                                             (UNAUDITED)

                                                        For The Three      For The Three      For The Nine       For The Nine
                                                         Months Ended       Months Ended      Months Ended       Months Ended
                                                        September 30,      September 30,        September          September
                                                             2003               2002            30, 2003           30, 2002
                                                        --------------     ---------------    --------------     --------------

NET SALES                                              $      124,767     $      167,070     $     355,776      $      257,070
                                                        --------------     --------------     -------------      --------------

COST OF SALES
 Product costs                                                 20,962             24,059           121,893              24,059
 Development costs                                               -                  -                 -                  1,030
 Distribution and other costs including
   amortization of license                                     92,983            298,674           279,172           1,203,972
                                                        --------------     --------------     -------------      --------------
     Total Cost of Sales                                      113,945            322,733           401,065           1,229,061
                                                        --------------     --------------     -------------      --------------

GROSS PROFIT (LOSS)                                            10,822           (155,663)          (45,289)           (971,991)
                                                        --------------     --------------     -------------      --------------

OPERATING EXPENSES
 Salaries and wages                                           270,095             54,124           506,069             54,124
 Stock-based compensation                                      37,500          3,800,000           618,080          3,800,000
 Consulting fees                                              119,044            102,835           212,974            452,815
 Legal and accounting                                          60,335             40,192           214,209            252,166
 Management fees                                               44,346             23,301           120,688             81,107
 General and administrative                                   170,540           (170,872)          562,907            153,889
 Financial advisory fees                                        9,098               -               39,914            150,000
 Amortization and depreciation                                  9,656            107,921            28,378            271,671
                                                        --------------     --------------     -------------      --------------
      Total Operating Expenses                                720,614          3,957,501         2,303,219           5,215,772
                                                        --------------     --------------     -------------      --------------

LOSS FROM OPERATIONS                                         (709,792)        (4,113,164)       (2,348,508)         (6,187,763)
                                                        --------------     --------------     -------------      --------------

OTHER INCOME (EXPENSE)
 Gain on early extinguishment of debt                            -               924,904              -              1,021,238
 Interest income                                                 -                 5,084             6,497               5,126
 Interest expense                                             (88,673)           (11,432)         (315,803)            (77,577)
 Foreign exchange gain                                         43,821               -               57,895                -
                                                        --------------     --------------     -------------      --------------
      Total Other Income (Expense)                            (44,852)           918,556          (251,411)            948,787
                                                        --------------     --------------     -------------      --------------

LOSS FROM CONTINUING OPERATIONS                              (754,644)        (3,194,608)       (2,599,919)         (5,238,976)

DISCONTINUED OPERATIONS:
 Loss from discontinued operations                               -              (915,876)         (733,123)         (1,127,835)
 Gain on sale of discontinued operations                         -                  -            2,396,009                -
                                                        --------------     --------------     -------------      --------------
      (Loss) Gain from Discontinued Operations, Net              -              (915,876)        1,662,886          (1,127,835)
                                                        --------------     --------------     -------------      --------------

NET (LOSS)                                             $     (754,644)    $   (4,110,484)    $    (937,033)     $   (6,366,811)
----------                                             ===============    ===============    ==============      ==============

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS -
 BASIC AND DILUTED                                     $        (0.00)    $        (0.03)    $       (0.02)     $       (0.06)
                                                        ==============     ==============     =============      ==============

GAIN (LOSS) PER COMMON SHARE FROM DISCONTINUED
 OPERATIONS - BASIC                                    $          0.00    $        (0.01)    $         0.01   $         (0.01)
                                                        ==============     ==============     =============      ==============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED          $        (0.00)    $        (0.03)    $       (0.01)   $         (0.07)
                                                        ==============     ==============     =============      ==============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING - BASIC AND DILUTED                          262,456,836        118,299,435       159,960,377          95,218,392
                                                        ==============     ==============     =============      ==============

                              See accompanying notes to condensed consolidated financial statements.

                                                                 F-4

                     IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                     --------------------------------------------
                                     (UNAUDITED)

                                                                                   Additional
                                    Preferred Stock            Common Stock         Paid-In         Accumulated
                                   Shares      Amount       Shares      Amount      Capital           Deficit
                                 ----------   -------    -----------   ---------  ------------    -------------

Balance, December 31, 2002           -        $  -        99,449,261   $  99,449  $ 20,870,864    $(35,248,562)

Stock issued for
 services and settlements            -           -        82,985,949      82,986     2,074,030           -

Stock issued for cash                -           -        29,000,001      29,001       869,088           -

Stock issued to former
 shareholders of
 Ignition Entertainment, Ltd.    3,500,000     3,500      15,000,000      15,000    11,930,656           -

Conversion of preferred
 stock to common stock          (3,500,000)   (3,500)     35,000,000      35,000       (31,500)          -

Stock to be received
 from the sale of
 Ignition
 Entertainment, Ltd.                 -           -             -            -            -              -

Stock issued for asset
 acquisitions                        -           -         7,272,492       7,272       213,628          -

Stock issued for
 investment                          -           -        10,000,000      10,000       240,000          -

Deferred cost recognized             -           -             -            -            -              -

Net loss for the period              -           -             -            -            -            (937,033)

Cumulative translation
 adjustment                          -           -             -            -            -              -

Comprehensive loss                   -           -             -            -            -              -
                                 ----------   --------   -----------   ---------  ------------    -------------
BALANCE,
 SEPTEMBER 30, 2003                  -        $  -       278,707,703   $ 278,708  $ 36,166,766    $(36,185,595)
 ------------------              ==========   ========   ===========   =========  ============    =============


           See accompanying notes to condensed consolidated financial statements.

                                                                 F-5


                     IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                     --------------------------------------------
                                     (UNAUDITED)

                                                   Deferred       Deferred
                                                 Compensation    Equity Line       Other
                                  Treasury       & Licensing     Commitment     Comprehensive
                                    Stock           Fees            Fees        Income (Loss)       Total
                                 ------------    -----------     ------------   --------------  -------------
Balance, December 31, 2002       $     -         $    -          $  (222,312)   $     80,795    $(14,419,766)

Stock issued for
 services and settlements              -            (61,476)          -                 -          2,095,540

Stock issued for cash                  -              -               -                 -            898,089

Stock issued to former
 shareholders of
 Ignition Entertainment, Ltd.          -              -               -                 -         11,949,156

Conversion of preferred
 stock to common stock                 -              -               -                 -               -

Stock to be received
 from the sale of
 Ignition
 Entertainment, Ltd.                (770,000)         -               -                 -           (770,000)

Stock issued for asset
 acquisitions                          -              -               -                 -            220,900

Stock issued for
 investment                            -              -               -                 -            250,000

Deferred cost recognized               -              -              131,250            -           131,250

Net loss for the period                -              -               -                 -           (937,033)

Cumulative translation
 adjustment                            -              -               -             (192,092)       (192,092)
                                                                                                -------------

Comprehensive loss                     -              -               -                 -         (1,129,125)
                                 ------------    -----------     ------------   -------------   -------------
BALANCE,
 SEPTEMBER 30, 2003              $  (770,000)    $  (61,476)     $   (91,062)   $   (111,297)   $   (773,956)
 ------------------              ============    ===========     ===========    =============   =============


        See accompanying notes to condensed consolidated financial statements.

                                                                  F-6


                                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           -----------------------------------------------
                                                             (UNAUDITED)

                                                                                For The Nine Months Ended    For The Nine Months
                                                                                   September 30, 2003      Ended September 30, 2002
                                                                                -------------------------  ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                          $         (937,033)       $      (6,366,811)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Gain on sale of discontinued operations                                                  (2,396,009)                    -
  Amortization and depreciation                                                                39,721                  276,712
  Amortization of licensing agreements                                                        267,603                1,172,672
  Amortization of consulting agreements and commitment fees                                   256,874                  267,500
  Interest expense on beneficial conversion                                                      -                      64,286
  Gain on early extinguishment of debt                                                           -                  (1,021,238)
  Decrease in deferred tax asset                                                               71,816                     -
  Stock issued for commitment fees and penalties                                               22,800                     -
  Stock issued for compensation                                                               553,501                3,800,000
  Stock issued for financing costs                                                            129,500                     -
  Stock issued for services                                                                    62,500                  567,781
 Changes in operating assets and liabilities, net of effects of discontinued
 operations:
  (Increase) decrease in accounts receivable                                                 (112,679)                 167,324
  Decrease (increase) in inventory                                                            304,783                   54,453
  (Increase) decrease in prepaid expenses and other current assets                           (150,669)                  14,611
  Increase in other assets                                                                       -                     (94,071)
  Decrease in accounts payable                                                                (53,318)                (281,519)
  Decrease in accrued liabilities                                                            (172,929)                    -
  Increase in taxes payable                                                                   203,370                   73,909
  (Decrease) increase in other current liabilities                                            (69,603)                 283,258
  Increase (decrease) in accrued interest                                                      43,136                  (23,357)
  Net effect of discontinued operations                                                       213,924                     -
                                                                                -------------------------  ------------------------
         Net Cash Used In Operating Activities                                             (1,722,712)              (1,044,490)
                                                                                -------------------------  ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash received from acquisition                                                                  -                   1,132,039
 Cash Paid for acquisition                                                                       -                    (367,217)
 Cash paid from sale of discontinued operations                                                  (160)
 Cash paid for licensing agreement                                                               -                    (713,612)
 Purchase of software rights                                                                  (94,803)
 Purchases of fixed assets                                                                     (9,126)                (402,870)
                                                                                -------------------------  ------------------------
         Net Cash Used In Investing Activities                                               (104,089)                (351,660)
                                                                                -------------------------  ------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash overdraft                                                                                  -                      11,035
 Repayment of notes payable                                                                (1,036,134)                    -
 Proceeds from notes payable                                                                1,674,146                1,300,339
 Proceeds from related parties                                                                299,878                     -
 Proceeds from factors                                                                        116,503                   61,929
 Proceeds from issuance of common stock                                                       898,088                    7,501
 Payment on leases                                                                            (25,474)                    -
                                                                                -------------------------  ------------------------
         Net Cash Provided By Financing Activities                                          1,927,007                1,380,804
                                                                                -------------------------  ------------------------

EFFECT OF FOREIGN EXCHANGE RATES                                                              (98,302)                  15,114
                                                                                -------------------------  ------------------------

NET DECREASE IN CASH FOR THE PERIOD                                                             1,904                     (232)

CASH - BEGINNING OF PERIOD                                                                     63,162                      232
                                                                                -------------------------  ------------------------

CASH - END OF PERIOD                                                               $           65,066        $            -
--------------------                                                            =========================  ========================

                               See accompanying notes to condensed consolidated financial statements.

                                                                 F-7

                                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           -----------------------------------------------
                                                             (UNAUDITED)


                                                                       For The Nine Months Ended       For The Nine Months Ended
                                                                           September 30, 2003             September 30, 2002
                                                                       ---------------------------    ----------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                              $                     47,182    $                       -
                                                                       ===========================    ============================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:

Equipment purchased under capital leases                            $                     17,193    $                       -
                                                                       ===========================    ============================
Acquisition of Ignition Entertainment Ltd.                          $                       -       $                  1,132,039
                                                                       ===========================    ============================
Acquisition of Springboard Technology Solutions Inc.                $                       -       $                        260
                                                                       ===========================    ============================
Common and preferred stock issued to satisfy common and
preferred stock to be issued for the acquisition of Ignition        $                 11,949,156    $                       -
                                                                       ===========================    ============================
Common stock issued to acquire other income producing assets        $                    220,900    $                       -
                                                                       ===========================    ============================
Common stock issued for deferred consulting expenses                $                    383,950    $                       -
                                                                       ===========================    ============================
Common stock issued for payment of accrued bonuses                  $                     60,450    $                       -
                                                                       ===========================    ============================
Common stock issued for payment of commitment fees                  $                       -       $                    350,000
                                                                       ===========================    ============================
Common stock issued for payment of debt and accrued
  interest thereon                                                  $                    944,329    $                    983,773
                                                                       ===========================    ============================
Common stock issued for payment of amounts due to related parties   $                    929,316    $                       -
                                                                       ===========================    ============================
Common stock issued for payment of common stock to be issued
 for services                                                       $                     65,000    $                     50,000
                                                                       ===========================    ============================
Common stock issued for investment                                  $                    250,000    $                       -
                                                                       ===========================    ============================

                               See accompanying notes to condensed consolidated financial statements.

                                                                 F-8

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
------   -----------------------------------------------------------

         (A) Organization
         ----------------

          The consolidated financial statements of IVP Technology Corporation d.b.a. ActiveCore Technologies, Inc. (formerly Mountain Chef, Inc.) and consolidated subsidiaries (the "Company") include the accounts of the parent, IVP Technology Corporation, incorporated in the State of Nevada on February 11, 1994, d.b.a. ActiveCore Technologies, Inc., and its subsidiaries: ActiveCore Technologies Ltd. (formerly Springboard Technology Solutions Inc.), a Canadian company; and Erebus Corporation, an inactive company. The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising capital and negotiations and acquisition of software distribution licenses. On January 1, 2002, the Company began operations and emerged from the development stage.

          The Company operates in two market segments, enterprise and consumer. The enterprise component develops, markets, licenses, installs and services data solutions. The consumer market group develops and publishes interactive software games designed for mobile phones, other handheld devices, and web-sites. The consumer unit also distributes games developed by third parties. In 2002 the Company also produced video games for personal computers and various console gaming platforms. (see Note 2 - Discontinued Operations)

          (B) Basis of Presentation
          -------------------------

          The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain
          information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as allowed by such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated balance sheet information as of December 31, 2002 was derived from the audited consolidated balance sheet included in the Company's Annual Report Form 10-KSB. It is suggested that these condensed consolidated financial statements be read in conjunction with the December 31, 2002 audited consolidated financial statements and the accompanying notes thereto included in the Company's Annual Report Form 10-KSB. While management believes the procedures followed in preparing these condensed consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

          The management of the Company believes that the accompanying unaudited condensed consolidated financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented. The consolidated results of operations for the three and nine months ended September 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year. All material inter-company accounts have been eliminated in consolidation.

          (C) Going Concern
          -----------------

          The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has a net loss of $937,033, and a negative cash flow from operations of $1,722,712 for the nine months ended September 30, 2003. The Company also has a working capital deficiency of $1,387,826 and a stockholders' deficiency of $773,956 at September 30, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan is to continue to attempt to raise additional debt or equity capital until such time the Company is able to generate sufficient operating revenue.

          In view of these matters, realization of certain of the assets in the accompanying condensed consolidated financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.
          Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

          (D) Reclassifications
          ---------------------

          Certain reclassifications have been made to the previously reported amounts to conform to the Company's current period presentation.

          (E) Use of Estimates
          --------------------

          The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to the

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


          recoverability of prepaid royalties and licencing, capitalized software development costs and other intangibles and the adequacy of allowances for returns, and doubtful accounts. Actual amounts could differ significantly from these estimates.

          (F) Fair Value of Financial Instruments
          ---------------------------------------

          The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities and other laibilties approximate fair value because of their short maturities. The carrying amounts of the Company's loans and notes payable and capital lease obligations approximate the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations.

          For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

          (G) Earnings (Loss) Per Share
          -----------------------------

          Basic and diluted earnings (loss) per common share is based on net loss divided by the weighted average number of common shares or common equivalent shares outstanding. For the three and nine months ended September 30, 2002, common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

          (H) Recent Accounting Pronouncements
          ------------------------------------

          In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-21, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and /or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis;
          (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered items is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


          In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

          In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

          SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

          Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


          In January 2003, The FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

          Interpretation No. 46 also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. Interpretation No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

          In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

          The Company  believes  that the  adoption of the above  pronouncements
          will  not  have  a  material   effect  on  the   Company's   condensed
          consolidated financial position or results of operations.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


NOTE 2    DISCONTINUED OPERATIONS
------    -----------------------

          Effective April 1, 2003, the Company sold 100% of the issued shares and all assets and liabilities of Ignition Entertainment, Ltd. for the return of 11,000,000 shares of the Company's common stock originally issued to and held by the former shareholders. The transaction resulted in a gain of $2,396,009, which has been included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2003, as a gain on sale of discontinued operations.

          Upon execution of the sale agreement in June 2003, the Company issued 50,000,000 shares of its common stock to the former shareholders of Ignition Entertainment Ltd. in accordance with the original May 28, 2002 purchase agreement. Based upon the terms of the sale agreement, the Company converted all of the 3,500,000 shares of preferred stock to be issued, into 35,000,000 shares of common stock and accelerated the issuance of 15,000,000 shares of common stock to be issued. The issuance of the 50,000,000 shares of common stock in June 2003 relieved the Company's obligation as of April 1, 2003, to issue $11,949,156 in preferred and common stock under the original May 28, 2002 purchase agreement. The 50,000,000 shares were delivered, in trust, to an independent third party upon the execution of the sale agreement and will be distributed to the former owners. Immediately following the issuance of the 50,000,000 shares of the Company's common stock, the former shareholders will return 11,000,000 shares of common stock to the Company as proceeds for the sale of Ignition Entertainment Ltd. The 11,000,000 shares were valued at $770,000 based upon the fair market value of the stock on April 1, 2003, the effective date of the sale agreement (See Note 9).

          In connection with the sale agreement, the Company will retain rights to certain intellectual property and receive a source code licensing agreement for certain interactive software games developed by Ignition Entertainment Ltd. In addition to the source code licensing agreement, the Company will also receive a distribution agreement to distribute the interactive software games on a worldwide basis for a period of three years, renewable annually thereafter. The Company will pay Ignition Entertainment Ltd. a royalty fee of 30% of all gross revenues, less direct costs, from the sale, distribution or marketing of those game titles. As of September 30, 2003, the Company did not assign any value to the acquired intellectual property due to the uncertainty of obtaining financing to fund the conversion of acquired intellectual property into saleable products.

          Following is a summary of net liabilities and results of operations of Ignition Entertainment Ltd. as of April 1, 2003 and December 31, 2002 and for the period from January 1, 2003 through April 1, 2003 and for the three and nine months ended September 30, 2002:


                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                      AS OF SEPTEMBER 30, 2003
                                      ------------------------
                                             (UNAUDITED)


                                                             As of               As of December
                                                        April 1, 2003              31, 2002
                                                      -------------------     -------------------
Cash                                               $                160    $            213,923
Accounts receivable, net                                        212,741                 149,676
Inventory                                                        78,955                 383,738
Prepaid expenses                                                113,044                  99,488
Property, plant and equipment, net                              417,727                 442,674
Other assets                                                     24,963                    -
                                                      -------------------     -------------------
  Total Assets                                     $            847,590    $          1,289,499
                                                      -------------------     -------------------

Accounts payable                                              1,044,294               1,182,423
Accrued liabilities                                             134,058                 240,833
Due to factor                                                   211,249                  94,746
Taxes payable                                                   436,513                 388,520
Translation adjustment                                           93,790                    -
Notes payable                                                   129,366                  80,220
Due to related parties                                          424,329                 720,376
                                                      -------------------     -------------------
  Total Liabilities                                           2,473,599               2,707,118
                                                      -------------------     -------------------

  Net Liabilities of Discontinued Operations       $          1,626,009    $          1,417,619
                                                      ===================     ===================

                                           For the Period
                                               From                   For the Three               For the Nine
                                          January 1, 2003             Months Ended               Months Ended
                                              Through                 September 30,              September 30,
                                           April 1, 2003                 2002                       2002
                                        ---------------------      -------------------   ------------------------
Revenues, net                        $            1,087,906     $          1,241,332       $          1,648,658
Cost of sales                                       960,501                1,235,730                  1,618,446
                                        ---------------------      -------------------   ------------------------
 Gross profit                                       127,405                    5,602                     30,212
 Operating expenses                                 815,985                  906,967                  1,135,708
                                        ---------------------      -------------------   ------------------------
  Loss from discontinued
   operations                                      (688,580)                (901,365)                (1,105,496)
                                        ---------------------      -------------------   ------------------------
 Other expense                                      (44,543)                 (14,511)                   (22,339)
                                        ---------------------      -------------------   ------------------------

   Net loss from discontinued
    operations                       $             (733,123)    $           (915,876)      $         (1,127,835)
                                        =====================      ===================   ========================

                                                                F-14

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)

NOTE 3   PREPAID EXPENSES AND OTHER CURRENT ASSETS
------   -----------------------------------------

         Prepaid expenses and other current assets as of September 30, 2003 and December 31, 2002 consist of:


                                              September 30,       December 31,
                                                   2003               2002
                                             --------------      ------------

         Prepaid expenses                   $         9,300     $      14,763
         GST receivable                              21,585            18,002
         Receivable, unrelated parties              140,462              -
         Other                                          376             1,845
                                             --------------      ------------

         Total                              $       171,723     $      34,610
                                             ==============      ============

NOTE 4   INVESTMENT
------   ----------

         On June 26, 2003, the Company purchased 5% of the then issued share capital of ePocket, Inc. for 10,000,000 shares of the Company's unregistered common stock or the equivalent of $300,000 Canadian dollars ("CAD"). The Company is in the process of registering the 10,000,000 shares. The shares will then be sold in the open market. If the sale of these shares does not generate the amount of funds required ($300,000 CAD), the Company will be required to fund the difference. If the sales of the shares exceed the minimum required amount, the Company may increase its interest in or have any remaining unsold shares returned for cancellation or rescission. The Company issued the 10,000,000 shares on June 26, 2003. The shares were valued at $0.025 per share or an aggregate of $250,000, representing the market value at the date of grant. The investment in ePocket, Inc. is valued at cost in the accompanying condensed consolidated balance sheet.

NOTE 5   ACQUISITIONS
------   ----------

         On September 30, 2003 the Company issued 6,472,492 shares of common stock in connection with the acquisition of the data integration division of SCI Healthcare Group. The shares were valued based on the closing price of the Company's common stock on September 18th, being the contracted determination date, which represented $200,000. An additional cash consideration of $175,000 was given in the form of a promissory note. There is a further provision to allow for the increase or reduction of a percentage of the issued shares if certain gross revenue targets are not met. The shares are therefore being held in trust by the seller's legal counsel. The Company allocated the purchase price between goodwill ($100,000) and customer list ($275,000). The customer list will be amortized over a term of three years based on the
         tenure  and  cancellability  of  existing   contracts.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)

         The following unaudited pro forma consolidated results of operations are presented as if the acquisition of the data integration division of SCI Healthcare Group had been made at the beginning of the period presented:


                                                              For the Nine
                                                              Months Ended
                                                              September 30,
                                                                   2003
                                                             --------------

           Net sales                                        $       802,479
           Net loss                                                (946,869)
           Basic and diluted loss per share                 $         (0.01)

         On July 22, 2003, the Company acquired the source code license for a software product known as XML/Connector for the healthcare industry, from an unrelated company, which is a Colorado and Toronto based software development company. As part of the terms and conditions, the Company paid (CAD) $120,000 in cash in the form of a note payable, and on August 1, 2003, issued 500,000 shares of common stock to the seller. These shares were valued at $.025 per share, or an aggregate of $12,500, representing the market value on the date of grant. At September 30, 2003, the balance owing on the promissory note was $36,955. Subsequently, on August 19, 2003, the Company acquired the intellectual property rights of the XML/Connector. As a result, the seller will cease to develop the product and will transfer all existing customer contracts to the Company. As part of the terms and conditions, the Company paid (CAD) $10,000 in cash at closing and on September 30, 2003 issued 300,000 shares of common stock to the seller. These shares were valued at $.028 per share or an aggregate of $8,400, representing the market value on the date of grant. The combined values of the XML/Connector purchase total $115,703 and are included in license agreements on the accompanying condensed consolidated balance sheet. Amortization will begin in the fourth quarter of 2003 as sales of the product are expected to commence during that period.

NOTE 6   NOTES PAYABLE

         Notes payable consists of the following:

                                                                             September 30,           December 31,
                                                                                 2003                   2002
                                                                         ------------------      -------------------
         1,000,000 note payable to Cornell Capital Partners, LP,        $           226,911     $               -
          non-interest bearing (1)


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)

         Note payable to IBEW Local Union 105, five-year term,
          no principal payments until August 2004, bearing interest
          at 12% per annum (2)                                                      500,000                     -

         Note payable to SCI Healthcare Group, unsecured (3)                        200,000                     -

         Note payable to Berra Holdings, payable on demand, bearing
          interest at 6% per annum                                                   79,020                  104,020

         Note payable to Karora Technologies, Inc., unsecured (4)                    36,955                     -
                                                                           ------------------      -------------------
                                                                                  1,042,886                  104,020
         Less: current portion                                                      542,886                  104,020
                                                                           ------------------      -------------------

             Notes Payable - Long-Term Portion                          $           500,000     $               -
                                                                           ==================      ===================

         (1) In February 2003, the Company received $970,000 proceeds from the issuance of a $1 million promissory note net of a 3% cash fee of $30,000, which yields an effective interest rate of approximately 12% per annum. The promissory note was non-interest bearing and was to be paid in full within 95 calendar days. The Company has the discretion to repay the note either with the cash received from the issuance of stock under the Equity Line of Credit Agreement or with cash received from operations or other financing sources. The note was not fully paid when due, and the outstanding principal balance owed is payable in full together with interest that will be charged at the rate of 24% per annum or the highest rate permitted by law, if lower. The Company has accrued $34,707 at September 30, 2003, which is included in accrued interest in the current liabilities section of the accompanying condensed consolidated balance sheet. See Note 8 below for partial repayment of this note.

         (2) On July 31, 2003, the Company's wholly owned subsidiary ActiveCore Technologies Limited, received the first installment of $500,000 of a planned $2,000,000 term loan offering from an electrical workers union in Toronto, Canada. Under the terms of the agreement, the first installment will accrue a 12% interest rate per annum and is repayable over a five-year term with no payments required in the first 12 months - the payments will be amortized over the remaining 48 months of the term loan. The loan is convertible into common stock of the Company at the rate of
               4.5 shares for every 1 dollar of the loan balance due, excluding interest, remaining at the time of conversion. As additional consideration for the loan advance by the lender, the Company issued 500,000 warrants on July 30, 2003 to the lender for the purchase of 500,000 shares of common stock at a purchase price of

                        IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 AS OF SEPTEMBER 30, 2003
                                 ------------------------
                                       (UNAUDITED)

               $0.0312 per share. The fair value assigned to the warrant amounted to $0 and was determined using the Black-Scholes option pricing model. The Company estimates the fair value of the warrant at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for this grant; no dividend yield for all years; expected volatility of 9.3%; risk-free interest rate of 1.12%, and an expected life of 1 year. The warrants expire July 31, 2004. The loan is collateralized by substantially all of the assets of the Company.

         (3) As part of the terms and conditions of the acquisition of the data integration division of SCI Healthcare Group (See Note 5), part of the consideration paid was in the form of a promissory note for $175,000. Additionally, $25,000 of the note payable was used to purchase computer software. The terms of the note stated that this note would be paid in full by the Company no later than October 7, 2003. The note contained a default provision that allowed for interest on the unpaid balance to accrue at 18% per annum until paid in full. The Company and SCI Healthcare Group have agreed in principle to a waiver of default, which includes an extension of the due date. Such agreement is subject to the parties entering into a formal agreement.

         (4) As part of the terms and conditions of the acquisition of XML/Connector (See Note 5), part of the consideration paid was in the form of a promissory note for (CAD) $120,000. The terms of the note stated that this note would be paid in full by the Company no later than September 30, 2003. The note contained a default provision that allowed for interest on the unpaid balance to accrue at 10% per annum until paid in full. As of the date of this filing, $36,955 remains unpaid and the noteholder has not demanded payment on the overdue amount.

NOTE 7   CONTINGENCIES AND COMMITMENTS
------   -----------------------------

         Activecore Technologies, Ltd., the Canadian subsidiary has a liability to the Canada Customs and Revenue Agency ("CCRA") in respect of unremitted payroll taxes in the amount of $184,000 which figure is comprised of $101,000 for current payroll taxes, and $83,000 from a December 31, 2002 CCRA audit assessment whereby several contract employees were deemed to be eligible for statutory pension and unemployment premiums not previously recorded. The Company has accrued these liabilities together with appropriate interest and penalties. This liability is included in taxes payable in the current liabilities section of the accompanying condensed consolidated balance sheet as of September 30, 2003. An aggressive collection effort by the CCRA could have a significant negative effect on the Company's operations.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


NOTE 8   STOCKHOLDERS' DEFICIENCY
------   ------------------------

         On February 18, 2003, the Company issued 168,889 shares of common stock to an investment banker for payment of penalties for not completing the SB-2 filing by the due date of July 2, 2002 per the terms of the registration rights agreement entered into in connection with the Equity Line of Credit Agreement. These shares were valued at $0.13 per share or an aggregate of $21,956, representing the closing market value on the date of grant.

         On February 18, 2003, the Company issued 114,408 share of common stock to a consultant for payment of $15,000 of consulting services accrued at December 31, 2002 as common stock to be issued included in currently liabilities in the accompanying consolidated balance sheet as of December 31, 2002 and $5,000 of consulting services for January and February of 2003. These shares were valued at $0.13 per share representing the closing market value on the date of grant.

         During the nine month period ended September 30, 2003, the Company issued 25,508,381 shares of common stock to the Investment Bankers for cash of $773,089 in connection with the Equity Line of Credit (See Note
         6). The cash was applied against the $1 million promissory note payable to the Investment Bankers issued in February 2003.

         On April 23, 2003, the Company issued 3,491,620 shares of common stock to the Investment Bankers for cash of $125,000 or $.036 per share.

         On May 28, 2003, the Company amended the Articles of Incorporation to increase the total number of authorized common and preferred stock to 500,000,000 and 50,000,000 shares, respectively.

         On June 26, 2003, the Company issued 17,804,976 shares of common stock to the president of the Company in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of the Company and accrued salaries included in the amounts due to related parties in the accompanying condensed consolidated balance sheets. These shares were valued at $.025 per share, or an aggregate of $445,124 representing the market value on the date of grant.

         On June 26, 2003, the Company issued 17,804,976 shares of common stock to a director of the Company in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of the Company and accrued salaries included in the amounts due to related parties in the accompanying condensed consolidated balance sheets. These shares were valued at $.025 per share, or an aggregate of $445,124 representing the market value on the date of grant.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


         On June 26, 2003, the Company issued 1,250,000 shares of common stock to four employees of the Company for payment of accrued compensation and bonuses. These shares were valued at $.025 per share, or an aggregate of $31,250 representing the market value on the date of grant.

         On June 26, 2003, the Company issued 3,000,000 shares of common stock to certain directors of the Company for director services for the period from June 2003 to June 2004. These shares were valued at $.025 per share, or an aggregate of $75,000 representing the market value on the date of grant. As of September 30, 2003, the Company has deferred $61,476 included in total stockholders' deficiency as deferred compensation in the accompanying condensed consolidated balance sheets.

         On June 26, 2003, the Company issued 300,000 shares of common stock to an unrelated consultant having a value of $7,500 for consulting services. These shares were valued based upon the market value on the date of grant.

         On June 26, 2003, the Company issued 2,000,000 shares of common stock to an unrelated party in connection with an agreement to provide investor relations services. These shares were valued at $.025 per share, or an aggregate of $50,000 representing the market value on the date of grant. As of September 30, 2003, the Company has deferred $8,333, included in deferred consulting expense on the accompanying condensed consolidated balance sheet.

         On June 26, 2003, the Company issued 5,000,000 shares of common stock to an unrelated consultant as consideration for an agreement to provide consulting services from June 2003 to June 2004. These shares were valued at $.025 per share, or an aggregate of $125,000, representing the market value on the date of grant. At September 30, 2003, the Company has deferred $83,333, included in deferred consulting expense on the accompanying condensed consolidated balance sheets.

         On June 26, 2003, the Company issued 50,000,000 shares of common stock to the former shareholders of Ignition Entertainment, Ltd. in accordance with the original May 28, 2002 purchase agreement. The acquisition was made pursuant to the Company agreeing to issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock convertible into 35,000,000 shares of common stock; collectively valued at $0.23898 per share for a total purchase price of $11,949,156. The issuance of these 50,000,000 shares of common stock relieved $11,949,156 in preferred and common stock to be issued as of April 1, 2003. (See Note 2, Discontinued Operations for details on the acceleration of the issuance of these shares and the sale agreement of Ignition Entertainment Ltd.)

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


         On June 26, 2003, the Company issued 5,180,000 shares of common stock to two unrelated parties for fees and interest payable relating to financing for the Company. Financing costs included in interest expense for the nine months ended September 30, 2003 totaled $129,500 representing the market value on the date of grant.

         On June 26, 2003, the Company issued 500,000 shares of common stock that were released from escrow to an individual for services rendered. These shares were valued at $.025 per share, or an aggregate of $13,500 representing the market value on the date of grant, which was expensed for the nine months ended September 30, 2003.

         In 2002, the Company issued 50,000,000 shares of common stock to various officers and directors of the Company in accordance with the stock purchase agreement with International Technology Marketing ("ITM"). All shares were held in safekeeping pending the completion of an escrow agreement. As of December 31, 2002, 30,000,000 shares were earned and were released from escrow. The Company has accelerated the issuance of the final 20,000,000 shares from escrow. These 20,000,000 shares were released from escrow as stock-based compensation on June 30, 2003 and were valued at $.027, or an aggregate of $540,000 on the date of sale.

         On August 1, 2003, the Company issued 500,000 shares of common stock in connection with the acquisition of the XML/Connector source code license. The shares were valued at $.025 per share representing the market value on the date of grant (See Note 5).

         On September 30, 2003, the Company issued 300,000 shares of common stock in connection with the acquisition of the intellectual property rights of the XML/Connector. The shares were valued at $.028 per share representing the market value on the date of grant (See Note 5).

         On July 14, 2003, the Company entered into a consulting agreement with an unrelated individual to provide services through June 2004. On August 1, 2003, the Company issued 4,000,000 shares of common stock to this consultant as compensation for services to be rendered. These shares were valued at $.025 per share, representing the market value on the date of grant. The Company has deferred $75,000 included in deferred consulting expense in the accompanying condensed consolidated balance sheets.

         In July 2003, the Company entered into a consulting agreement with an unrelated individual to provide services through June 2004. On August 1, 2003, the Company issued 150,000 shares of common stock to this consultant. These shares were valued at $.033 per share, representing the closing market value on the date of grant. The Company has deferred $3,600 included in deferred consulting expense on the accompanying condensed consolidated balance sheets.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)

         In July 2003, the Company entered into employment agreements with two contractors related to cell phone game development and medical data integration services, respectively. On August 1, 2003, each contractor was issued 500,000 shares of common stock as compensation. These shares were valued at $.025 per share, representing the market value on the date of grant.

         In July 2003, the Company issued 1,562,700 unregistered shares of common stock to an officer of the Company in lieu of cash in order to satisfy shareholder loans, expenses paid on behalf of the Company and accrued expenses. These shares were valued at $.025 per share, representing the market value on the date of grant.

         The Company entered into an agreement with an unrelated company to source additional "name brand" properties for cell phone game production and issued this unrelated company 2,000,000 shares of common stock as a consulting fee. These shares were issued on August 1, 2003 and were valued at $0.025 per share, representing the market value on the date of grant.

         On September 30, 2003, the Company entered into a contract with an independent advisor to consult with the Company with regard to finance activities and general corporate development. The Company issued 1,000,000 shares of common stock, which were valued at $.029 per share, representing the market value on the date of grant. The Company has deferred $26,583 of this charge.

         On  September  30,  2003,  the  Company  issued   6,472,492  shares  in
         connection with the acquisition of certain assets of the data integration unit of SCI Healthcare Group. The shares were valued as at the closing price on September 18, 2003 being the contracted determination date, which represented $200,000. An additional cash consideration of $175,000 was given in the form of a promissory note (See Note 5).

         On September 30, 2003 the Company issued 150,000 shares as bonuses to employees for successful completion of certain technology. The shares were valued at $.028 per share, representing the closing bid price on the date of the board resolution.

         On June 26, 2003 the Company purchased 5% of the then issued share capital of ePocket, Inc. for 10,000,000 shares of common stock valued at $250,000 (See Note 4).

NOTE 9   TREASURY STOCK
------   --------------

         Treasury stock is shown at cost and consists of 11,000,000 shares of common stock held in trust with an independent third party as of September 30, 2003. The value of the 11,000,000 shares to be received in connection with the sale of Ignition Entertainment, Ltd. was $770,000, representing the closing market value on the effective date of the sale.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)

NOTE 10  AGREEMENTS
-------  ----------

         (A) DEVELOPMENT AND DISTRIBUTION AGREEMENT
         ------------------------------------------

         On February 10, 2003, the Company signed a development and distribution agreement with a distribution company for distribution of the Company's games and other applications for mobile phones and other handheld devices to the distribution company's mobile operator channels on a worldwide basis. Under the terms of the agreement, which sets forth an initial publication schedule consisting of 14 products, the Company may also sublicense and provide games and applications created by other developers to the distribution company for distribution to their mobile operators. Under the terms of the agreement, the Company will receive royalty payments as the developer for each sale of the Company's games and other applications. The Company has not received any royalty payments through September 30, 2003, but expects sales of these products to begin in the fourth quarter of 2003.

         (B) HOSPITAL SERVICE AGREEMENTS
         -------------------------------

         The Company has entered into a number of one-year agreements with medium to large hospitals and health care facilities in Ontario. The Company will make interfacing resources available to these customers throughout the contract term and provide general medical data integration support services as requested by the client, either on a fixed cost, or time and materials basis. These agreements will automatically be renewed for one-year terms unless terminated by either party in accordance with the terms set forth in the agreements.

         (C) MERCHANDISING LICENSE AGREEMENT
         -----------------------------------

         In August 2003, the Company acquired the rights to build a cell phone game based on the "Zorro" character and trademark from Zorro Productions, Inc. of California. A license agreement was entered into whereby the Company shall pay no royalties on the first $50,000 of net sales and subsequently the Company and the licensor shall share equally a royalty of 50% on net sales. There shall be no minimum royalty. The initial term of the agreement expires on March 31, 2004. There are automatic renewal options if the Licensor receives specified royalty amounts. These renewal options extend through March 31, 2005. The Company has not received nor made any royalty payments through September 30, 2003. The Company this product to be launched in December 2003.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003
                            ------------------------
                                   (UNAUDITED)


NOTE 11  SUBSEQUENT EVENTS
-------  -----------------

         On October 15, 2003, the Company issued 3,000,000 shares of common stock to Danson Partners, LLC in full settlement of cash and share obligations. The shares were valued at $0.031 per share, or an aggregate of $93,000, representing the market value on the date of grant. This share issuance satisfies the $72,851 liability included in accounts payable on the condensed consolidated balance sheet at September 30, 2003 plus 1,000,000 shares due Danson Partners, LLC for previous services rendered.

         Subsequent to September 30, 2003, the Company entered into a memorandum of understanding with EXML Limited of Padiham, Lancashire, UK to distribute software products based on the Appworld.net development platform. The Company is in the process of establishing two new subsidiaries to be called ActiveCore Exml Inc. and AcitveCore Exml Limited to market applications based on the Appworld development platform. Through the end of March 2004, the Company will have exclusive distributorship of products based on Appworld in North America. During the period of exclusivity, ActiveCore and Exml will negotiate potential joint venture arrangements for the distributorship of the products.

         On November 12, 2003, the Company entered into an agency agreement with an unrelated party to raise up to $7,000,000 in equity financing to enable the Company to purchase a 23% equity interest in an unrelated company that is engaged in certain technology within the health care industry. Under the terms of the agreement, the Company will sell 50,000,000 shares to certain investors at $.14 per share. In accordance with the existing letter of intent, the 23% investment will cost $10,000,000 with additional funds expected to come from a term loan. Under the terms of the equity financing the Company will be seeking to register the 50,000,000 shares at the earliest opportunity.

         If the offering is completed, the agent will receive a cash commission equal to 4% of the gross proceeds of the offering. The Company shall also issue to the agent a number of freely tradable common shares equal to 5.6% of the aggregate number of common shares issued pursuant to the offering and a number of restricted common shares equal to 6.47% of the aggregate number of common shares being issued pursuant to the offering as additional compensation. Also, in connection with the above offering, the Company will be responsible at the escrow release date for all reasonable costs and expenses of the agent not to exceed $100,000. As collateral for these payment obligations, Brian McDonald, Peter Hamilton and Kevin Birch, each of whom are insiders of the Company, have agreed to pledge an aggregate of 300,000 registered common shares of the Company.

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES

                                    CONTENTS

PAGE     F-27          INDEPENDENT AUDITORS' REPORT

PAGE     F-28          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND
                       2001

PAGE     F-29          CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                       DECEMBER 31, 2002 AND 2001

PAGE     F-30 F-31     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                       DEFICIENCY FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

PAGES    F-32 F-33     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                       DECEMBER 31, 2002 AND 2001

PAGES    F-34 F-54     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER
                       31, 2002 AND 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and shareholders of:
     IVP Technology Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of IVP Technology Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 2 of the notes to the consolidated financial statements, an error resulting in an understatement of previously reported net loss for the year ended December 31, 2001 resulting from the accounting for the beneficial conversion feature and warrants attached to the issuance of a convertible promissory note was discovered by management of the Company during 2002. Accordingly, the consolidated balance sheet as of December 31, 2001 and the statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2001 have been restated to reflect the correction to the previously reported amounts.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IVP Technology Corporation and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations, and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 17 to the consolidated financial statements, the Company has a net loss of $21,313,290, a negative cash flow from operations of $1,084,884, a working capital deficiency of $10,534,701 and a stockholders' deficiency of $14,419,766. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 17. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEINBERG & COMPANY, P.A.

Boca Raton, Florida
March 31, 2003

                                         IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                                 CONSOLIDATED BALANCE SHEETS
                                               AS OF DECEMBER 31, 2002 AND 2001

                                                            ASSETS
                                                            ------
                                                                                                                   2001
                                                                                                  2002         (As Restated)
                                                                                            ----------------   -------------
CURRENT ASSETS
 Cash                                                                                     $        277,085   $         232
 Accounts receivable, net of allowance for doubtful accounts of $43,970 at
   December 31, 2002                                                                               166,841            -
 Inventory                                                                                         383,738            -
 Prepaid expenses and other current assets                                                         134,098            -
                                                                                             ---------------    ------------
        Total Current Assets                                                                       961,762             232
                                                                                             ---------------    ------------
FIXED ASSETS
 Property and equipment, at cost                                                                   701,775            -
 Accumulated depreciation                                                                         (165,543)           -
                                                                                             ---------------    ------------
        Total Fixed Assets                                                                         536,232            -
                                                                                             ---------------    ------------
OTHER ASSETS
 License agreement - software, net of accumulated amortization of $356,806
  and $19,837 at December 31, 2002 and 2001, respectively                                          356,806       3,600,431
 Other assets                                                                                       71,816             872
                                                                                             ---------------    ------------
        Total Other Assets                                                                         428,622       3,601,303
                                                                                             ---------------    ------------
TOTAL ASSETS                                                                              $      1,926,616   $   3,601,535
------------                                                                                 ===============    ============

                                           LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                                           ----------------------------------------

CURRENT LIABILITIES
 Accounts payable                                                                         $      1,839,825   $     479,571
 Accrued liabilities                                                                               410,512            -
 Due to factor                                                                                      94,746            -
 Taxes payable                                                                                     420,670            -
 Other current liabilities                                                                         134,088            -
 Accrued interest                                                                                   14,974          34,841
 Accounts payable - license agreement                                                                 -          3,620,268
 Notes payable, current portion                                                                    184,240         200,000
 Common stock to be issued                                                                       3,617,746            -
 Convertible preferred stock to be issued, short-term                                            4,779,662            -
                                                                                             ---------------    ------------
        Total Current Liabilities                                                               11,496,463       4,334,680
                                                                                             ---------------    ------------
LONG-TERM LIABILITIES
 Convertible debenture and notes payable                                                           150,000         129,020
 Leases payable                                                                                     25,570            -
 Convertible preferred stock to be issued, long-term                                             3,584,747            -
 Due to related parties                                                                          1,089,602            -
                                                                                             ---------------    ------------
        Total Long-Term Liabilities                                                              4,849,919         129,020
                                                                                             ---------------    ------------
TOTAL LIABILITIES                                                                               16,346,382       4,463,700
                                                                                             ---------------    ------------
STOCKHOLDERS' DEFICIENCY
 Preferred stock, $.001 par value, 50,000,000 shares authorized, none
  issued and outstanding                                                                              -               -
 Common stock, $0.001 par value, 150,000,000 shares authorized, 99,449,261 and 48,753,348 shares issued and outstanding at December 31, 2002 and
  2001, respectively                                                                                99,449          48,753
 Common stock to be issued                                                                            -             50,000
 Additional paid-in capital                                                                     20,870,864      13,314,354
 Accumulated deficit                                                                           (35,248,562)    (13,935,272)
 Other comprehensive income - exchange gain                                                         80,795            -
 Less deferred equity line commitment fees                                                        (222,312)           -
 Less deferred compensation and licensing                                                             -           (340,000)
                                                                                             ---------------    ------------
        Total Stockholders' Deficiency                                                         (14,419,766)       (862,165)
                                                                                             ---------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                            $      1,926,616   $   3,601,535
----------------------------------------------                                               ===============    ============

                                 See accompanying notes to consolidated financial statements.

                                                             F-28

                                          IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                        FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                                  2001
                                                                                             2002             (As Restated)
                                                                                      ------------------     ----------------
REVENUES, NET                                                                      $         3,210,595    $         67,358
                                                                                      ------------------     ----------------
COST OF SALES
 Product costs                                                                               2,770,587                -
 Development costs                                                                             251,796                -
 Amortization of licensing agreements and other distribution costs                           1,640,742             259,837
                                                                                      ------------------     ----------------
    Total Cost of Sales                                                                      4,663,125             259,837
                                                                                      ------------------     ----------------
GROSS LOSS                                                                                  (1,452,530)           (192,479)
                                                                                      ------------------     ----------------
OPERATING EXPENSES
 Salaries and wages                                                                          1,176,084                -
 Stock-based compensation                                                                    5,500,000                -
 Consulting fees                                                                             1,000,876             420,694
 Legal and accounting                                                                          523,063             119,773
 Management fees                                                                               220,523              59,500
 General and administrative                                                                    819,894             358,561
 Financial advisory fees                                                                       166,275                -
 Research and development                                                                      110,112              37,800
 Amortization and depreciation                                                                  92,447                -
 Impairment of goodwill and intangible assets                                               11,086,863                -
                                                                                      ------------------     ----------------
     Total Operating Expenses                                                               20,696,137             996,328
                                                                                      ------------------     ----------------
LOSS FROM OPERATIONS                                                                       (22,148,667)         (1,188,807)
                                                                                      ------------------     ----------------
OTHER INCOME (EXPENSE)
 Gain on early extinguishment of debt                                                        1,021,238                -
 Interest income                                                                                 9,287                -
 Interest expense                                                                             (111,623)            (98,341)
 Foreign exchange loss                                                                         (83,525)                -
                                                                                      ------------------     ----------------
     Total Other Income (Expense)                                                              835,377             (98,341)
                                                                                      ------------------     ----------------
NET LOSS                                                                           $       (21,313,290)   $     (1,287,148)
--------                                                                              ==================     ================
NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                      $             (0.32)   $          (0.03)
                                                                                      ==================     ================
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED                                     66,013,725          44,855,321
                                                                                      ==================     ================

                                 See accompanying notes to consolidated financial statements.

                                                             F-29

                                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                           FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                       Preferred Stock                   Common Stock                 Common Stock to be Issued
                                    Shares         Amount         Shares              Amount          Shares             Amount
                                  -----------    -----------  ----------------     -------------  ----------------    --------------
Balance, December 31, 2000             -       $      -           39,110,848    $       39,111         1,000,000    $      720,000
Stock issued for services              -              -            9,512,000             9,512              -                 -
Stock issued                           -              -            1,000,000             1,000        (1,000,000)         (720,000)
Stock rescission                       -              -             (870,000)             (870)             -                 -
Deferred cost recognized               -              -                 -                 -                 -                 -
Stock to be issued for services        -              -                 -                 -            1,000,000            50,000
Net loss, 2001                         -              -                 -                 -                 -                 -
                                  -----------    -----------  ----------------     -------------  ----------------    --------------
Balance, December 31, 2001 (as         -              -           48,752,848            48,753         1,000,000            50,000
    reported)
Prior period adjustment                -              -                 -                 -                 -                 -
                                  -----------    -----------  ----------------     -------------  ----------------    --------------
Balance, December 31, 2001 (as         -              -           48,752,848            48,753         1,000,000            50,000
    restated)
Stock issued for services and
    settlements                        -              -           11,151,497            11,151        (1,000,000)          (50,000)
Stock issued for commitment            -              -
    fees                                                           3,132,000             3,132              -                 -
Stock issued as management
    compensation                       -              -           30,000,000            30,000              -                 -
Stock issued for debt                  -              -            6,410,916             6,411              -                 -
Stock issued for Springboard
    Acquisition                        -              -                2,000                 2              -                 -
Warrants issued for commitment
    fees                               -              -                 -                 -                 -                 -
Deferred cost recognized               -              -                 -                 -                 -                 -
Beneficial conversion feature
    of convertible debt                -              -                 -                 -                 -                 -
Net loss for the period                -              -                 -                 -                 -                 -
Cumulative translation
    adjustment                         -              -                 -                 -                 -                 -
Comprehensive loss                     -              -                 -                 -                 -                 -
                                  -----------    -----------  ----------------     -------------  ----------------    --------------
BALANCE,                               -       $      -           99,449,261    $       99,449              -       $         -
    DECEMBER 31, 2002             ===========    ===========  ================     =============  ================    ==============

                                    See accompanying notes to consolidated financial statements.

                                                               F-30

                                             IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                           FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                 Deferred
                                                                               Compensation
                                       Additional                                  and                Other
                                        Paid-In           Accumulated           Commitment        Comprehensive
                                        Capital             Deficit                Fees              Income              Total
                                    ---------------    -----------------     ----------------    ---------------    ----------------
Balance, December 31, 2000      $      12,151,156    $     (12,648,124)   $       (896,286)   $          -        $       (634,143)
Stock issued for services                 883,488                 -                   -                  -                 893,000
Stock issued                              719,000                 -                   -                  -                    -
Stock rescission                         (515,290)                -                   -                  -                (516,160)
Deferred cost recognized                     -                    -                556,286               -                 556,286
Stock to be issued for services              -                    -                   -                  -                  50,000
Net loss, 2001                               -              (1,211,148)               -                  -              (1,211,148)
                                    ---------------    -----------------    ----------------    ---------------     ----------------
Balance, December 31, 2001 (as         13,238,354          (13,859,272)           (340,000)              -                (862,165)
    reported)
Prior period adjustment                    76,000              (76,000)               -                  -                    -
                                    ---------------    -----------------    ----------------    ---------------     ----------------
Balance, December 31, 2001 (as         13,314,354          (13,935,272)           (340,000)              -                (862,165)
    restated)
Stock issued for services and
    settlements                           691,629                 -                   -                  -                 652,780
Stock issued for commitment
    fees                                  346,868                 -               (350,000)              -                    -
Stock issued as management
    compensation                        5,470,000                 -                   -                  -               5,500,000
Stock issued for debt                     977,361                 -                   -                  -                 983,772
Stock issued for Springboard
    Acquisition                               258                 -                   -                  -                     260
Warrants issued for commitment
    fees                                    6,107                 -                 (6,107)              -                    -
Deferred cost recognized                     -                    -                473,795               -                 473,795
Beneficial conversion feature
    of convertible debt                    64,287                 -                   -                  -                  64,287
Net loss for the period                      -             (21,313,290)               -                  -             (21,313,290)
Cumulative translation
    adjustment                               -                    -                   -                80,795               80,795
                                                                                                                    ----------------
Comprehensive loss                           -                    -                   -                  -             (21,232,495)
                                    ---------------    -----------------    ----------------    ---------------     ----------------
BALANCE,                        $      20,870,864    $     (35,248,562)   $       (222,312)   $        80,795     $    (14,419,766)
    DECEMBER 31, 2002               ===============    =================    ================    ===============     ================

                                    See accompanying notes to consolidated financial statements.

                                                               F-31

                                         IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                                  2001
                                                                                              2002            (As Restated)
                                                                                        ----------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                            $     (21,313,290)   $     (1,287,148)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation                                                                                  92,447                -
  Amortization of licensing agreements and software kits                                     1,610,695              19,837
  Amortization of commitment fees                                                              131,250                -
  Interest expense on beneficial conversion                                                     64,286              76,000
  Gain on extinguishment of debts                                                           (1,021,238)               -
  Stock to be issued for settlement of licensing agreement                                      18,000                -
  Bad debts (recovery) expense                                                                  (3,000)             46,970
  Impairment of goodwill and intangible assets                                              11,086,863                -
  Warrants issued for commitment fees                                                            2,545                -
  Stock issued for compensation                                                              5,500,000                -
  Stock issued for services                                                                    667,780             983,126
 Changes in operating assets and liabilities, net of effects of acquisitions:
  Decrease (increase) in accounts receivable                                                   653,469             (39,646)
  Increase in inventory                                                                       (327,049)               -
  Decrease (increase) in prepaid expenses and other current assets                              45,552                (872)
  Decrease in other assets                                                                       3,620                -
  Increase in accounts payable                                                               1,045,653              49,181
  Increase in accrued liabilities                                                              246,927                -
  Increase in taxes payable                                                                    309,335                -
  Increase in other current liabilities                                                         97,365                -
  Increase in accrued interest                                                                   3,906              22,340
                                                                                        ----------------     ---------------
         Net Cash Used In Operating Activities                                              (1,084,884)           (130,212)
                                                                                        ----------------     ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net assets acquired from acquisitions                                                       1,168,628                -
 Cash paid for licensing agreement                                                            (713,612)               -
 Purchases of fixed assets                                                                    (187,899)               -
 Purchases of software development kits                                                        (45,367)               -
                                                                                        ----------------     ---------------
         Net Cash Provided By Investing Activities                                             221,750                -
                                                                                        ----------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Repayment of notes payable                                                                    (40,000)               -
 Proceeds from notes payable                                                                   941,235             129,020
 Proceeds from convertible debentures                                                          150,000                -
 Proceeds from related parties                                                                 238,363                -
 Repayment of loan to factors                                                                 (202,428)               -
 Payment on leases                                                                             (27,979)               -
                                                                                        ----------------     ---------------
         Net Cash Provided By Financing Activities                                           1,059,191             129,020
                                                                                        ----------------     ---------------

EFFECT OF FOREIGN EXCHANGE RATES                                                                80,796                -
                                                                                        ----------------     ---------------

NET INCREASE (DECREASE) IN CASH FOR THE YEAR                                                   276,853              (1,192)

CASH - BEGINNING OF YEAR                                                                           232               1,424
                                                                                        ----------------     ---------------

CASH - END OF YEAR                                                                   $         277,085    $            232
------------------                                                                      ================     ===============

                                 See accompanying notes to consolidated financial statements.

                                                             F-32

                                         IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                                               $          24,991    $           -
                                                                                        ================     ===============
Cash paid for taxes                                                                  $            -       $           -
                                                                                        ================     ===============


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment purchased under capital leases                                             $           9,480    $           -
                                                                                        ================     ===============
Acquisition of license agreement for short-term payable                              $            -       $      3,620,268
                                                                                        ================     ===============
Acquisition of Ignition Entertainment Ltd. for common and preferred stock to
  be issued                                                                          $      11,949,155    $           -
                                                                                        ================     ===============
Acquisition of Springboard Technology Solutions, Inc. for common stock to be
  issued and debt assumed                                                            $         409,688    $           -
                                                                                        ================     ===============
Revaluation of the TIG licensing agreement                                           $       2,695,364    $           -
                                                                                        ================     ===============
Common stock issued for payment of commitment fees                                   $         350,000    $           -
                                                                                        ================     ===============
Stock issued for payment of debt and accrued interest thereon                        $         223,772    $           -
                                                                                        ================     ===============
Stock issued for payment of debt held with factors                                   $         760,000    $           -
                                                                                        ================     ===============

                                 See accompanying notes to consolidated financial statements.

                                                             F-33

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
-------------------------------------------------------------------

     (A)  ORGANIZATION
     -----------------

     The consolidated financial statements of IVP Technology Corporation (formally Mountain Chef, Inc.) and consolidated subsidiaries (the "Company") include the accounts of the parent, IVP Technology Corporation, incorporated in the State of Nevada on February 11, 1994, and its subsidiaries: Ignition Entertainment Ltd. ("Ignition"), a United Kingdom ("UK") company; Springboard Technology Solutions, Inc. ("Springboard"), a Canadian company; and Erebus Corporation, an inactive company (See Note 1(B)). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising capital and negotiations and acquisition of software distribution licenses are more fully described herein (See Note 14). On January 1, 2002, the Company began operations and emerged from the development stage.

     The Company operates two divisions, enterprise and consumer. The enterprise division develops, markets, licenses, installs and services data solutions. The consumer division develops and publishes interactive software games designed for mobile phones, other handheld devices, web-sites, personal computers and video game consoles. The consumer division also distributes games, hardware and accessories developed or manufactured by third parties.

     (B) ACQUISITION AND RECAPITALIZATION
     ------------------------------------

     Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. The $200,000 was recorded as an expense in the 2000 financial statements. Pursuant to Rule 12-g-3 (a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.

     (C) PRINCIPLES OF CONSOLIDATION
     -------------------------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Ignition, Springboard and Erebus Corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

     (D) BASIS OF PRESENTATION
     -------------------------

     The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States.

     (E) RECLASSIFICATIONS
     ---------------------

     Certain reclassifications have been made to the previously reported statements to conform to the Company's current consolidated financial statement format.

     (F) FOREIGN CURRENCY TRANSACTIONS
     ---------------------------------

     Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Capital accounts are re-measured into U.S. dollars at the acquisition date rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholder's equity. Foreign currency transaction gains or losses are reported in results of operations.

     (G) COMPREHENSIVE INCOME (LOSS)
     -------------------------------

     Comprehensive income (loss) represents the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) of the Company includes net income adjusted for the change in foreign currency translation adjustments and the change in net unrealized gain (loss) from investments, if applicable.

     (H) USE OF ESTIMATES
     --------------------

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties and licencing, capitalized software development costs and other intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for returns, and doubtful accounts. Actual amounts could differ significantly from these estimates.

     (I) CASH AND CASH EQUIVALENTS
     -----------------------------

     For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

     (J) FAIR VALUE OF FINANCIAL INSTRUMENTS
     ---------------------------------------

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

     The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities, due to factor, taxes payable and other current laibilties approximate fair value because of their short maturities. The carrying amount of licensing agreements and investments approximate fair value based upon the recoverability of these assets. The carrying amount of the Company's lines of credit approximates fair value because the interest rates of the lines of credit are based on floating rates identified by reference to market rates. The carrying amounts of the Company's loans and notes payable and capital lease obligations approximate the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations.

     (K) ADVERTISING
     ---------------

     The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2002 and 2001 amounted to $21,160 and $0, respectively.

     (L) ALLOWANCES FOR DOUBTFUL ACCOUNTS AND SALES RETURNS
     ------------------------------------------------------

     The Company makes judgments as to the ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, the Company analyzes historical collection experience and current economic trends. If the historical data used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

     The Company also records a provision for estimated sales returns and allowances on product and service related sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. If the historical data used to calculate these estimates do not properly reflect future returns, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be adversely affected.

     (M) INVENTORY
     -------------

     Inventories, which consist primarily of system components, parts and supplies and completed games and other video accessories, are stated at the lower of weighted average cost or market. The weighted average cost of inventories approximates the first-in, first-out ("FIFO") method. Management performs periodic assessments to determine the existence of obsolete, slow-moving and non-salable inventories and records necessary provisions to reduce such inventories to net realizable value.

     (N) PROPERTY AND EQUIPMENT
     --------------------------

     Office equipment, furniture and fixtures and automobiles are depreciated using the straight-line method over their estimated lives ranging from five to seven years. Computer equipment and software are depreciated using the straight-line method over three years. Leasehold improvements are amortized over the lesser of the term of the related lease or estimated useful lives. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized. The carrying amounts of these assets are recorded at historical cost.

     (O) LONG-LIVED ASSETS
     ---------------------

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the Company's incremental borrowing rate or fair value if available.

     (P) EXCESS OF COST OVER NET ASSETS ACQUIRED
     -------------------------------------------

     In accordance with SFAS No. 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as "Excess of Cost Over Net Assets Acquired." The fair value assigned to intangible assets acquired is based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. The Company has recognized an impairment of goodwill and intangible assets of $11,086,863 in the year ended December 31, 2002 (See
     Note 15). Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

     (Q) CAPITALIZED SOFTWARE DEVELOPMENT COSTS
     ------------------------------------------

     The Company capitalizes internal software development costs, as well as other content costs, subsequent to establishing technological feasibility of a title. Capitalized software development costs represent the costs associated with the internal development of the Company's publishing products. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. The Company continually evaluates the recoverability of capitalized software costs and will charge to cost of sales any amounts that are deemed unrecoverable or for projects that it will abandon. Development costs incurred prior to establishing technological feasibility are expensed in the period incurred and is included as a component of cost of sales in the accompayning consolidated statement of operations.

     (R) INCOME TAXES
     ----------------

     The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (S) CONCENTRATION OF CREDIT RISK
     --------------------------------

     The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     (T) STOCK-BASED COMPENSATION
     ----------------------------

     The Company accounts for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

     (U) LOSS PER COMMON SHARE
     -------------------------

     Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding. Common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

     (V) BUSINESS SEGMENTS
     ---------------------

     The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

     Management has determined that it is not practicable to provide geographic segment disclosures for revenues and long-lived assets because the Company sells its products to a large variety of locations in the Americas and Europe, and in many instances, these products are then resold through distributors.

     (W) REVENUE RECOGNITION
     -----------------------

     RISK AND UNCERTAINTIES
     ----------------------

     A significant portion of all of the Company's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, the Company's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If the Company is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and other intangibles, realization of deferred income taxes, valuation of inventories and the adequacy of allowances for returns, price protection and doubtful accounts. Actual amounts could differ significantly from these estimates.

     REVENUE RECOGNITION
     -------------------

     Publishing revenue is derived from the sale of internally developed interactive software titles or from the sale of titles licensed from third-party developers. Publishing revenue amounted to $2,896,532 for the year ended December 31, 2002. The Company had no publishing revenues during the year ended December 31, 2001.

     Distribution revenue is derived from the sale of third-party interactive software titles, accessories and hardware. Distribution revenue amounted to $196,949 for the year ended December 31, 2002. The Company had no distribution revenues during the year ended December 31, 2001.

     Revenues from services and commercial software sold under licenses were $117,114 and $67,358 for the years ended December 31, 2002 and 2001 respectively.

     The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The
     Company's consumer software transactions generally include only one element, the interactive software game or commercial software under license. The Company recognizes revenue when the price is fixed and determinable; there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 60 day terms and to a limited extent with certain customers 30 or 90 day terms. The Company does not have any multi-element arrangements that would require it to establish VSOE for each element, nor does the Company have any sales activity that requires the contract method of accounting.

     The Company's distribution arrangements with customers generally do not give customers the right to return products; however, the Company at its discretion may accept product returns for stock balancing or defective products. In addition, the Company sometimes negotiates accommodations to customers, including price discounts, credits and product returns, when demand for specific products falls below expectations. The Company's publishing arrangements generally do not require the Company to accept product returns and provide price protection. The Company establishes a reserve for future returns and other allowances based primarily on its return policies, price protection policies and historical return rates. The Company may not have a reliable basis to estimate returns and price protection for certain customers or it may be unable to determine that collection of the receivable is probable. In such circumstances, the Company defers the revenues at the time of the sale and recognizes them when collection of the related receivable becomes probable or cash is received.

     Revenue from product sales is recognized when title passes to the customer, provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable. The Company provides for estimated product returns at the time of the product shipment, if necessary. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and is effective beginning with the fourth quarter of the year ended December 31, 2000. The Company has determined that its existing revenue recognition practices comply with the requirements of SAB 101 for all periods presented.

     (X) CONSIDERATION GIVEN TO CUSTOMERS OR RESELLERS
     -------------------------------------------------

     In November 2001, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products, which is a codification of EITF 00-14, 00-22 and 00-25. This EITF presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. The

     Company has adopted EITF 01-09 effective January 1, 2002. The adoption of the new standard did not have a material impact on the consolidated condensed financial statements. There was no effect on prior period financial statements as a result of adopting this statement.

     (Y) RECENT ACCOUNTING PRONOUNCEMENTS
     ------------------------------------

     Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and portions of Accounting Principles Board
     (APB) Opinion No 30, "Reporting the Results of Operations". SFAF No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for sale. Classification as held-for sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period in which the losses are incurred, rather than as of the measurement date as presently required.

     In April 2002, the FASB issued SFAS No 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB No 13, and Technical Corrections", which is generally applicable to financial statements for fiscal years beginning after May 15, 2002; however, early adoption is encouraged. SFAS 145 eliminates the requirement under FASB No. 4, "Reporting Gains and Losses from Extinguishment of Debt" to report gains and losses from extinguishments of debt as extraordinary items in the income statement.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

     In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure
     - an amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

     The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

NOTE 2  PRIOR PERIOD ADJUSTMENT
-------------------------------

     The Company entered into a convertible promissory note (the "Note") with a lender for a principal sum of $200,000. The Company borrowed the money to meet certain operating expenses. The Note bore interest at 10% per annum and was due May 14, 2001. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per common share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from lender of their intent to convert the Note and accrued interest to common stock. The note was converted and the shares were issued on June 28 2002.

     In connection with the Note, the Company issued warrants to purchase up to 100,000 shares of common stock at an exercise price equal to 80% of the average closing bid price per share of common stock during the ten trading days immediately prior to any such per exercise share at any time to and through May 15, 2001. Using the Black-Scholes model, the warrants have an estimated value of $30,000, using the following assumptions: no annual dividend, volatility of 53.1%, risk-free interest rate of 6.33% and a term of one year.

     The Company did not account for the value of the beneficial conversion feature and warrants upon issuance of the Note in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and APB 14 "Accounting for Convertible Debt and Debt Issue with Stock Purchase Warrants". The Company believed that the effect of EITF 98-5 and APB 14 does not affect the trend in earnings or the results of the Company's operations and will restate the comparative prior periods presented in the December 31, 2002 and 2001 condensed consolidated statements of operations to reflect additional interest expense for the full value of the warrants and beneficial conversion feature. The value ascribed to the beneficial conversion feature totaled approximately $46,000, which was based upon 80% of the average closing bid price per common share during the ten trading days prior to January 1, 2001. The total effect of the restatement was to increase interest expense and additional paid-in capital by approximately $76,000 for the year ended December 31, 2001, increasing the net loss to $1,287,148. The interest expense and additional paid-in capital accounts in the comparative prior periods balance sheet, statement of operations, statement of changes in stockholders' equity and statement of cash flows have been restated for the effects of the adjustments resulting from the correction of an error. Earning per share did not change from previously reported amounts due to this adjustment.

NOTE 3  ACQUISITION OF IGNITION ENTERTAINMENT LIMITED
-----------------------------------------------------

     On May 28, 2002, the Company acquired 100% of the stock of Ignition, a UK corporation, which specializes in the design, development, licensing, publishing and distribution of personal computer, mobile devices and game console software and accessories. The Company accounted for this acquisition using the purchase method of accounting in accordance with the provisions of SFAS 141. This acquisition is the Company's first step in expanding the Company's business from soley an enterprise software distributor to a developer, publisher and licensor of consumer software entertainment and video games. This acquisition was made pursuant to the Company agreeing to issue 15,000,000 shares of unregistered common stock and 3,500,000 of unregistered preferred stock convertible into 35,000,000 shares of common stock, collectively valued at $0.23898 per share for a total purchase price of $11,949,155. Based upon the provisions of SFAS 141, the purchase price was determined by using the weighted average share price of the Company's common stock for the three trading days before and after the day the Company entered into the terms of the acquisition agreement. These shares will be held in escrow until disbursed in accordance with the terms of the escrow agreement. IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition (the "Incentive Stock"). A factoring company (the "Factor") will receive 5,000,000 shares of the Company's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition (see Note 10). The Ignition management team will also have the opportunity to earn an additional 1,500,000 shares of convertible preferred shares over three years, which are also convertible into 15,000,000 shares of the Company's common stock, for key employees and shareholders depending upon the attainment of certain levels of gross revenues and net income. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The
     Company acquired net tangible assets of $1,291,060. The excess of the consideration given over the fair value of net assets acquired has been recorded as goodwill of $10,658,095. The Company will account for the purchased goodwill in accordance with the provisions of SFAS 142. The non-incentive common and preferred stock that the Company is obligated to issue for the purchase of Ignition's net assets is recorded in the liability section of the balance sheet. The liability associated with any Incentive Stock issuable in conjunction with this acquisition based on the achievement of certain revenue and net income results over a two-year period will be recorded as additional goodwill as payout thresholds are achieved.

     The purchase price allocation recorded for the acquisition of the assets and liabilities of Ignition, approximate the following:

     Cash                                                    $        1,132,039
     Accounts receivables, net                                          775,457
     Inventory                                                           56,689
     Fixed assets, net                                                  350,461
     Prepaid expenses and other assets                                  173,769
                                                               -----------------
     Total Assets                                                     2,488,415
                                                               -----------------

     Liabilities assumed:

     Accounts payable and accrued expenses                              384,152
     Income taxes payable                                                83,002
     Other liabilities                                                  730,202
                                                               -----------------
     Total Liabilities Assumed                                        1,197,356
                                                               -----------------

     Excess of assets acquired over liabilities assumed               1,291,059
     Purchase price                                                  11,949,155
                                                               -----------------

     Goodwill                                                $       10,658,096
                                                               =================

     The 3,500,000 Convertible Preferred Shares, which are convertible into 35,000,000 shares of common stock is issuable to the Ignition shareholders as follows; 1,000,000 convertible preferred shares to be issued on or before May 28, 2003, with additional issuances on or before November 28, 2003 (1,000,000 shares), May 28, 2004 (1,000,000 shares) and May 29, 2004
     (500,000 shares). Because the convertibility of the preferred stock into 35 million common shares is contingent on the Company's shareholders ratifying the approval of an increase in the amount of common stock that the Company is authorized to issue, the Company has recorded the future issuance of the convertible preferred stock as a current and long-term liability on its balance sheet and not as a component of stockholders equity. The beneficial conversion feature of the Convertible Preferred Stock will also result in the Company incurring interest expense at the time that the shares are converted into common stock.

     The 15,000,000 shares of common stock that the Company has agreed to issue as part of the consideration for the acquisition have not yet been issued. The escrow agreement states that these shares are issuable 91 to 180 days after the acquisition. As of the date of this report, the shares have not been issued. The Company has recorded the future issuance of this common stock as a current liability on its balance sheet.

     The following unaudited pro forma consolidated results of operations are presented as if the acquisition of Ignition had been made at the beginning of the periods presented:

                                                               Fiscal Year Ended
                                            Fiscal Year Ended  December 31, 2001
                                            December 31, 2002    (As Restated)
                                            -----------------  -----------------

     Net sales                               $   (4,231,084)          67,358
     Net loss                                   (22,196,395)      (1,287,148)
     Basic and diluted loss per common share           (.34)            (.03)

     The following unaudited pro forma consolidated balance sheet is presented as if the acquisition of Ignition had been made at the beginning of the calendar year ended December 31, 2001:

     CONSOLIDATED BALANCE SHEET DATA
     -------------------------------

     Assets:

     Cash                                                  $          1,132,271
     Accounts receivable, net                                           775,457
     Inventory                                                           56,689
                                                                ----------------
     Current Assets                                                   1,964,417
                                                                ----------------

     Fixed assets, net                                                  350,462
     Prepaid expenses and other assets                                  174,641
     Deferred licensing fee, net                                      3,600,431
     Excess of cost over net assets acquired                         10,658,095
                                                                ----------------

     Total Assets                                          $         16,748,046
                                                                ================

     Liabilities:

     Accounts payable and accrued expenses                 $            863,723
     License agreement                                                3,620,268
     Note and interest payable                                          234,841
     Common stock to be issued                                        3,584,747
     Convertible preferred stock to be issued, short-term             4,779,662
                                                                ----------------
     Current Liabilities                                             13,083,241
                                                                ----------------

     Other Liabilities                                                  942,224
     Convertible preferred stock to be issued, long-term              3,584,747
                                                                ----------------

     Total Liabilities                                               17,610,212

     Stockholders' deficiency                                          (862,166)
                                                                ----------------

     Total Liabilities and Stockholders' Deficiency        $         16,748,046
                                                                ================

     The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

NOTE 4  ACQUISITIONS OF SPRINGBOARD TECHNOLOGY SOLUTIONS, INC.
--------------------------------------------------------------

     On July 1, 2002, the Company acquired all the outstanding shares of Springboard for consideration of 2,000 common shares on the basis of a one for one exchange. The value of the common stock issued was $260 or $.13 per share based on the value of the Company's common stock on the date that the Board approved the transaction. Springboard was owned by some of the Company's officers and directors at the time of acquisition. Springboard is a data solutions company that provides network solutions, web and software development and data interface services, which has been in operation for three years. At the time of acquisition, Springboard had 10 full time employees and consultants. The acquisition will enable the Company to expand its enterprise software business and complements its existing enterprise software products. It also provides the Company with additional employees dedicated to the marketing and selling of the enterprise line of software products. This acquisition has been accounted for by the purchase method of accounting in accordance with the provisions of SFAS 141 and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. As a result of the Springboard acquisition, the Company recorded goodwill in the amount of approximately $410,000. The Company will account for the purchased goodwill in accordance with the provisions of SFAS 142. As of the balance sheet date, management has determined that the goodwill associated with this acquisition is not impaired.

         The Company's acquisition of Springboard is not considered a "significant" or material event because Springboard's net assets and results of operations are less than 10% of the Company's consolidated balance sheet and results of operations.

NOTE 5  ACCOUNTS RECEIVABLE
---------------------------

     The components of accounts receivable are as follows:

                                                2002                  2001
                                           ---------------      ----------------

     Unrestricted trade receivables   $           61,135   $              -
     Restricted trade receivables                149,676                  -
     Allowance for doubtful accounts             (43,970)                 -
                                           ---------------      ----------------

     Accounts receivable, net         $          166,841   $              -
                                           ===============      ================

     Restricted trade receivables are collateral for the Factor's secured borrowing facility that Ignition entered into in April 2002. Unrestricted trade receivables consists primary of vendor receivables for enterprise software and information technology services sold by the Company and its Springboard subsidiary.

NOTE 6  PREPAID EXPENSES AND OTHER CURRENT ASSETS
-------------------------------------------------

     Prepaid expenses and other current assets as of December 31, 2002 and 2001 consist of:

                                                       2002            2001
                                                  --------------   -------------

     Prepaid expenses                            $       56,820   $        -
     VAT receivable                                      30,090            -
     GST receivable                                      18,002            -
     Miscellaneous receivable, unrelated parties         27,341
     Other                                                1,845            -
                                                   --------------   ------------

     Total                                       $      134,098   $        -
                                                   ==============   ============

NOTE 7  FIXED ASSETS
--------------------

     As of December 31, 2002 and 2001, fixed assets consist of:

                                                   2002               2001
                                              ---------------     --------------

     Computer equipment                    $        291,505   $           -
     Office equipment and furniture                  19,698               -
     Computer software                               74,565               -
     Software development kits                       45,367               -
     Automobiles                                     26,777               -
     Leasehold improvements                         243,863               -
                                              ---------------     --------------
                                                    701,775               -
     Less accumulated depreciation
       and amortization                            (165,543)              -
                                              ---------------     --------------

                                           $        536,232   $           -
                                              ===============     ==============

     Depreciation expense for the years ended December 31, 2002 and 2001 amounted to $92,447 and $0, respectively.

NOTE 8  TAXES PAYABLE
---------------------

     Taxes payable as of December 31, 2002 and 2001 consist of:

                                                    2002              2001
                                               --------------     --------------

     Employment and payroll related taxes   $       405,503    $          -
     Sales taxes payable                             15,167               -
                                               --------------     --------------

     Total                                  $       420,670    $          -
                                               ==============     ==============

     As of December 31, 2002, Ignition had not paid and remitted the employer and employee payroll taxes from July 2002 through December 31, 2002. Total amount due to the UK taxing authorities was approximately $338,520 as of December 31, 2002. Ignition negotiated a payment plan from the UK taxing authorities to repay delinquent payroll taxes in monthly installments of approximately $32,000, until the total amount due has been settled. The Company has classified taxes payable as a currently liability on the accompanying consolidated balance sheet as of December 31, 2002.

     As of December 31, 2002, Springboard had not paid employer and employee related taxes for employees originally classified as consultants by the Company. However, as a result of an on-going audit by the Canadian taxing authorities, the Company has estimated its exposure to be approximately $51,780 as of December 31, 2002, which is included in payroll related taxes payable.

NOTE 9  DUE TO RELATED PARTIES
------------------------------

     The Company's officers and directors have loaned various amounts to the Company and its subsidiaries to meet operating cash flow requirements. The amounts due to related parties are non-interest bearing and have no specific repayment terms. The Company has classified amounts due to related parties as a long-term liability because it is more likely than not that amounts will not be repaid during 2003 and related parties will not demand repayment. The balances due them were $1,089,602 and $0 as of December 31, 2002 and 2001, respectively.

NOTE 10  NOTES PAYABLE
----------------------

     (A) NOTES PAYABLE - SHORT-TERM
     ------------------------------

     The Company had a convertible note payable with a lender for $200,000, which was outstanding at March 31, 2002 and December 31, 2001. The note bore interest at 10% per annum and was due May 2001. As of March 31, 2002, accrued interest on the note amounted to $37,561. The debt and accrued interest was convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from this lender of their intent to convert the note and accrued interest to common stock. On June 28, 2002, the Company converted the note plus accrued interest into 2,410,916 shares of restricted common stock in full satisfaction of the outstanding obligation and accrued interest.

     On July 30, 2001, the Company entered into a two-year note with another unrelated lender to borrow up to $187,500 at 6% interest. As of December 31, 2002 and 2001, the balance due on this note was $89,020 and $129,020, respectively. The note is collateralized by 2,500,000 shares of common stock, held in the name of an unrelated party. Accrued interest of $9,234 is due to this lender as of December 31, 2002.

     FACTORING AGREEMENT
     -------------------

     On April 9, 2002, Ignition Entertainment Limited entered into a one-year factoring agreement with the Factor, wherein Ignition has agreed to borrow and the Factor has agreed to loan, on a fully secured basis, up to (pound)500,000 ($802,200 as of December 31, 2002) to Ignition based on 75% of its eligible accounts receivables. Interest charged on amounts borrowed is equal to 3% above the UK Base Bank rate. Under the terms of the factoring loan agreement, the Factor is obligated to remit, from time to time, excess collections to Ignition to the extent that collections on secured receivables exceed the sum of (i) advances made by the Factor, (ii) interest and service charges on funds advanced, (iii) monthly services fees and (iv) customer discounts. Ignition has granted the Factor a first lien and security interest in all of Ignition's assets, including its accounts receivable, inventories and intangible assets. In accordance with the provisions of SFAS 140, the Company has treated this Factoring Facility as a secured borrowing by Ignition and not as a sale of accounts receivable because the Company maintains effective control over the receivables transferred. As of December 31, 2002, Ignition is indebted $94,746 to the Factor, which is reported as a currently liability in the December 31, 2002 balance sheet as " Due to Factors."

     In addition to the factoring agreement, Ignition has also entered into a short-term loan agreement with the Factor in the amount of $80,220. This balance is reported as a current liability in the December 31, 2002 balance sheet as a "note payable, current portion."

     NOTE PAYABLE - INVESTMENT BANKER
     --------------------------------

     On December 1, 2002, the Company entered into a 6-month note with an investment banking group (the "Investment Banker") to borrow $15,000 at 8% interest per annum. As of December 31, 2002, the unpaid principal balance and accrued interest due on this note was $15,000 and $100, respectively. During February 2003, the Company repaid this note and accrued interest thereon in connection with the Equity Line of Credit Agreement (See Notes 14 (F) and 18).

     LINE OF CREDIT FACILITY
     -----------------------

     On April 10, 2002 Ignition entered into a (pound)1,000,000 ($1,604,400 as of December 31, 2002) revolving credit facility with an unrelated investor for the purpose of allowing Ignition to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, the investor will advance up to 60% of the purchase price of goods and services purchased by Ignition for its business. Ignition is obligated to pay this investor interest on each advance at a rate equal to 3% over the UK Bank Base rate, a 2% commission of total disbursements made on behalf of Ignition and a facility fee. Ignition's obligation to repay an advance is guaranteed by the Factor. As of December 31, 2002, the Company has not borrowed any funds under the revolving credit facility.

     (B) NOTES PAYABLE - LONG-TERM
     -----------------------------

     5% CONVERTIBLE DEBENTURE
     ------------------------

     In April 2002, the Company raised $150,000 of gross proceeds from the issuance of convertible debentures to the Investment Banker. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of
     (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. The Company has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, the Company will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

     The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

     Accrued interest at December 31, 2002 was $5,487.

     Future maturities of short and long-term notes payable as of December 31, 2002 are as follows:

               Year                                     Amount
               --------------------------------     ---------------

               2003                             $         184,240
               2004                                       150,000
                                                    ---------------

               Total                            $         334,240
                                                    ===============

NOTE 11  STOCKHOLDERS' DEFICIENCY
---------------------------------

     During the three months ended March 31, 2002, the Company issued 50,000,000 shares of its restricted common stock to various officers and directors of the Company in accordance with the stock purchase agreement with International Technology Marketing ("ITM") (see Note 14(E)). All shares are held in safekeeping pending completion of the escrow agreement. On September 30, 2002 and December 31, 2002, the former shareholders of ITM earned 20,000,000 and 10,000,000 contingent shares having a value of $3,800,000 and $1,700,000 respectively. These shares are to be released out of escrow (See Note 14(E)). The shares were valued at $.19 per share based on the closing price of the Company's stock as of September 30, 2002 and $.17 per share based on the Company's stock price as of December 31, 2002, the dates that the shares were earned. The Company recorded $5,500,000 as stock-based compensation expense for the year ended December 31, 2002.

     On or about March 25, 2002, the Company issued 500,000 shares of common stock to an individual in lieu of compensation for services performed in 2001 as President of the Company. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of grant.

     On or about March 25, 2002, the Company issued 500,000 shares of common stock to an individual in lieu of compensation for services performed in 2001 as Secretary of the Company. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of grant.

     On or about March 25, 2002, the Company issued 2,375,600 shares of common stock valued at $.05 per share to an independent consultant for the conversion of $118,780 of debts owed by the corporation for services performed in 2001.

     On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to an unrelated investor as conversion of a fee of $50,000 earned for introducing the Company to ITM. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of grant.

     On or about March 25, 2002, the Company issued 50,000 shares of common stock to one of its external legal counsel for payment of interest on outstanding legal bills for the year 2001 and 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of grant.

     On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to an individual to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. As of December 31, 2002, 500,000 shares were deemed earned at the December 31, 2002 closing price of $.17 per share to account for the director's fee of $85,000.

     On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to an individual to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of his resignation from the board of directors.

     On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to an individual to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of his resignation from the board of directors.

     On April 26, 2002, the Company issued 62,027 shares of common stock to an unrelated consultant having a value of $5,000 for consulting services rendered.

     On April 26, 2002 and June 28, 2002, the Company issued 3,032,000 shares of restricted common stock to the Investment Banker, having a value of $330,000 as a one-time commitment fee (See Note 14(F)).

     On April 26, 2002 and June 28, 2002, the Company issued 1,040,000 shares of restricted common stock to an unrelated consultant, having a value of $125,000 for financial consulting services rendered (See Note 14 (F)).

     On May 28,  2002,  the Company  acquired  Ignition.  The Company will issue
     15,000,000 shares of common stock and 3,500,000 shares of convertible preferred stock as payment to Ignition over a period of two years from the date of the acquisition. Additionally, the management team of Ignition may earn up to 1,500,000 shares of convertible preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement. As of the date of this report, the shares discussed in this paragraph have not been issued. (See Note 3)

     In May 2002, the Company issued 5,000,000 shares of common stock in relation to an agreement entered into with an unrelated consultant for marketing and advisory services connected with product marketing in the European Economic Community and North America. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $.05 per share, or an aggregate of $250,000, on the date that the Company entered into the agreement (See Note 14 (D)).

     On May 1, 2002, the Company agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to the Factor. The Company issued these shares on or about August 6, 2002.

     On June 28, 2002, the Company issued 2,410,916 shares of common stock to an unrelated investor pursuant to the terms of our March 17, 2000 debt conversion agreement (See Note 10(A)).

     On June 28, 2002, the Company issued 23,370 shares of common stock to an independent consultant having a value of $5,000 for consulting services rendered. The Company has also accrued $15,000 (83,038 shares) of common stock to be issued for consulting services rendered which has been included the shareholders equity and operating expenses portions of the accompanying consolidated balance sheet as of December 31, 2002.

     On June 28, 2002, the Company issued 100,000 shares of restricted common stock to an unrelated broker-dealer having a value of $20,000 for placement agent fees (See Note 14(F)).

     On August 6, 2002, the Company issued 2,000 shares of restricted common stock to certain officers and directors having a total value of $260, for the acquisition of Springboard (See Note 4).

NOTE 12  PREFERRED STOCK
------------------------

     The Company has authorized 50,000,000 shares of its Series A Preferred Stock, with a par value of $0.001, as of December 31, 2002 and 2001. As of December 31, 2002 and 2001, there were no shares of the Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is convertible into ten shares of Common Stock at the option of the holder. The Series A Preferred Stock votes on equal per share basis with the Common Stock, and is eligible to receive equivalent dividends to the shares of Common Stock. In the event of a liquidation of the Company, the Series A Preferred Stock has a liquidation preference over the holders of the Company's common stock.

NOTE 13  STOCK BASED COMPENSATION
---------------------------------

     (A) STOCK OPTIONS AND WARRANTS
     ------------------------------

     As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee option plans. Under APB 25, compensation expenses are recognized at the time of option grant if the exercise price of the Company's employee stock option is below the fair market value of the underlying common stock on the date of the grant.

     The Company's Board of Directors has granted non-qualified stock options and warrants to investors of the Company. The following is a summary of activity under these stock option plans for the years ended December 31, 2002 and 2001.

                                                Non-Employee        Weighted
                                Employee         Options and         Average
                                 Options          Warrants        Exercise Price
                             ----------------  ---------------   ---------------

     Options outstanding at
       December 31, 2000               -                -      $           -
         Granted                       -             100,000   $            .74
         Exercised                     -                -      $            -
         Cancelled                     -                -      $           -
                             ----------------  ---------------   ---------------

     Options outstanding at
       December 31, 2001               -             100,000   $            .74
         Granted                       -             265,000   $            .12
         Exercised                     -                -      $            -
         Cancelled                     -                -      $            -
                             ----------------  ---------------   ---------------

     Options outstanding at
       December 31, 2002               -             365,000   $            .29
                             ================  ===============   ===============

     For all warrants granted during 2002, the weighted average fair value of the grants at market was $.02. The fair value of the 265,000 warrants issued above and below market was calculated to be $6,107 (See Note 14(F)). For the warrants granted during 2001, the weighted average fair value of the grant at market was $.29. The fair value of the 100,000 warrants issued below market was calculated to be $30,000 (See Note 2).

     The weighted average remaining life of all warrants as of December 31, 2002, was approximately 3.9 years. As of December 31, 2002, all warrants were fully vested and exercisable.

     (B) PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES
     --------------------------------------------------

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock options granted to employees. The Company has not granted any options to employees during the year ended December 31, 2002, thus no pro forma amounts are presented.

NOTE 14  AGREEMENTS
-------------------

     (A) SOFTWARE DISTRIBUTION AGREEMENT
     -----------------------------------

     On March 30, 1999, the Company entered into a software distributing agreement with an unrelated company (the "Licensor"), granting the Company an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:

     o    Payment by the Company of $50,000 in development funds.

     o Issuance of 500,000 in common shares of the Company to the owners and developers of the software upon its delivery, which was in October 1999.

     o Royalty payments of 20% on the first $500,000 of sales, 12.5% on sales between $500,000 and $1,000,000 and 5% on sales over $1,000,000.

     The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year-to-year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.

     In September 1999, for a consideration of the Company's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the dates of the agreement and amendment based on the quoted trading prices. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 were charged to operations as amortization expense.

     In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required the Company to issue an additional 1,000,000 common shares and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services of or to develop its own technical support and internal marketing group. In addition, the Company was required to complete a minimum of twelve sales or licensing agreements of the software product prior to the expiration of the twelve-month period ending June 1, 2002. In the event that the minimum sales requirement is not met, the Company is required to compensate the Software Owner for unpaid royalties at the rate of $3,750 per sale shortfall up to the maximum of twelve, or $45,000, and issue an additional 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 was changed from 5% to 7.5%.

     On June 13, 2002, the Company notified the Licensor that it was canceling its license agreement effective immediately. Subsequently, the Licensor filed a claim against the Company for breach of contract. During fiscal 2003, the claim has been settled, and there is no litigation presently outstanding with respect to this claim. The terms of the settlement are that the Company will pay to the Licensor the sum of $226,824 in nine monthly installments; the Company will deliver a replacement share certificate to replace the one million previously issued, non-registered, shares of its common stock to freely tradable shares; and will issue to the Licensor an additional 100,000 freely tradable common shares or an equivalent payment in cash based on a calculation of 100,000 shares multiplied by .18 per share, or $18,000. The value of the shares were determined based upon the closing price of the Company's common stock on November 7, 2002. The Company will also return to the Licensor all confidential information and property in their possession.

     At December 31, 2002, the Company has recorded the future issuance of the 100,000 shares of its common stock as common stock to be issued in the current liabilities section of the balance sheet. Also, the $226,824 payable in cash has been recorded in accounts payable in the current liabilities section of the balance sheet at December 31, 2002.

     In fiscal 2003, the Company executed a promissory note in the sum of $226,824 for the cash portion of the settlement with the Licensor. The principal sum of this promissory note will be paid by the Company in nine equal installments of $25,203. There is no interest being charged in connection with this debt.

     Amortization expense related to this licensing agreement for the years ended December 31, 2002 and 2001 were $340,000 and $240,000, respectively, and is included in cost of goods sold.

     (B) CONSULTING AGREEMENTS
     -------------------------

     On March 17, 2000, the Company entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (See
     Note 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares issued by the Company to the former stockholder shall be increased or decreased based upon the average closing price of the Company's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was $0.1487 per share. The Company is obligated to issue an additional 3,012,475 common shares to the consultant as an additional fee. The Company is currently contesting the issuance of the additional shares. The Company has not accrued an estimated loss for this contingency because, in accordance with the provisions of SFAS 5, it is not probable at the time that the financial statements were issued that a liability had been incurred and that the amount of loss can be reasonably estimated.

     (C) LICENSING AGREEMENT
     -----------------------

     On December 28, 2001, the Company entered into a two-year licensing agreement to distribute software used primarily by the insurance industry, which agreement includes a non-exclusive right to sell such software to clients in the United States, Mexico, Canada, and their overseas territories. The Company is the only reseller in North America. The cost of such agreement was (pound)2,500,000 (US $3,620,268 at December 31, 2001) and is being amortized over the two-year period of the agreement. Through

     September 30, 2002, the Company paid $713,612 in connection with the license. On September 30, 2002, the Company renegotiated the terms of the license agreement whereby the licensor agreed to extinguish the remaining amount due under the agreement, or $2,906,656 in exchange for the return of the license and distribution rights to the Classifier(TM) software product to the financial services sector while retaining the rights to distribute the product to other sectors. The Company was also granted a non-exclusive distributorship for the I-Bos(TM) software product. For financial statements purposes, the Company recorded a gain on the early extinguishment of debt in the amount of $924,904. This gain is reported as Other Income in the Consolidated Statement of Operations.

     Amortization expense related to this licensing agreement for the years ended December 31, 2002 and 2001 was $1,261,873 and $18,837, respectively, and is included in cost of goods sold. Deferred licensing fees, net of amortization is included as an Other asset - license agreement, on the accompanying consolidated balance sheets.

     (D) MARKETING AGREEMENT
     -----------------------

     On January 18, 2002, the Company entered into a one-year marketing agreement with an unrelated consultant to provide product marketing and advisory services to the Company in the European Economic Community and North America territories. The Company issued 5,000,000 shares to the consultant on March 25, 2002 which were registered in a Form S-8 filed on May 3, 2002. The shares were valued at $.05 per share corresponding to the date that the Company entered into the agreement with the consultant. The Company accounted for the cost of the marketing agreement by recording an expense for the entire cost in the amount of $250,000 in accordance with the provisions of SFAS 123 "Accounting for Stock-Based Compensation". The expense is included in Consulting Fees in the Consolidated Statement of Operations.

     (E) STOCK PURCHASE/MANAGEMENT AGREEMENT
     ---------------------------------------

     On September 17, 2001, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of ITM (see Note 11). In connection with the agreement, the Company is to issue 50,000,000 shares to the former shareholders, which will be held in escrow subject to the Company reaching certain sales milestones. The agreement calls for the Company to compensate the former shareholders of ITM in their efforts to meet the sales milestones.

     The revenue milestones to be reached after the closing are as follows:

     o Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

     o Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.

     o Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

     o Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

     o Upon reaching $16,200,000 in cumulative revenues the final 10,000,000 shares will be released.

     Pending execution of the escrow agreement, the Company is holding these shares for the benefit of the former shareholders of ITM. The former shareholders of ITM include the Company's current management group. The Company has not recorded any amounts associated with the acquisition of ITM, which had minimal assets and/or liabilities on the date of acquisition. For accounting purposes, the Company has not treated the acquisition as an acquisition under the principles of APB 16, but has instead treated the acquisition as an assumption of contingent management contracts for services to be rendered by the former ITM shareholders to the Company. The contingent shares will be issued and released out of escrow to the former principal owners of ITM upon the attainment of certain performance goals as described above. In return, the former principal owners will perform management and marketing services to the Company. Upon attainment of each performance milestone, the Company will record the issuance of stock as compensation expense in the period earned based on current market prices as of the date of grant.

     During the quarters  ended  September  30, 2002 and December 31, 2002,  the former ITM shareholders became eligible to receive 20,000,000 and 10,000,000 shares, respectively, out of escrow. The Company recorded stock-based compensation expense of $5,500,000 for the year ended December 31, 2002 and credited shareholders equity for the value of the contingent stock earned. The Company valued the shares at $.19 and $.17 per share based on the closing price of the stock at September 30, 2002 and December 31, 2002, respectively, the dates that the shares are deemed earned.

     (F) INVESTMENT BANKER EQUITY LINE OF CREDIT AGREEMENT
     -----------------------------------------------------

     In April 2002, the Company entered into an Equity Line of Credit Agreement with the Investment Banker (see Note 18). Under this agreement, the Company may issue and sell to the Investment Banker common stock for a total purchase price of up to $10 million. Subject to certain conditions, the Company will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter (See Note 18). The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate monthly maximum advance amount of $425,000 in any thirty-day period. In no event shall the number of shares issuable to the Investment Banker, which causes them to own in excess of 9.9% of the then outstanding shares of the Company's common stock. The Company paid the Investment Banker a one-time fee equal to $330,000, payable in 3,032,000 shares of common stock. The Investment Banker is entitled to retain 3.0% of each advance. In addition, the Company entered into a placement agent agreement with a placement agent firm, a registered broker-dealer. Pursuant to the placement agent agreement, the Company paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.20 per share, or an aggregate of $20,000, on the date of issuance. The Company agreed to pay an unrelated consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

     The termination date of this agreement is the earliest of: (1) the Investment Banker makes payment of Advances of $10,000,000, (2) any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days or (3) the Company shall at any time fail materially to comply with the requirements of the agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investment Banker or (4) the date occurring twenty-four
     (24) months after the Effective Date. Pursuant to the terms of the Equity Line of Credit Agreement, the Company is required to file with the SEC a registration statement covering the shares to be acquired by the Investment Banker. The 24-month term commences the effective date of the registration statement. During February 2003, the Company completed its registration statement in connection with the Equity Line of Credit Agreement.

     To induce the Investment Banker to execute and deliver the Equity Line of Credit Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations there under, or any similar successor statute (collectively, the "1933 Act"), and applicable state securities laws. During the commitment period, the Company shall not, without the prior written consent of the Investment Banker, issue or sell (i) any Common Stock without consideration or for a consideration per share less than the Bid price on the date of issuance or (ii) issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance, provided, however, that the Investment Banker is given ten (10) days prior written notice and nothing in this section shall prohibit the issuance of shares of Common Stock pursuant to existing contracts or commitments, upon exercise of currently outstanding options or convertible securities, or in connection with any acquisition. On the date hereof, the Company shall obtain from each officer and director a lock-up agreement, as defined below, in the form annexed hereto as Schedule 2.6 (b) agreeing to only sell in compliance with the volume limitation of Rule 144.

     On each advance date in the Company shall pay to the Investment Banker, directly from the gross proceeds held in escrow, an amount equal to three percent (3%) of the amount of each advance as a commitment fee. The Company has paid the Investment Banker a one-time commitment fee in the amount of 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock of which a warrant to purchase 15,000 shares has an exercise price of $0.50 per share and a warrant to purchase 250,000 shares has an exercise price of $0.099 per share. These warrants vest immediately upon issuance. The value of the one-time commitment fee related to the issuance of common stock totaled approximately $350,000, which was computed based upon the market prices of the Company's common stock on the applicable issuance dates. The warrants issued in connection with the Equity Line of Credit Agreement for commitment fees were valued on the date of grant using the Black-Scholes option-pricing model which computed a value of $6,107.

     The commitment fees will be expensed ratably over the life of the Equity Line of Credit agreement and are included in stockholders' deficiency in the accompanying consolidated balance sheet as of December 31, 2002. The Company has recognized commitment fees of approximately $133,795, which has been included in general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2002.

     (G) CONSULTING AGREEMENT
     ------------------------

     On June 1, 2002, Ignition entered into a consulting agreement with an unrelated consultant whereby the consultant will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay the consultant annually (pound)179,850 ($262,970) in equal monthly installments. Additionally, the consultant was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. The cost of this agreement will be borne by Ignition and the consultant will be paid out of Ignition's operating cash flow.

     (H) OPERATING LEASE AGREEMENT
     -----------------------------

     The Company leases its UK office spaces under a five-year operating lease, which commenced on December 2001 and expire in 2007. The Company leases its corporate office space on a month-to-month basis.

     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess on 1 year as of December 31, 2002 for each of the next 5 years are as follows:

               Years Ending
               ------------
               2003                                  $        138,479
               2004                                           120,330
               2005                                           120,330
               2006                                           120,330
               2007                                           120,330
                                                         --------------
                                                     $        619,799
                                                         ==============

     Rent expense for the years ended December 31, 2002 and 2001 totaled approximately $101,890 and $7,800, respectively.

NOTE 15  INTANGIBLE ASSETS
--------------------------

     As a result of the adoption of SFAS 142, the Company discontinued the amortization of goodwill effective January 1, 2002. Identifiable intangible assets are amortized under the straight-line method over the period of expected benefit ranging from three to ten years, except for intellectual property, which is amortized based on the shorter of the useful life or expected revenue stream. Intangible assets consist of trademarks, intellectual property, acquired technology and the excess purchase price paid over identified intangible and tangible net assets of acquired companies (goodwill).

     The Company has evaluated goodwill for impairment as of December 31, 2002. As a result of this review, the Company has determined its goodwill is fully impaired and wrote-off $10,658,096 and $409,688 related to the acquisitions of Ignition and Springboard, respectively. In connection with the review of intangible assets, the Company recorded an additional impairment charge to acquired intellectual property in the amount of $19,079. The charges were included in operating expenses on the accompanying consolidated financial statements for the year ended December 31, 2002. The Company's assessment of its goodwill is based on undiscounted future cash flows and the uncertainty of obtaining financing to fund the conversion of acquired intellectual property into saleable products.

NOTE 16  INCOME TAXES
---------------------

     No provision for Federal and state income taxes has been recorded as the Company has net operating loss carryforwards to offset any net income for the year ended December 31, 2002. As of December 31, 2002, the Company had approximately $23,400,000 of net operating loss carryforwards for Federal income tax reporting purposes available to offset future taxable income. Such carryforwards begin to expire in 2018. Under the Tax Reform Act of

     1986, the amounts of and benefits from net operating losses and capital losses carried forward may be impaired or limited in certain circumstances. Events, which may cause limitations in the amount of net operating losses that the Company may utilize in any one year, include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

     Deferred tax assets as of December 31, 2002 and 2001 consisting primarily of the tax effect of net operating loss carryforwards and amortization of intangibles, amounted to approximately $11,790,649 and $4,446,475, respectively. Other deferred tax assets and liabilities are not significant. The Company has provided a full valuation allowance on the deferred tax assets as of December 31, 2002 and 2001 to reduce such deferred income tax assets to zero, as it is management's belief that realization of such amounts is not considered more likely than not.

NOTE 17  GOING CONCERN
----------------------

     The accompanying consolidated financial statements have been prepared in conformity with principles generally accepted in the United States, which contemplates continuation of the Company as a going concern. However, the Company has a net loss of $21,313,290, a negative cash flow from operations of $1,084,884, a working capital deficiency of $10,534,701 and a stockholders' deficiency of $14,419,766, which raises substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plan to continue operations is to raise additional debt or equity capital until such time as the Company is able to generate sufficient operating revenues through its newly acquired subsidiaries.

     In view of these matters, realization of certain of the assets in the accompanying financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

NOTE 18  SUBSEQUENT EVENTS
--------------------------

     During February 2003, upon the Company's SB-2 Registration becoming effective, the Company received $970,000 proceeds from the issuance of a $1 million promissory note to the Investment Bankers, net of a 3% cash fee of $30,000, which yields an effective interest rate of approximately 12% per annum. The promissory note is non-interest bearing and is to be paid in full within 95 calendar days. The Company has the discretion to repay the note either through cash received from the issuance of stock under the Equity Line of Credit Agreement or by cash. In connection with the note, the Company has agreed to escrow 10 requests for advances under the Equity Line of Credit Agreement in the amount not less than $100,000 (see Note 14(F)). The request will be held in escrow by an independent law firm, who will release such requests to the Investment Banker every 7 calendar days commencing on March 3, 2003. If this note is not fully paid when due, the outstanding principal balance owed will be payable in full together with interest at the rate of 24% per annum or the highest rate permitted by law, if lower. See below for partial repayment of this note.

     Proceeds received from the issuance of this note were used to repay the convertible debenture and note payable to the Investment Bankers. As of December 31, 2002, total outstanding principal and accrued interest payable on the convertible debenture and note payable was $155,487 and $15,000, respectively.

     On February 18, 2003, the Company issued 168,889 shares of common stock to the Investment Banker for payment of penalties for not completing the SB-2 filing by the due date of July 2, 2002 per the terms of the Equity Line of Credit Agreement (See Note 14(F)). These shares were valued at $0.13 per share or an aggregate of $21,956, representing the closing market value on the date of grant.

     On February 18, 2003, the Company issued 114,408 share of common stock to a consultant for payment of $15,000 of consulting services accrued at December 31, 2002 as common stock to be issued included in currently liabilities in the accompanying consolidated balance sheet as of December 31, 2002. These share were valued at $0.13 per share representing the closing market value on the date of grant.

     On February 10, 2003, fhe Company signed a development and distribution agreement with a distribution company for distribution of the Company's games and other applications for mobile phones and other handheld devices to the distribution company's mobile operator channels on a worldwide basis. Under the terms of the agreement, which sets forth an initial publication schedule consisting of 14 products. The Company may also sublicense and provide games and applications created by other developers to the distribution company for distribution to their mobile operators. Under the terms of the agreement, the Company will receive royalty payments as the developer for each sale of the Company's games and other applications.

     During March 2003, the Company issued 2,155,964 shares of common stock to the Investment Bankers for cash of $150,000 or $.07 per share, in connection with the Equity Line of Credit (See Note 14 (F)). The cash was applied against the $1 million promissory note payable to the Investment Bankers issued in February 2003. As of March 31, 2003, the remaining balance of the note payable to the Investment Banker totaled $850,000.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT IVP TECHNOLOGIES CORPORATION EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                             ----------------------

                                   PROSPECTUS

                              ---------------------



                       131,886,552 SHARES OF COMMON STOCK



                          IVP TECHNOLOGIES CORPORATION




                                December 19, 2003


This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

      [ ]  except the common stock offered by this prospectus;

      [ ] in any jurisdiction in which the offer or solicitation is not authorized;

      [ ] in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      [ ] to any person to whom it is unlawful to make the offer or solicitation; or

      [ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

      [ ] there have been no changes in the affairs of IVP Technologies Corporation after the date of this prospectus; or

      [ ] the information contained in this prospectus is correct after the date of this prospectus.

                             -----------------------

Until March 18, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.